Exhibit 10.1

AMENDMENT NO. 11 TO

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

This AMENDMENT NO. 11, dated as of November 12, 2021 (this “Amendment”), is made with respect to that certain Amended and Restated Receivables Purchase Agreement, dated as of November 18, 2011 (as amended, restated, supplemented or otherwise modified, the “Agreement”), among LPAC CORP., a Delaware corporation ( the “Seller”), LENNOX INDUSTRIES INC., a Delaware corporation, as master servicer thereunder (in such capacity, the “Master Servicer”), VICTORY RECEIVABLES CORPORATION, a Delaware corporation, as a Purchaser, MUFG BANK, LTD. (formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd.), as administrative agent for the Investors (in such capacity, the “Administrative Agent”), the purchaser agent for the MUFG Purchaser Group (in such capacity, the “MUFG Purchaser Agent”) and a MUFG Liquidity Bank, WELLS FARGO BANK, NATIONAL ASSOCIATION (“WFB”), as the purchaser agent for the WFB Purchaser Group (in such capacity, the “WFB Purchaser Agent”) and a WFB Liquidity Bank (the “WFB Liquidity Bank”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as the purchaser agent for the PNC Purchaser Group (in such capacity, the “PNC Purchaser Agent”) and a PNC Liquidity Bank (the “PNC Liquidity Bank”). Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given to such terms in the Agreement.

Preliminary Statement

Each of the parties to the Agreement desires to amend the Agreement on the conditions set forth herein.

NOW, THEREFORE, the signatories hereto agree as follows:

SECTION 1. Amendment to the Agreement . Effective as of the date hereof in accordance with Section 2 of this Amendment, the Agreement is hereby amended to read as set forth in Annex A.

SECTION 2. Effectiveness . This Amendment shall become effective as of the date hereof at such time that:

(a) each of the Administrative Agent, the MUFG Purchaser Agent, the WFB Purchaser Agent and the PNC Purchaser Agent shall have received, in form and substance satisfactory to it, executed counterparts of this Amendment;

(b) the MUFG Purchaser Agent, the WFB Purchaser Agent and the PNC Purchaser Agent shall have received an executed Eighth Amended and Restated Fee Letter (the “Eighth A&R Fee Letter”);

(c) the MUFG Purchaser Agent, the WFB Purchaser Agent and the PNC Purchaser Agent shall have received payment of the Up-Front Fee, in accordance with the terms of, and as such term is defined in, the Eighth A&R Fee Letter; and

(d) the Administrative Agent and each Purchaser Agent shall have received, in form and substance satisfactory to it, a copy of the resolutions of the board of directors (or similar governing body) of the Seller and the Master Servicer approving this Amendment and the transactions contemplated hereby, certified by its secretary or any other authorized person.

SECTION 3. Transaction Document . This Amendment shall be a Transaction Document under the Agreement.

SECTION 4. Representations and Warranties . Each of the Seller and the Master Servicer makes, as to itself (except where specifically provided otherwise therein), each of the representations and warranties contained in Section 6.1 of the Agreement (after giving effect to this Amendment).

SECTION 5. Confirmation of Agreements; No Other Modifications . Each reference in the Agreement to “this Agreement” or “the Agreement”, or “hereof,” “hereunder” or words of like import, and each reference in any other Transaction Document to the Agreement, shall mean the Agreement as amended by this Amendment, and as hereafter amended or restated. Except as herein expressly amended, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

SECTION 6. Affirmation and Consent of Lennox International . Lennox International hereby consents to this Amendment and hereby affirms and agrees that the Assurance Agreement is, and shall continue to be, in full force and effect and is hereby ratified and affirmed in all respects. Upon the effectiveness of, and on and after the date of, the Amendment, each reference in the Assurance Agreement to the Agreement, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Agreement as amended by this Amendment, and as hereafter amended or restated.

SECTION 7. Costs and Expenses . The Seller agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto.

SECTION 8. GOVERNING LAW . THIS AMENDMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 9. Execution in Counterparts . This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Amendment. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart of a signature page of this Amendment.

2

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LPAC CORP., as Seller

By:	/s/ Theresa McCray
Name: Theresa McCray
Title: President

LENNOX INDUSTRIES INC., as Master Servicer

By:	/s/ Theresa McCray
Name: Theresa McCray
Title: VP Corp. Tax & Treasurer

LENNOX INTERNATIONAL INC.

By:	/s/ Theresa McCray
Name: Theresa McCray
Title: VP Corp. Tax & Treasurer

[Amendment No. 11 to A&R RPA]

VICTORY RECEIVABLES CORPORATION, as a Purchaser

By:	/s/ Kevin J. Corrigan
Name: Kevin J. Corrigan
Title: Vice President

MUFG BANK, LTD., as Administrative Agent

By:	/s/ Eric Williams
Name: Eric Williams
Title: Managing Director

MUFG BANK, LTD., as MUFG Purchaser Agent

By:	/s/ Eric Williams
Name: Eric Williams
Title: Managing Director

MUFG BANK, LTD., as a Liquidity Bank

By:	/s/ Eric Williams
Name: Eric Williams
Title: Managing Director

[Amendment No. 11 to A&R RPA]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as WFB Purchaser Agent

By:	/s/ Darrell Cole
Name: Darrell Cole
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Liquidity Bank

By:	/s/ Darrell Cole
Name: Darrell Cole
Title: Vice President

[Amendment No. 11 to A&R RPA]

PNC BANK, NATIONAL ASSOCIATION, as PNC Purchaser Agent

By:	/s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Liquidity Bank

By:	/s/ Imad Naja
Name: Imad Naja
Title: Senior Vice President

[Amendment No. 11 to A&R RPA]

ANNEX A TO AMENDMENT NO. 11

TO AMENDED AND RESTATED

RECEIVABLES PURCHASE AGREEMENT

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of November 18, 2011

Among

LPAC CORP.,

as the Seller

and

LENNOX INDUSTRIES INC.,

as the Master Servicer

and

VICTORY RECEIVABLES CORPORATION,

as a Purchaser

and

MUFG BANK, LTD.,

as a Liquidity Bank

and

MUFG BANK, LTD.,

as Administrative Agent and the MUFG Purchaser Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as a Liquidity Bank and the WFB Purchaser Agent

and

PNC BANK, NATIONAL ASSOCIATION,

as a Liquidity Bank and the PNC Purchaser Agent

i

ii

APPENDIX

Appendix A	Definitions

SCHEDULES

Schedule 6.1(n)	List of Offices of the Master Servicer and the Seller where Records are Kept
Schedule 6.1(o)	List of Lockbox Banks and Lockbox Accounts
Schedule 6.1(u)	Capitalization of Seller
Schedule 14.2	Notice Addresses

EXHIBITS

Exhibit 1.2(a)	Form of Purchase Request
Exhibit 3.1(a)	Form of Information Package
Exhibit 3.1(a)-2	Form of Weekly Report
Exhibit A-1	Form of Lockbox Agreement
Exhibit B	Form of Certificate of Financial Officer
Exhibit C	Credit and Collection Policy of Lennox Industries Inc.
Exhibit D	Form of Assignment and Acceptance

iii

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

Dated as of November 18, 2011

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (the “Agreement”) among:

(1) LPAC CORP., a Delaware corporation (together with its successors and permitted assigns, the “Seller”),

(2) LENNOX INDUSTRIES INC., a Delaware corporation (together with its successors, “Lennox”), as master servicer hereunder (in such capacity, together with any successor master servicer appointed pursuant to Section 8.1, the “Master Servicer”, Lennox in its capacity as the Master Servicer, together with the Seller, each a “Seller Party” and collectively the “Seller Parties”),

(3) VICTORY RECEIVABLES CORPORATION, a Delaware corporation, as a Purchaser (in such capacity, together with any successors and assigns thereto in such capacity, the “MUFG Purchaser”),

(4) MUFG BANK, LTD. (formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd.) (“MUFG”), as (a) administrative agent for the Investors (in such capacity, together with any successors and assigns thereto in such capacity, the “Administrative Agent”), (b) the purchaser agent for the MUFG Purchaser Group (in such capacity, together with any successors and assigns thereto in such capacity, the “MUFG Purchaser Agent”) and (c) a MUFG Liquidity Bank,

(5) WELLS FARGO BANK, NATIONAL ASSOCIATION (“WFB”), as (a) the purchaser agent for the WFB Purchaser Group (in such capacity, together with any successors and assigns thereto in such capacity, the “WFB Purchaser Agent”) and (b) a WFB Liquidity Bank, and

(6) PNC BANK, NATIONAL ASSOCIATION (“PNC”), as (a) the purchaser agent for the PNC Purchaser Group (in such capacity, together with any successors and assigns thereto in such capacity, the “PNC Purchaser Agent”) and (b) a PNC Liquidity Bank.

Unless otherwise indicated, capitalized terms used in this Agreement are defined in Appendix A.

Background

1. As of the date hereof, Lennox owns 100% of the issued and outstanding capital stock of the Seller, a special purpose corporation.

2. The Originators are engaged in the heating, ventilating, air conditioning and refrigeration businesses.

3. On June 19, 2000, Lennox, Heatcraft Inc. and the Seller entered into a “Purchase and Sale Agreement” (as amended, modified or supplemented prior to the date of the A&R Sale Agreement (as defined below), the “Initial Sale Agreement”) under which Lennox and Heatcraft Inc. transferred certain Receivables and Related Rights (each as defined in the Initial Sale Agreement) to the Seller as part of the capitalization of the Seller and thereafter Lennox and Heatcraft Inc. sold and contributed to the Seller, and the Seller purchased and accepted as contributions from Lennox and Heatcraft Inc., Receivables and Related Rights (each as defined in the Initial Sale Agreement). On November 25, 2009, Lennox and the Seller agreed to amend and restate the Initial Sale Agreement pursuant to the “Amended and Restated Purchase and Sale Agreement” (as amended, modified or supplemented prior to the date hereof, the “A&R Sale Agreement”) under which Lennox continued to sell and contribute to the Seller, and the Seller continued to purchase and accept as contributions from Lennox, Receivables and Related Rights (each as defined in the A&R Sale Agreement). Concurrently with the execution of this Agreement, Lennox, Allied, Heatcraft Refrigeration, Lennox Hearth and the Seller agreed to amend and restate the A&R Sale Agreement pursuant to the Sale Agreement under which each of Lennox, Allied, Heatcraft Refrigeration and Lennox Hearth sell and contribute to the Seller, and the Seller purchases and accepts as contributions from Lennox, Allied, Heatcraft Refrigeration and Lennox Hearth, all of their respective right, title and interest in and to the Pool Receivables and certain related property in accordance with the terms and subject to the conditions set forth in the Sale Agreement. In March, 2012, Lennox Hearth was removed as an Originator.

4. On November 25, 2009, the Seller, the Master Servicer, the MUFG Purchaser, the MUFG Purchaser Agent, the MUFG Liquidity Bank and the Administrative Agent entered into a Receivables Purchase Agreement (as amended, modified or supplemented prior to the date hereof, the “Prior RPA”) under which the Seller has sold, and the Purchasers (as defined in the Prior RPA) (or to the extent any such Purchaser declines, each Liquidity Bank (as defined in the Prior RPA) in such Purchaser’s Purchaser Group (as defined in the Prior RPA)) has purchased, from time to time, undivided percentage ownership interests, referred to therein as the Asset Interest (as defined in the Prior RPA), in the Pool Receivables (as defined in the Prior RPA) and related property.

5. The Seller has requested the Purchasers, and the Purchasers (or to the extent any Purchaser in a Purchaser Group declines or any Purchaser Group has no Purchasers, each Liquidity Bank in such Purchaser Group party hereto) have agreed, subject to the terms and conditions contained in this Agreement, to continue to purchase from the Seller from time to time undivided percentage ownership interests, referred to herein as the Asset Interest, in the Pool Receivables and related property.

6. The Seller and the Investors also desire that, subject to the terms and conditions of this Agreement, certain of the daily Collections in respect of the Asset Interests be reinvested in Pool Receivables, which reinvestment shall constitute part of the Asset Interests.

7. The parties to this Agreement also desire that, pursuant to the terms hereof, Lennox be appointed, and act, as the initial Master Servicer of the Pool Receivables and related property.

8. MUFG has been requested, and is willing, to act as the Administrative Agent and the MUFG Purchaser Agent under this Agreement. On November 13, 2017, WFB has been requested, and is willing, to act as the WFB Purchaser Agent under this Agreement. On August 17, 2018 (the “Eighth Amendment Date”), PNC has been requested, and is willing, to act as the PNC Purchaser Agent under this Agreement.

9. The parties hereto wish to amend and restate the Prior RPA in its entirety.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto hereby agree that the Prior RPA shall be amended and restated in its entirety as follows:

Article I.

Purchases and Reinvestments

Section 1.1 Commitments to Purchase; Limits on Purchasers’ Obligations.

Upon the terms and subject to the conditions of this Agreement (including, without limitation, Article V), from time to time prior to the Termination Date, (i) with respect to the Committed Tranche, the Seller may request that the Investors purchase from the Seller undivided percentage ownership interests in Pool Receivables and Related Assets, and (a) the Purchasers may, in their sole discretion, make such purchase, or (b) if (x) any Purchaser in a Purchaser Group shall decline to make such Purchase or (y) any Purchaser Group has no Purchasers, one or more Liquidity Banks party to this Agreement in such Purchaser Group shall make such purchase (in any such case, each being a “Committed Purchase”) and (ii) with respect to the Uncommitted Tranche, the Seller may request that the Investors purchase from the Seller undivided percentage ownership interests in Pool Receivables and Related Assets, and (a) the Purchasers may, in their sole discretion, make such purchase, or (b) if (x) any Purchaser in a Purchaser Group shall decline to make such Purchase or (y) any Purchaser Group has no Purchasers, one or more Liquidity Banks party to this Agreement in such Purchaser Group may, in their sole discretion, make such purchase (in any such case, each being an “Uncommitted Purchase”, and each Uncommitted Purchase and Committed Purchase, each being a “Purchase”); provided that no Purchase shall be made by any Investor if, after giving effect thereto (and after giving effect to any reductions in the Invested Amount or any Purchaser Group Invested Amount to be made on the date of such Purchase (whether from the distributions of Collections or otherwise)), (i) the Invested Amount would exceed the Purchase Limit in effect at such time, (ii) the Purchaser Group Invested Amount of such Investor’s Purchaser Group would exceed such Purchaser Group’s Purchaser Group Limit in effect at such time or (iii) the Asset Interest would exceed 100% (the “Allocation Limit”); provided, further that Seller may only make a Purchase request with respect to the Uncommitted Tranche in the event the Committed Tranche is fully drawn; provided, further that any increase in the Purchase Limit when Invested Amounts under the Uncommitted Tranche are outstanding shall constitute a deemed Purchase request in an amount equal to the lesser of (i) such increased Purchase Limit and (ii) the outstanding Uncommitted Tranche Invested Amounts, and the proceeds of such deemed Purchase shall be applied in reduction, in whole or in part, of such Uncommitted Tranche Invested Amounts; and provided, further that each Purchase made pursuant to this Section 1.1 shall have a purchase price equal to at least $1,000,000 and shall be an integral multiple of $100,000. Notwithstanding anything to the contrary herein, the amount available for any Purchase hereunder shall be calculated based on the most recently delivered Information Package and not based on the most recently delivered Interim Information Package; provided, however that no Purchases shall be permitted hereunder if the calculations in any Interim Information Package delivered after the most recently delivered Information Package show that (either before or after giving effect to such Purchase) (i) the Invested Amount would exceed the Purchase Limit in effect at such time, (ii) the Purchaser Group Invested Amount of any Purchaser Group would exceed the Purchaser Group Limit of such Purchaser Group in effect at such time, or (iii) the Asset Interest would exceed the Allocation Limit.

Section 1.2 Purchase Procedures; Assignment of the Investors’ Interests.

(a) Purchase Request.

(i) Each Purchase from the Seller by the Purchasers or the Liquidity Banks, as applicable, shall be made on notice from the Seller to the Administrative Agent and each Purchaser Agent (on behalf of the Investors in such Purchaser Agent’s Purchaser Group) received by the Administrative Agent and each such Purchaser Agent not later than 12:00 noon (New York City time) on the first (1st) Business Day preceding the date of such proposed Purchase, with respect to the Committed Tranche, and the fifth (5th) Business Day preceding the date of such proposed Purchase, with respect to the Uncommitted Tranche. Each such notice of a proposed Purchase shall be substantially in the form of Exhibit 1.2(a) and shall specify, among other items, the desired amount to be paid to the Seller and the date of such Purchase. The Administrative Agent shall promptly forward such notice, together with the Administrative Agent’s determination of the Pro Rata Share of such desired purchase amount for each Purchaser Group, to each Purchaser Agent (on behalf of the Investors in such Purchaser Agent’s Purchaser Group) by telecopier or e-mail. Each Purchaser Agent which has a Purchaser in its Purchaser Group shall promptly upon receipt notify such Purchaser of any such notice.

(ii) With respect to the Committed Tranche, if (x) any Purchaser in a Purchaser Group has determined not to make the proposed purchase or (y) any Purchaser Group has no Purchaser, the Purchaser Agent of such Purchaser Group shall promptly send notice of the proposed purchase to each Liquidity Bank in such Purchaser Group by telecopier or e-mail specifying the date of such proposed purchase, and such Liquidity Bank’s Percentage multiplied by the Pro Rata Share with respect to such Purchaser Group of the amount of such Purchase.

(iii) With respect to the Uncommitted Tranche, if any Investor in a Purchaser Group has determined to make the proposed purchase, the Purchaser Agent of such Purchaser Group shall notify Seller and Administrative Agent in writing no later than 12:00 noon (New York City time) on the third (3rd) Business Day preceding the date of such proposed Purchase whether or not any Investors in its Purchaser Group have determined, in their sole discretion, to make the requested Uncommitted Purchase, in whole or in part, pursuant to the related Purchase request and subject to the conditions set forth in this Agreement (each such written acceptance of the related Purchase request with respect to any Purchaser Group, a “Purchase Acceptance”); provided, however, that the failure of any Purchaser Agent to so notify Seller and Administrative Agent, by 12:00 noon (New York City time) on the third (3rd) Business Day preceding the date of such proposed Purchase, of the determination of the Investors in its Purchaser Group, shall be deemed a rejection by the Investors in such Purchaser Group to make such requested Uncommitted Purchase. In the event that one or more Purchaser Groups reject (or is deemed to have rejected) any requested Uncommitted Purchase (any such Purchaser Group, solely with respect to the related Purchase request, a “Rejecting Purchaser Group”), Seller may send a written request (each such request, a “Supplemental Purchase Request”) to the Administrative Agent and the Purchaser Agents for each of the Purchaser Groups that delivered a Purchase Acceptance (any such Purchaser Group, solely with respect to the related Purchase Request, an “Accepting Purchaser Group”), no later than 12:00 noon (New York City time) on the first (1st) Business Day preceding the date of such proposed Purchase, requesting that each Accepting Purchaser Group makes an additional purchase on the date of such proposed Purchase in accordance with the Supplemental Purchase Request in an amount equal to such Accepting Purchaser Group’s Pro Rata Share (Secondary Allocation). Each Purchaser Agent for an Accepting Purchaser Group shall notify Seller and Administrative Agent in writing no later than 12:00 noon (New York City time) on the date of such proposed Purchase whether or not any Investors in its Accepting Purchaser Group have determined, in their sole and absolute discretion, to make the requested Uncommitted Purchase, in whole or in part, pursuant to the Supplemental Purchase Request and subject to the conditions set forth in this Agreement (each such written acceptance of a Supplemental Purchase Request with respect to any Accepting Purchaser Group, a “Supplemental Purchase Acceptance”); provided, however, that the failure of any Purchaser Agent to so notify Seller and Administrative Agent, by 12:00 noon (New York City time) on the date of such proposed Purchase, of the determination of the Investors in its Accepting Purchaser Group, shall be deemed a rejection by the Investors in such Accepting Purchaser Group to make such requested Uncommitted Purchase set forth in such Supplemental Purchase Request.

(iv) The Seller shall not request more than one Purchase in any calendar week; provided that any Supplemental Purchase Request shall not constitute an additional Purchase request.

(b) Funding of Purchase.

(i) On the date of each Purchase, (i) with respect to the Committed Tranche, the Investors in each Purchaser Group shall, upon satisfaction of the applicable conditions set forth in Article V, make available to the Seller (through the Purchaser Agent of such Investors’ Purchaser Group) its applicable Pro Rata Share of the amount of the Purchase and (ii) with respect to the Uncommitted Tranche, the Investors in each Purchaser Group may, upon satisfaction of the applicable conditions set forth in Article V, make available to the Seller (through the Purchaser Agent of such Investors’ Purchaser Group) those amounts such Investors have agreed to fund in accordance with Section 1.2(a)(iii), in each case, in same day funds by wire transfer to the Seller’s Account.

(ii) Each Liquidity Bank’s obligation shall be several, such that the failure of any Liquidity Bank to make available to the Seller any funds in connection with any purchase shall not relieve any other Liquidity Bank of its obligation, if any, hereunder to make funds available on the date of such purchase, but no Liquidity Bank shall be responsible for the failure of any other Liquidity Bank to make funds available in connection with any purchase.

(iii) No Investor in any Purchaser Group shall (x) be obligated to make any Uncommitted Purchase, (y) be obligated to make any commitment with respect to any Uncommitted Purchase or (z) be responsible for the failure of any other Investor or Purchaser Group to make funds available in connection with any Uncommitted Purchase.

(c) Assignment of Asset Interests. The Seller hereby sells, assigns and transfers to the Administrative Agent, for the benefit of the applicable Investors in each Purchaser Group making each Purchase, effective on and as of the date of such Purchase and each Reinvestment hereunder, an undivided percentage ownership interest, to the extent of the portion of the Asset Interest then being purchased, in the Pool Receivables and the Related Assets with respect thereto.

Section 1.3 Reinvestments of Certain Collections; Payment of Remaining Collections.

(a) On the close of business on each day during the period from the date of the first Purchase to the Final Payout Date, the Master Servicer will, out of all Collections received on such day:

(i) determine the portion of the Collections attributable to the Asset Interest by multiplying (A) the amount of such Collections times (B) the lesser of (i) the Asset Interest and (ii) 100%;

(ii) out of the portion of such Collections allocated to the Asset Interest pursuant to clause (i) above, identify and hold in trust for the Purchaser Agents on behalf and for the benefit of their respective Purchaser Groups (provided that unless otherwise requested by any Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, such Collections shall not be required to be held in a separate account) an amount equal to the sum of the estimated amount of Earned Discount and CP Costs accrued in respect of each Asset Tranche (based on the rate information provided by each Agent pursuant to Section 2.5), all other amounts due to the Investors or the Agents hereunder and the Investors’ Share of the Servicing Fee allocable pursuant to Section 3.1(d) (in each case, accrued through such day) and not so previously identified; and

(iii) apply the Collections allocated to the Asset Interest pursuant to clause (i) above and not required to be identified and held in trust pursuant to clause (ii) above to the purchase from the Seller of undivided percentage ownership interests in Pool Receivables and the Related Assets with respect to such Pool Receivables (each such purchase being a “Reinvestment”); provided that:

(A) if, after giving effect to such Reinvestment, (i) the Asset Interest would exceed the Allocation Limit, (ii) the Purchaser Group Invested Amount of any Purchaser Group would exceed such Purchaser Group’s Purchaser Group Limit in effect at such time or (iii) the Invested Amount would exceed the Purchase Limit in effect at such time, then the Master Servicer shall not make such Reinvestment, but shall identify and hold in trust for the benefit of the Investors, a portion of such Collections which, together with other Collections previously identified and then so held, shall equal the amount necessary to reduce (x) the Invested Amount to the Purchase Limit in effect at such time, (y) any Purchaser Group’s Purchaser Group Invested Amount to such Purchaser Group’s Purchaser Group Limit in effect at such time and (z) the Asset Interest to the Allocation Limit; and

(B) if any of the conditions precedent to Reinvestment in Section 5.2, subject to the proviso set forth in Section 5.2, are not satisfied, then the Master Servicer shall not reinvest any of such remaining Collections, but shall identify them and hold them in trust for the benefit of the Investors; and

(C) if the Seller has commenced an optional reduction in the Invested Amount pursuant to Section 3.2(b), then the Master Servicer shall not reinvest any such remaining Collections until the amount not reinvested shall equal the desired reduction amount;

(iv) out of the portion of Collections not allocated to the Asset Interest pursuant to clause (i) above, pay to the Master Servicer or set aside (at the option of the Master Servicer) the Seller’s Share of the Servicing Fee accrued through such day and not previously paid; and

(v) pay to the Seller (A) the remaining portion of Collections not allocated to the Asset Interest pursuant to clause (i) above and (B) the Collections applied to Reinvestment pursuant to clause (iii) above.

(b) Unreinvested Collections. The Master Servicer shall identify and hold in trust for the benefit of the Investors, all Collections which, pursuant to clause (iii) of Section 1.3(a), may not be reinvested in the Pool Receivables and the Related Assets, provided that unless otherwise requested by any Agent, such Collections need not be held in a segregated account. If, prior to the date when such Collections are required to be paid to any Purchaser Agent pursuant to Section 1.3(c)(iv), the amount of Collections so identified exceeds the amount, if any, necessary to reduce (i) the Invested Amount to the Purchase Limit in effect at such time, (ii) the Purchaser Group Invested Amount of each Purchaser Group to the Purchaser Group Limit of such Purchaser Group in effect at such time and (iii) the Asset Interest to the Allocation Limit, and the conditions precedent to Reinvestment set forth in Section 5.2, subject to the proviso set forth in Section 5.2, are satisfied, then the Master Servicer shall apply such Collections (or, if less, a portion of such Collections equal to the amount of such excess) to the making of a Reinvestment.

(c) Payment of Amounts.

(i) The Master Servicer shall pay all amounts of Collections identified pursuant to Section 1.3(a)(ii) in respect of Earned Discount on an Asset Tranche funded by a Liquidity Funding to the Purchaser Agent of each applicable Purchaser Group, on behalf of each Investor which funded such Liquidity Funding, on (x) other than with respect to the WFB Purchaser Group and the PNC Purchaser Group, the last day of the then current Yield Period for such Asset Tranche and (y) with respect to the WFB Purchaser Group and the PNC Purchaser Group, on the Settlement Date following the last day of each Yield Period for such Asset Tranche, in each case, as provided in Section 3.1.

(ii) The Master Servicer shall pay all amounts of Collections identified pursuant to Section 1.3(a)(ii) in respect of CP Costs on an Asset Tranche funded by Commercial Paper Notes, to the Purchaser Agent of each applicable Purchaser Group, on behalf of the applicable Purchaser in such Purchaser Agent’s Purchaser Group, on the Settlement Date following the last day of each CP Accrual Period for such Asset Tranche, as provided in Section 3.1.

(iii) The Master Servicer shall pay all amounts of Collections identified pursuant to Section 1.3(a)(ii) and not applied pursuant to clauses (i) or (ii) above to each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, on each Settlement Date for each Collection Period, as provided in Section 3.1.

(iv) The Master Servicer shall pay all amounts of Collections identified pursuant to Section 1.3(b) to the Administrative Agent, for prompt distribution to each Purchaser Agent, (A) on the last day of the then current Yield Period for any Asset Tranche of such Purchaser Agent’s Purchaser Group funded by a Liquidity Funding, as provided in Section 3.1(b), in an amount not exceeding such Purchaser Group’s Tranche Investment of such Asset Tranche, and (B) on the last day of the then current CP Accrual Period for any Asset Tranche of such Purchaser Agent’s Purchaser Group funded by Commercial Paper Notes, as provided in Section 3.1(b), in an amount not exceeding such Purchaser Group’s Tranche Investment of such Asset Tranche.

(d) Funds Under Sale Agreement. Upon the written request of the Administrative Agent, at the request of any Purchaser Agent, given at any time when (i) based on the most recent Information Package, or Interim Information Package, as the case may be, either (A) the Asset Interest would exceed the Allocation Limit, (B) any Purchaser Group’s Purchaser Group Invested Amount would exceed such Purchaser Group’s Purchaser Group Limit in effect at such time or, (C) the Invested Amount would exceed the Purchase Limit in effect at such time, or (ii) a Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, the Seller shall identify all funds that under the Sale Agreement would be applied to repay principal of the Initial Seller Notes (as defined in the Sale Agreement) owing to the Originators. The Seller may make withdrawals of such funds only for the purposes of (x) at any time, purchasing Receivables from an Originator in accordance with the Sale Agreement; (y) on the Settlement Date for any Collection Period, making payments in accordance with the last sentence of Section 3.1(c)(ii), and (z) on the Settlement Date for any Collection Period, if, on the basis of the most recent Information Package or Interim Information Package, as the case may be, and after giving effect to any payment made to the Master Servicer on such date pursuant to the last sentence of Section 3.1(c)(ii), (I) the Invested Amount does not exceed the Purchase Limit in effect at such time, (II) no Purchaser Group Invested Amount exceeds the related Purchaser Group Limit in effect at such time and (III) the Asset Interest does not exceed the Allocation Limit, and provided that no Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, repaying principal of the Initial Seller Notes in accordance with this Agreement and the Sale Agreement.

Section 1.4 Asset Interest.

(a) Components of Asset Interest. On any date the Asset Interest will represent the Investors’ undivided percentage ownership interest in all then outstanding Pool Receivables and all Related Assets with respect to such Pool Receivables as at such date.

(b) Computation of Asset Interest. On any date, the Asset Interest will be equal to the percentage equivalent of the following fraction:

IA+RR

NPB

where:

IA     =     the Invested Amount on the date of such computation;

RR     =     the Required Reserve on the date of such computation; and

NPB     =     the Net Pool Balance on the date of such computation;

provided, however, that the Asset Interest during the Liquidation Period shall equal 100%.

(c) Frequency of Computation. The Asset Interest shall be computed (i) as provided in Section 3.1, as of the Cut-Off Date for each Collection Period, and (ii) on the Settlement Date following each Reporting Date, after giving effect to the payments made pursuant to Section 3.1. In addition, at any time, the Administrative Agent, at the request of any Purchaser Agent, may require the Master Servicer to provide an interim report (an “Interim Information Package”), based on the information then available to the Master Servicer, for purposes of computing the Asset Interest, any Purchaser Group Invested Amount or the Invested Amount as of any other date, and the Master Servicer agrees to do so within five (5) (or three (3), if a Liquidation Event, Unmatured Liquidation Event or a Credit Event has occurred and is continuing) Business Days of its receipt of the Administrative Agent’s request (such date, the “Interim Reporting Date”).

Article II.

Computational Rules

Section 2.1 Selection, Dividing or Combining of Asset Tranches.

Each Purchaser Agent shall, from time to time for purposes of computing Earned Discount on that portion of the Asset Interest funded with Liquidity Fundings made by such Purchaser Agent’s Purchaser Group, divide any Asset Interest into Asset Tranches or combine two or more Asset Tranches into one Asset Tranche. The applicable Earned Discount Rate may be different for each Asset Tranche funded by a Liquidity Funding. The Purchaser Group Invested Amount of such Purchaser Agent’s Purchaser Group shall be allocated to each Asset Tranche by such Purchaser Agent, on behalf of the Investors in such Purchaser Agent’s Purchaser Group, to reflect the funding sources for the Asset Interest, so that:

(a) there will be a single Asset Tranche equal to the excess of the applicable Purchaser Group Invested Amount over the aggregate amount allocated at such time pursuant to clause (b) below, which Asset Tranche shall reflect the portion of the Asset Interest funded by Commercial Paper Notes of the Purchasers in such Purchaser Group, if any; and

(b) there may be one or more Asset Tranches, selected by such Purchaser Agent, on behalf of the Liquidity Banks in such Purchaser Agent’s Purchaser Group, reflecting the portion or portions of the Asset Interest funded by outstanding Liquidity Fundings of such Purchaser Group.

Section 2.2 Computation of Invested Amount and Purchaser Group’s Tranche Investment.

In making any determination of the Invested Amount, any Purchaser Group Invested Amount and any Purchaser Group’s Tranche Investment, the following rules shall apply:

(a) the Invested Amount and each Purchaser Group Invested Amount, as the case may be, shall not be considered reduced by any allocation, setting aside or distribution of any portion of Collections unless such Collections shall have been actually delivered hereunder to the appropriate Purchaser Agent, on behalf of the Investors in such Purchaser Agent’s Purchaser Group;

(b) the Invested Amount and each Purchaser Group Invested Amount, as the case may be, shall not be considered reduced by any distribution of any portion of Collections if at any time such distribution is rescinded or must otherwise be returned for any reason; and

(c) if there is any reduction in the Invested Amount or any Purchaser Group Invested Amount, as the case may be, there shall be a corresponding reduction to each applicable Purchaser Group’s Tranche Investment with respect to one or more Asset Tranches selected by each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, in its discretion.

Section 2.3 Computation of Concentration Limits and Unpaid Balance.

The Obligor Concentration Limits and the aggregate Unpaid Balance of Pool Receivables of any Obligor and its Affiliated Obligors (if any) shall be calculated as if such Obligor and its Affiliated Obligors were one Obligor.

Section 2.4 Computation of Earned Discount.

In making any determination of Earned Discount, the following rules shall apply:

(a) each Purchaser Agent, on behalf of the Liquidity Banks in such Purchaser Agent’s Purchaser Group, shall determine the Earned Discount accruing with respect to each Asset Tranche funded by a Liquidity Funding of such Purchaser Group for each Yield Period, in accordance with the definition of Earned Discount;

(b) no provision of this Agreement shall require the payment or permit the collection of Earned Discount in excess of the maximum permitted by applicable law; and

(c) the Earned Discount for any Asset Tranche shall not be considered paid by any distribution if at any time such distribution is rescinded or must otherwise be returned for any reason.

It is the intent of the Purchasers to fund their portion of the Asset Interest by the issuance of Commercial Paper Notes. If, for any reason, any Purchaser is unable, or determines that it is undesirable, to issue Commercial Paper Notes to fund its portion of the Asset Interest, or is unable to repay such Commercial Paper Notes upon the maturity thereof, either such Purchaser will draw on Liquidity Fundings by a Liquidity Bank in such Purchaser’s Purchaser Group or such Liquidity Bank will make a Purchase directly, to the extent available. If any Purchaser makes such a Liquidity Funding, the Earned Discount will be payable by the Seller based on the Bank Rate with respect to such portion of the Asset Interest funded by such Liquidity Funding.

Section 2.5 Estimates of Earned Discount Rate, Fees, etc.

For purposes of determining the amounts required to be identified by Master Servicer pursuant to Section 1.3, each Purchaser Agent, on behalf of the Investors in such Purchaser Agent’s Purchaser Group, shall notify (x) the Master Servicer (and, if Lennox is not the Master Servicer, the Seller) and the Administrative Agent from time to time of such Purchaser Group’s Tranche Investment of each Asset Tranche and the Earned Discount Rate applicable to each Asset Tranche funded by a Liquidity Funding of such Purchaser Group and (y) the Master Servicer (and, if Lennox is not the Master Servicer, the Seller) and, solely to the extent requested by it in its reasonable discretion, the Administrative Agent, the CP Costs applicable to each Asset Tranche funded by Commercial Paper Notes of such Purchaser Group and the rates at which fees and other amounts are accruing hereunder. It is understood and agreed that (a) the CP Costs for any Asset Tranche funded by the issuance of Commercial Paper Notes for any Purchaser Group are determined in arrears and may change from one applicable CP Accrual Period to the next, (b) the Earned Discount Rate for any Asset Tranche funded by a Liquidity Funding of any Purchaser Group may change from one applicable Yield Period to the next, and the Bank Rate, the WFB LIBO Rate and the PNC LIBO Rate used to calculate the Earned

Discount Rate may change from time to time during an applicable Yield Period, (c) certain rate information provided by any Purchaser Agent to the Master Servicer and the Administrative Agent shall be based upon such Purchaser Agent’s good faith estimate, (d) the amount of Earned Discount actually accrued with respect to an Asset Tranche funded by a Liquidity Funding of any Purchaser Group during any Yield Period may exceed, or be less than, the amount identified with respect thereto by Master Servicer, and (e) the amount of fees or other amounts payable by the Seller hereunder which have accrued hereunder with respect to any Collection Period may exceed, or be less than, the amount identified with respect thereto by the Master Servicer. Failure to identify any amount so accrued shall not relieve the Master Servicer of its obligation to remit Collections to each Purchaser Agent, on behalf of the Investors in such Purchaser Agent’s Purchaser Group, with respect to such accrued amount, as and to the extent provided in Section 3.1.

Section 2.6 Replacement LIBOR.

(a) Benchmark Replacement.

(i) Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a)(1) or (a)(2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document and (y) if a Benchmark Replacement is determined in accordance with clause (a)(3) or clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Transaction Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Purchaser Agents without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from any Purchaser Agent.

(ii) Notwithstanding anything to the contrary herein or in any other Transaction Document, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Transaction Document; provided that this clause (ii) shall not be effective unless the Administrative Agent has delivered to the Purchaser Agents and the Seller a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may elect or not elect to do so in its sole discretion.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Transaction Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Seller and the Purchaser Agents of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Purchaser Agent pursuant to this Section 2.6, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Transaction Document, except, in each case, as expressly required pursuant to this Section 2.6.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Transaction Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or USD LIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Yield Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Yield Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Seller’s receipt of notice of the commencement of a Benchmark Unavailability Period, yield will be computed at the Base Rate.

(f) London Interbank Offered Rate Benchmark Transition Event. On March 5, 2021, the ICE Benchmark Administration (the “IBA”), the administrator of the London interbank offered rate, and the Financial Conduct Authority (the “FCA”), the regulatory supervisor of the IBA, announced in public statements (the “Announcements”) that the final publication or representativeness date for (i) 1-week and 2-month London interbank offered rate tenor settings will be December 31, 2021 and (ii) overnight, 1-month, 3-month, 6-month and 12-month London interbank offered rate tenor settings will be June 30, 2023. No successor administrator for the IBA was identified in such Announcements. The parties hereto agree and acknowledge that the Announcements resulted in the occurrence of a Benchmark Transition Event with respect to the London interbank offered rate pursuant to the terms of this Agreement and that any obligation of the Administrative Agent to notify any parties of such Benchmark Transition Event pursuant to clause (c) of this Section 2.6 shall be deemed satisfied.

(g) Certain Defined Terms. As used in this Section 2.6:

Available Tenor: As of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Yield Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Yield Period” pursuant to clause (d) of this Section 2.6.

Benchmark: Initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (a) of this Section 2.6.

Benchmark Replacement: For any Available Tenor,

(a)

with respect to any Benchmark Transition Event or Early Opt-in Election, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;

(2)	the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment;

(3)

the sum of: (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

(b)	with respect to any Term SOFR Transition Event, the sum of (i) Term SOFR and (ii) the related Benchmark Replacement Adjustment; or

(c)

with respect to any Other Benchmark Rate Election, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Seller as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (a)(1) or clause (b), the applicable Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion. If the Benchmark Replacement as determined pursuant to clause (a)(1), (a)(2) or (a)(3), clause (b) or clause (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Transaction Documents.

Benchmark Replacement Adjustment: With respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Yield Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (a)(1) and (a)(2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a)

the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Yield Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement;

(b)

the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Yield Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Available Tenor of such Benchmark;

(2)

for purposes of clause (a)(3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

(3)

for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Yield Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Available Tenor of USD LIBOR with a SOFR-based rate; and

(4)

for purposes of clause (c) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Seller giving due consideration to any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Available Tenor of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, (x) in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion and (y) if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with this Section 2.6 will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be, with respect to each Unadjusted Benchmark Replacement having a payment period for interest calculated with reference thereto, the Available Tenor that has approximately the same length (disregarding business day adjustments) as such payment period.

Benchmark Replacement Conforming Changes: With respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “MUFG LIBO Rate”, “PNC LIBO Rate”, “WFB LIBO Rate”, “Bank Rate”, or “Yield Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative

Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

Benchmark Replacement Date: The earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein;

(3)

in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the Administrative Agent has provided a Term SOFR Notice to the Purchaser Agents and the Seller pursuant to clause (a)(ii) of this Section 2.6; or

(4)

in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Purchaser Agents, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Purchaser Agents, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Purchaser Agents comprising the Required Purchaser Agents.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Benchmark Transition Event: The occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)

a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

Benchmark Unavailability Period: The period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.6 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.6.

Corresponding Tenor: With respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

Daily Simple SOFR: For any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

Early Opt-in Election: If the then-current Benchmark is USD LIBOR, the occurrence of:

(1)

a notification by the Administrative Agent to (or the request by the Seller to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)

the joint election by the Administrative Agent and the Seller to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Purchaser Agents.

Floor: The greater of (1) 0% and (2) the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the applicable Benchmark.

ISDA Definitions: The 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

Other Benchmark Rate Election: If the then-current Benchmark is USD LIBOR, the occurrence of:

(1)

a notification by the Administrative Agent to (or the request by the Seller to the Administrative Agent to notify) each of the other parties hereto that at least five (5) currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR-based rate, a term benchmark rate that is not a SOFR-based rate as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2)

the joint election by the Administrative Agent and the Seller to trigger a fallback from USD LIBOR and the provision by the Administrative Agent of written notice of such election to the Purchaser Agents.

Reference Time: With respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

Relevant Governmental Body: The Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

SOFR: With respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

SOFR Administrator: The Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

SOFR Administrator’s Website: The website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

Term SOFR: For the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

Term SOFR Notice: A notification by the Administrative Agent to the Purchaser Agents and the Seller of the occurrence of a Term SOFR Transition Event.

Term SOFR Transition Event: The determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, has previously occurred resulting in the replacement of the then-current Benchmark for all purposes hereunder and under any Transaction Document in accordance with this Section 2.6 with a Benchmark Replacement the Unadjusted Benchmark Replacement component of which is not Term SOFR.

Unadjusted Benchmark Replacement: The applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

USD LIBOR: The London interbank offered rate for U.S. dollars.

Article III.

Settlements

Section 3.1 Settlement Procedures.

The parties hereto will take the following actions with respect to each Collection Period:

(a) Information Package. On each Reporting Date the Master Servicer shall deliver to the Administrative Agent and each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, the relevant Information Package.

(b) Earned Discount and CP Costs; Other Amounts Due. Not later than 12:00 noon (New York, New York time) on:

(i) the Business Day before the last day of each Yield Period, each Purchaser Agent (other than the WFB Purchaser Agent and the PNC Purchaser Agent) shall notify the Master Servicer and the Administrative Agent of the amount of Earned Discount accrued with respect to any Asset Tranche funded by a Liquidity Funding by such Purchaser Agent’s Purchaser Group corresponding to such Yield Period;

(ii) the fifth (5th) Business Day before each Reporting Date, (x) each Purchaser Agent shall notify the Master Servicer of the CP Costs accrued during the most recently ended CP Accrual Period (if any) with respect to any Asset Tranche funded with Commercial Paper Notes by such Purchaser Agent’s Purchaser Group during all or any portion of such CP Accrual Period and (y) the WFB Purchaser Agent and the PNC Purchaser Agent shall notify the Master Servicer and the Administrative Agent of the amount of Earned Discount accrued during the most recently ended Yield Period with respect to each Asset Tranche funded by the WFB Purchaser Group and the PNC Purchaser Group (respectively) during all or any portion of such Yield Period;

(iii) the last day of each Yield Period, the Master Servicer shall pay to each Purchaser Agent (other than the WFB Purchaser Agent and the PNC Purchaser Agent) for the benefit of the Liquidity Banks in such Purchaser Agent’s Purchaser Group the amount of the Earned Discount accrued on the Asset Tranches of such Purchaser Group funded by Liquidity Fundings;

(iv) each Settlement Date, the Master Servicer shall pay to (x) each Purchaser Agent for the benefit of the Purchaser in such Purchaser Agent’s Purchaser Group the amount of the CP Costs accrued for the related CP Accrual Period (if any) on the Asset Tranches of such Purchaser Group funded with Commercial Paper Notes, (y) the WFB Purchaser Agent for the benefit of the WFB Liquidity Banks the amount of the Earned Discount accrued for the related Yield Period on the Asset Tranches of the WFB Purchaser Group and (z) the PNC Purchaser Agent for the benefit of the PNC Liquidity Banks the amount of the Earned Discount accrued for the related Yield Period on the Asset Tranches of the PNC Purchaser Group;

(v) the Business Day before each Reporting Date, each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, shall notify the Master Servicer and the Administrative Agent of all Broken Funding Costs, fees and other amounts accrued and payable by the Seller under this Agreement to any Investor during the prior calendar month (other than amounts described in clause (c) below); and

(vi) each Settlement Date, the Master Servicer shall pay to each Purchaser Agent, for the benefit of such Purchaser Agent’s Purchaser Group, the amount of any Broken Funding Costs, fees and other amounts (to the extent of Collections attributable to the Asset Interest funded by such Purchaser Group during such Collection Period) for such Collection Period.

Such payments shall be made out of amounts identified pursuant to Section 1.3 for such payment; provided, however, that to the extent Collections attributable to the Asset Interest funded by such Purchaser Group during such Collection Period are not sufficient to make such payment, such payment shall be made out of funds paid by the Master Servicer to the Seller (which amounts the Seller hereby agrees to pay to the Master Servicer), up to the aggregate amount of Collections applied to Reinvestments under Section 1.3(a) or (b) during the related Reporting Period.

(c) Asset Interest Computations.

(i) On each Reporting Date, the Master Servicer shall compute, as of the related Cut-Off Date and based upon the assumptions in the next sentence, (A) the Asset Interest, (B) the amount of the reduction or increase (if any) in the Asset Interest since the most recently preceding Cut-Off Date, (C) the excess (if any) of the Asset Interest over the Allocation Limit, (D) the excess (if any) of the Purchaser Group Invested Amount of any Purchaser Group over such Purchaser Group’s Purchaser Group Limit in effect at such time and (E) the excess (if any) of the Invested Amount over the Purchase Limit in effect at such time. Such calculations shall be based upon the assumptions that the (i) information in the most recently delivered Information Package is correct, and (ii) Collections identified pursuant to Section 1.3(b) will be paid to each Purchaser Agent, for the benefit such Purchaser Agent’s Purchaser Group, on the Settlement Date for such Collection Period.

(ii) If, according to the computations made pursuant to clause (i) above, (A) the Asset Interest exceeds the Allocation Limit, (B) the Purchaser Group Invested Amount of any Purchaser Group exceeds such Purchaser Group’s Purchaser Group Limit in effect at such time or (C) the Invested Amount exceeds the Purchase Limit in effect at such time, then on the related Settlement Date, the Master Servicer shall pay to the applicable Purchaser Agent, for the benefit of each Investor in such Purchaser Agent’s Purchaser Group (to the extent of Collections attributable to the Asset Interest funded by such Purchaser Group and not previously paid to such Purchaser Agent) the amount necessary to reduce (i) the Invested Amount to the Purchase Limit in effect at such time, (ii) the Purchaser Group Invested Amount of each Purchaser Group to such Purchaser Group’s Purchaser Group Limit in effect at such time and (iii) the Asset Interest to the Allocation Limit. Such payment shall be made out of amounts identified pursuant to Section 1.3 for such purpose and, to the extent such amounts were not so identified, the Seller hereby agrees to pay such amounts to the Master Servicer to the extent of Collections applied to Reinvestment under Section 1.3 during the relevant Collection Period.

(iii) In addition to the payments described in clause (ii) above and clause (iv) below, during the Liquidation Period, the Master Servicer shall pay to each Purchaser Agent, for the benefit of the applicable Investors in such Purchaser Agent’s Purchaser Group and for application to the reduction of the Invested Amount, all amounts identified pursuant to Section 1.3 on (A) the last day of the current Yield Period for any Asset Tranche funded by a Liquidity Funding of such Purchaser Group, in an amount not exceeding such Purchaser Group’s Tranche Investment of such Asset Tranche, and (B) the last day of the each CP Accrual Period for any Asset Tranche funded by Commercial Paper Notes of such Purchaser Group, in an amount not exceeding such Purchaser Group’s Tranche Investment of such Asset Tranche.

(iv) On the Interim Reporting Date for each Interim Reporting Period, the Master Servicer shall compute, as of the related Interim Cut-Off Date and based upon the assumptions in the next sentence, (A) the Asset Interest, (B) the amount of the reduction or increase (if any) in the Asset Interest since the most recently preceding Cut-Off Date or Interim Cut-Off Date, (C) the excess (if any) of the Asset Interest over the Allocation Limit, (D) the excess (if any) of the Purchaser Group Invested Amount of any Purchaser Group over such Purchaser Group’s Purchaser Group Limit in effect at such time and (E) the excess (if any) of the Invested Amount over the Purchase Limit in effect at such time. Such calculations shall be based upon the assumptions that (i) the information in the most recently delivered Interim Information Package is correct, and (ii) Collections identified pursuant to Section 1.3(b) will be paid to each Purchaser Agent, for the benefit of such Purchaser Agent’s Purchaser Group, on the Settlement Date for such Collection Period.

(v) If, according to the computations made pursuant to clause (iv) above, (A) the Asset Interest exceeds the Allocation Limit, (B) the Purchaser Group Invested Amount of any Purchaser Group exceeds such Purchaser Group’s Purchaser Group Limit in effect at such time or (C) the Invested Amount exceeds the Purchase Limit in effect at such time, then on the Interim Settlement Date for such Interim Reporting Period, the Master Servicer shall pay to the applicable Purchaser Agent, for the benefit of the Investors in such Purchaser Agent’s Purchaser Group (to the extent of Collections during the related Interim Reporting Period attributable to the Asset Interest funded by the such Purchaser Group and not previously paid to such Purchaser Agent) the amount necessary to reduce (i) the Invested Amount to the Purchase Limit in effect at such time, (ii) the Purchaser Group Invested Amount of any Purchaser Group to such Purchaser Group’s Purchaser Group Limit in effect at such time and (iii) the Asset Interest to the Allocation Limit. Such payment shall be made out of amounts identified pursuant to Section 1.3 for such purpose and, to the extent such amounts were not so identified, the Seller hereby agrees to pay such amounts to the Master Servicer to the extent of Collections applied to Reinvestment under Section 1.3 during the relevant Interim Reporting Period.

(d) Order of Application. Upon receipt by each Purchaser Agent of funds distributed pursuant to this Section 3.1, such Purchaser Agent shall apply them to the items specified in the subclauses below, in the order of priority of such subclauses:

(i) to accrued Earned Discount, CP Costs and Broken Funding Costs, plus any previously accrued Earned Discount, CP Costs and Broken Funding Costs not paid, to the extent owing to such Purchaser Group;

(ii) to the Investors’ Share of such Purchaser Agent’s Purchaser Group of the accrued and unpaid Servicing Fee (if the Master Servicer is not Lennox or its Affiliate);

(iii) to such Purchaser Agent’s Purchaser Group’s Pro Rata Share of the Program Fee and the Unused Fee accrued during such Collection Period, plus any previously accrued Program Fee and Unused Fee not paid on a prior Settlement Date;

(iv) to the reduction of the Invested Amount on a pro-rata basis, to the extent such reduction is required under Section 3.1(c), (and a corresponding reduction to each applicable Purchaser Group’s Purchaser Group Invested Amount);

(v) to other accrued and unpaid amounts owing to any Investor or any Agent hereunder (except Earned Discount on any Asset Tranche funded by a Liquidity Funding of any Purchaser Group which has accrued but is not yet overdue under Section 1.3(c));

(vi) to the Investors’ Share of such Purchaser Agent’s Purchaser Group of the accrued and unpaid Servicing Fee (if the Master Servicer is Lennox or its Affiliate); and

(vii) to purchase newly originated Receivables prior to the Termination Date;

provided, however, that all amounts received on any Interim Settlement Date or Weekly Settlement Date shall be applied (x) with respect to amounts received on any Weekly Settlement Date, as provided in Section 3.1(c)(ii) and (y) with respect to amounts received on any Interim Settlement Date, as provided in Section 3.1(c)(v).

(e) Non-Distribution of Servicing Fee. Each Purchaser Agent hereby consents (which consent may be revoked at any time), to the retention by the Master Servicer of the amounts (if any) identified pursuant to Section 1.3 in respect of the Servicing Fee, in which case no distribution shall be made in respect of the Servicing Fee pursuant to clause (d)(ii) or (vi) above.

(f) Delayed Payment. If on any day described in this Section 3.1 (or in Section 1.3(c) in respect of accrued Earned Discount on Asset Tranches funded by Liquidity Fundings of any Purchaser Group, or accrued CP Costs on Asset Tranches funded by the issuance of Commercial Paper Notes issued by any Purchaser Group) the Master Servicer shall not make any payment otherwise required because Collections during the relevant CP Accrual Period or Yield Period were less than the aggregate amounts payable, the next available Collections in respect of the Asset Interest shall be applied to such payment, and no Reinvestment shall be permitted hereunder until such amount payable has been paid in full.

Section 3.2 Deemed Collections; Reduction of Invested Amount, Etc.

(a) Deemed Collections. If on any day:

(i) the Unpaid Balance of any Pool Receivable is:

(A) reduced as a result of any defective, rejected or returned merchandise or services, any cash discount, or any other adjustment by any Seller Party or any Affiliate thereof, or as a result of any tariff or other governmental or regulatory action, or

(B) reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related or an unrelated transaction, including without limitation, any setoff or claim arising as a result of any amount at any time owed by any Originator in connection with any account receivable owed by any such Originator to such Obligor), or

(C) reduced on account of the obligation of any Seller Party or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

(D) less than the amount included with respect to such Pool Receivable in calculating the Net Pool Balance for purposes of any Information Package or Interim Information Package, as the case may be (for any reason other than such Receivable becoming a Defaulted Receivable), or

(ii) any of the representations or warranties of the Seller set forth in Sections 6.1(j), (l) or (p) were not true when made with respect to any Pool Receivable, or any of the representations or warranties of the Seller set forth in Section 6.1(l) are no longer true with respect to any Pool Receivable, or any Pool Receivable is repurchased by an Originator pursuant to the Sale Agreement, then, on such day, the Seller shall be deemed to have received a Collection of such Pool Receivable

(A) in the case of clause (i) above, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance and the amount included in calculating such Net Pool Balance, as applicable; and

(B) in the case of clause (ii) above, in the amount of the Unpaid Balance of such Pool Receivable.

Collections deemed received by the Seller under this Section 3.2(a) are herein referred to as “Deemed Collections.”

(b) Seller’s Optional Reduction of the Invested Amount. The Seller may at any time elect to reduce the Invested Amount and each Purchaser Group Invested Amount as follows:

(i) the Seller shall give the Administrative Agent and each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, at least one (1) Business Day’s prior written notice of such reduction (including the aggregate amount of such proposed reduction and the proposed date on which such reduction will commence), and the Administrative Agent shall promptly forward such notice, together with the Administrative Agent’s determination (in accordance with clause (D) of the proviso below) of the amount of such proposed reduction to be allocated to each Purchaser Group, to each Purchaser Agent on behalf of such Purchaser Agent’s Purchaser Group by telecopier or e-mail,

(ii) on the proposed date of commencement of such reduction and on each day thereafter, the Master Servicer shall refrain from reinvesting Collections pursuant to Section 1.3 until the amount thereof not so reinvested shall equal the desired amount of reduction, and

(iii) the Master Servicer shall hold such Collections in trust for each Purchaser Agent, on behalf and for the benefit of the Investors in such Purchaser Agent’s Purchaser Group, pending payment to such Purchaser Agent, as provided in Section 1.3;

provided that:

(A) the amount of any such reduction shall be in (i) an amount of $1,000,000, (ii) an integral multiple thereof or (iii) an amount equal to the remaining Invested Amount,

(B) the Seller shall use reasonable efforts to attempt to choose a reduction amount, and the date of commencement thereof, so that such reduction shall commence and conclude in the same Collection Period,

(C) unless the Invested Amount shall be reduced to zero, after giving effect to such reduction, the Invested Amount will be at least $1,000,000, and

(D) each reduction of the Invested Amount shall be done on a pro rata basis, applied first to any Invested Amount under the Uncommitted Tranche and second to any Invested Amount under the Committed Tranche, and shall result in a corresponding reduction in each Purchaser Group Invested Amount (and a corresponding reduction to each applicable Purchaser Group’s Tranche Investment pursuant to Section 2.2(c)).

Section 3.3 Payments and Computations, Etc.

(a) Payments. All amounts to be paid to any Purchaser Agent or any other Person or deposited by the Seller or the Master Servicer hereunder (other than amounts payable under Section 4.2) shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York, New York time) on the day when due in lawful money of the United States of America in same day funds to such Purchaser Agent’s Purchaser Agent Account, or to such other account at the bank named therein or at such other bank as such Purchaser Agent may designate by written notice to the Person making such payment.

(b) Late Payments. The Seller or the Master Servicer, as applicable, shall, to the extent permitted by law, pay to the Person to whom payment is due interest on all amounts not paid or deposited when due hereunder at a rate per annum equal to 2% plus the Base Rate, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.

(c) Method of Computation. All computations of interest, CP Costs, Broken Funding Costs, Earned Discount, any fees payable under Section 4.1 and any other fees payable by the Seller to any Investor or any Agent hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

(d) Taxes.

(i) Any and all payments and deposits required to be made hereunder or under any other Transaction Document by any Seller Party shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding net income taxes that are imposed by the United States and franchise taxes and net income taxes that are imposed on an Affected Party by the state or foreign jurisdiction under the laws of which such Affected Party is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Seller Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Affected Party, (i) the Seller shall make an additional payment to such Affected Party, in an amount sufficient so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 3.3(d) and Section 14.5), such Affected Party receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Seller Party shall make such deductions and (iii) the applicable Seller Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. Within 30 days after the date of any such payment of Taxes, the applicable Seller Party will furnish to such Affected Party the original or a certified copy of a receipt evidencing payment thereof.

(ii) Any Affected Party which is organized outside the United States and which is entitled to an exemption from, or reduction of, withholding tax under the laws of the United States as in effect on the date hereof (or, in the case of any Person which becomes an Affected Party after the date hereof, on the date on which it so becomes an Affected Party with respect to any payments under this Agreement) shall, on or prior to the date hereof (or, in the case of any Person who becomes an Affected Party after the date hereof, on or prior to the date on which it so becomes an Affected Party), deliver to the Administrative Agent and the Seller such certificates, documents or other evidence, as required by the Internal Revenue Code of 1986, as amended or Treasury Regulations issued pursuant thereto, including Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulation Section 1.1441-1(a) or Section 1.1441-6(c) or any subsequent version thereof, properly completed and duly executed by such Affected Party as will permit such payments to be made without withholding or at a reduced rate. Each such Affected Party shall from time to time thereafter, upon written request from the Seller, deliver to the Seller and the Administrative Agent any new certificates, documents or other evidence as described in the preceding sentence as will permit payments under this Agreement to be made without withholding or at a reduced rate (but only so long as such Affected Party is legally able to do so). The Seller shall not be required to pay any amounts to any Affected Party in respect of Taxes and Other Taxes pursuant to paragraph (d)(i) above or Section 14.5(b) or (c) if the obligation to pay such amounts is attributable to the failure by such Affected Party to comply with the provisions of this paragraph; provided, however, that should an Affected Party become subject to Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as such Affected Party shall reasonably request to assist such Affected Party to recover such Taxes.

Section 3.4 Treatment of Collections and Deemed Collections.

The Seller shall forthwith deliver to the Master Servicer all Deemed Collections, and the Master Servicer shall hold or distribute such Deemed Collections as Earned Discount, CP Costs, accrued Servicing Fee, repayment of the Invested Amount or any Purchaser Group Invested Amount and to other accrued amounts owing hereunder to the same extent as if such Deemed Collections had actually been received on the date of such delivery to the Master Servicer. If Collections are then being paid to any Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, or its designee, or to lock boxes or accounts directly or indirectly owned or controlled by the Administrative Agent, on behalf of the Investors, the Master Servicer shall forthwith cause such Deemed Collections to be paid to each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, or its designee or to such lock boxes or accounts, as applicable, or as each applicable Purchaser Agent shall request. So long as the Seller shall hold any Collections (including Deemed Collections) required to be paid to the Master Servicer or any Agent, it shall hold such Collections in trust on behalf and for the benefit of the Agents, on behalf of themselves and the Investors, and shall clearly mark its records to reflect such trust; provided that unless the Administrative Agent shall have requested it in writing to do so, the Seller shall not be required to hold such Collections in a separate deposit account containing only such Collections.

Section 3.5 Sharing of Payments.

If any Investor (for purposes of this Section only, referred to as a “Recipient”) shall obtain payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Invested Amount (or portion thereof) of, or Earned Discount or CP Costs accrued in respect of, the Asset Interest or portion thereof owned by it in excess of its ratable share of payments made on account of the Invested Amount of, or Earned Discount or CP Costs accrued in respect of, the Asset Interest owned by all the Investors (other than as a result of different methods for calculating Earned Discount or CP Costs), such Recipient shall forthwith purchase from the applicable Investors which received less than their ratable share participations in the portions of the Asset Interest owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

Section 3.6 Repurchase of Asset Interest.

In addition to Seller’s rights pursuant to Section 3.2(b), the Seller shall have the right, upon thirty days prior written notice to the Administrative Agent and Purchaser Agents, to repurchase from the Investors all, but not less than all, of the Asset Interest. The purchase price in respect thereof shall be an amount equal to the sum of the Invested Amount, all accrued and unpaid Earned Discount, CP Costs, Broken Funding Costs, fees and other amounts payable to the Investors and the Agents through the date of repurchase, payable in immediately available funds. Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Investor or any Agent.

Article IV.

Fees and Yield Protection

Section 4.1 Fees.

The Seller shall pay to the Administrative Agent and each Purchaser Agent for the benefit of the Administrative Agent and such Purchaser Agent’s Purchaser Group the fees and other amounts set forth in the Fee Letter, all such fees and other amounts to be paid from time to time in the amounts set forth in each the Fee Letter.

Section 4.2 Yield Protection.

(a) If (i) Regulation D or (ii) any Regulatory Change:

(A) shall subject an Affected Party to any Tax, duty or other charge with respect to the portion of the Asset Interest owned by or funded by it, or any obligations or right to make Purchases or Reinvestments or to provide funding therefor, or shall change the basis of taxation of payments to the Affected Party of any portion of the Invested Amount, CP Costs or Earned Discount owned by, owed to or funded in whole or in part by it or any other amounts due under this Agreement in respect of the portion of the Asset Interest owned by or funded by it or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor; or

(B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Federal Reserve Board, but excluding any reserve included in the determination of Earned Discount), special deposit or similar requirement against assets of any Affected Party, deposits or obligations with or for the account of any Affected Party or with or for the account of any affiliate (or entity deemed by the Federal Reserve Board to be an affiliate) of any Affected Party, or credit extended by any Affected Party; or

(C) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party; or

(D) shall impose any other condition affecting any Asset Interest owned or funded in whole or in part by any Affected Party, or its obligations or rights, if any, to make Purchases or Reinvestments or to provide funding therefor; or

(E) shall change the rate for, or the manner in which the Federal Deposit Insurance Corporation (or a successor thereto) assesses, deposit insurance premiums or similar charges;

and the result of any of the foregoing is or would be

(A) to increase the cost to or to impose a cost on (1) an Affected Party funding or making or maintaining any Purchases or Reinvestments, any purchases, reinvestments, or loans or other extensions of credit under any Liquidity Agreement, or any commitment of such Affected Party with respect to any of the foregoing, or (2) any Agent for continuing its or the Seller’s relationship with any Investor,

(B) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement or under any Liquidity Agreement, or

(C) in the reasonable determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which such Affected Party could otherwise have achieved, then, within thirty days after demand by such Affected Party (which demand shall be accompanied by a certificate setting forth, in reasonable detail, the basis of such demand and the methodology for calculating, and the calculation of, the amounts claimed by the Affected Party), the Seller shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction.

(b) Each Affected Party will promptly notify the Seller, the Administrative Agent and the Purchaser Agent for the Purchaser Group of such Affected Party, if applicable, of any event of which it has knowledge (including any future event that, in the judgment of such Affected Party, is reasonably certain to occur) which will entitle such Affected Party to compensation pursuant to this Section 4.2; provided, however, no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation.

(c) In determining any amount provided for or referred to in this Section 4.2, an Affected Party may use any reasonable averaging and attribution methods (consistent with its ordinary business practices) that it (in its reasonable discretion) shall deem applicable. Any Affected Party when making a claim under this Section 4.2 shall submit to the Seller the certificate (referred to in subsection (a) above) as to such increased cost or reduced return (including calculation thereof in reasonable detail), which statement shall, in the absence of demonstrable error, be conclusive and binding upon the Seller.

(d) For the avoidance of doubt, (w) any interpretation of FAS 166 or FAS 167 (or any successor Accounting Standards Codification Subtopic) by the Financial Accounting Standards Board and any pronouncement, interpretation or release by the International Accounting Standards Board, (x) any request, rule, guideline or directive under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act (whether or not having the force of law), regardless of the date enacted, adopted or issued, or (y) any request, rule, guideline or directive promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued, shall, in each such case, constitute an adoption, change, request or directive subject to this Section 4.2.

Section 4.3 Funding Losses.

In the event that any Purchaser or any Liquidity Bank shall actually incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Purchaser through the issuance of Commercial Paper Notes to fund any Purchase or such Liquidity Bank to make any Liquidity Funding or maintain any Liquidity Funding) as a result of (a) any settlement with respect to such Investor’s Purchaser Group’s Tranche Investment of all or any portion of any Asset Tranche being made by such Purchaser Group on any day other than the scheduled last day of an applicable CP Accrual Period or Yield Period with respect thereto (it being understood that the foregoing shall not apply to any portion of the Invested Amount that is accruing Earned Discount calculated by reference to the Base Rate), or (b) any Purchase not being made in accordance with a request therefor under Section 1.2, then, upon written notice from any Purchaser Agent to the Seller and the Master Servicer, the Seller shall pay to the Master Servicer, and the Master Servicer shall pay to such Investor’s Purchaser Agent for the account of such Investor, the amount of such loss or expense. Such written notice (which shall include the methodology for calculating, and the calculation of, the amount of such loss or expense, in reasonable detail) shall, in the absence of demonstrable error, be conclusive and binding upon the Seller and the Master Servicer.

Article V.

Conditions of Purchases

Section 5.1 Closing Date; Conditions Precedent to Initial Purchase.

(a) This Agreement shall become effective on the date on which all of the below conditions in this Section 5.1(a) have been satisfied; the effectiveness of this Agreement is subject to the condition precedent that each Agent shall have received the following, each (unless otherwise indicated) dated such date or another recent date acceptable to each Agent and in form and substance satisfactory to each Agent:

(i) a copy of the resolutions of the board of directors (or similar governing body) of each Seller Party, Lennox International and each Originator approving each Transaction Document to be delivered by it hereunder and the transactions contemplated hereby and thereby, certified by its secretary or any other authorized person;

(ii) good standing certificates for each Seller Party, Lennox International and each Originator issued as of a recent date by the Secretary of State (or the equivalent) of the jurisdiction in which each such entity is organized and the Secretary of State (or the equivalent) of the state of its principal place of business;

(iii) a certificate of the secretary or assistant secretary of each Seller Party, Lennox International and each Originator certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents to be delivered by it hereunder (on which certificate each Agent and each Investor may conclusively rely until such time as Agents shall receive from a Seller Party a revised certificate meeting the requirements of this subsection (iii));

(iv) [intentionally omitted];

(v) the certificates of incorporation (or the equivalent) of each Seller Party, Lennox International and each Originator and all amendments thereto (including the amendment referred to in subsection (iv) above) duly certified as of a recent date by the Secretary of State (or the equivalent) of the jurisdiction in which each such entity is organized as of a recent date acceptable to each Agent, together with a copy of the by-laws (or the equivalent) of each Seller Party and each Originator duly certified by the secretary or an assistant secretary of each entity;

(vi) acknowledgment copies of proper financing statements (form UCC-1) or amendments to already filed financing statements (form UCC-3), filed on or prior to the date of the initial Purchase, naming (x) each Originator as the debtor and seller of Receivables, (y) Seller as secured party and purchaser and (z) Administrative Agent as assignee; and/or other similar instruments or documents, as may be necessary or, in the opinion of Administrative Agent, desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect Seller’s and Investors’ interests in the Pool Receivables and the Related Assets;

(vii) acknowledgment copies of proper financing statements (Form UCC-1), filed on or prior to the date of the initial Purchase, naming (x) Seller as the debtor and seller of Receivables or any undivided percentage ownership interest therein, and (y) Administrative Agent as the secured party; or other, similar instruments or documents, as may be necessary or, in the opinion of Administrative Agent, desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect (A) Investors’ undivided percentage ownership interests and (B) the security interest referred to in Section 9.1, in each case in the Pool Receivables and the Related Assets;

(viii) a search report by a nationally recognized search firm provided in writing to Administrative Agent listing all effective financing statements, state and federal tax or ERISA liens and judgments that name Seller or any Originator as debtor and that are filed in the jurisdictions in which filings were made pursuant to subsections (vi) and (vii) above and in such other jurisdictions and from such other Persons that Agent shall reasonably request, together with copies of such financing statements (none of which shall cover any Receivables or Related Assets);

(ix) duly executed copies of Lockbox Agreements with each of the Lockbox Banks with respect to each of the Lockbox Accounts;

(x) favorable opinions of Jones Day LLP, counsel for the Seller, the Master Servicer, Lennox International and the

Originators, as to such matters as the Administrative Agent may reasonably request;

(xi) duly executed copies of the Sale Agreement, confirmation of the Assurance Agreement and each Fee Letter;

(xii) completion of satisfactory due diligence by Administrative Agent and its counsel;

(xiii) a pro forma Information Package, prepared in respect of the proposed initial Purchase, assuming a Cut-Off Date of October 31, 2011;

(xiv) written notice provided by the Seller setting forth the Seller’s Account

(xv) such other agreements, instruments, certificates, opinions and other documents as Administrative Agent may reasonably request.

(b) Each party hereto agrees and acknowledges that, in connection with Amendment No. 8 to this Agreement, dated as of the Eighth Amendment Date, the MUFG Purchaser Group Limit is being changed to the amount set forth herein and the PNC Purchaser Group Limit is being added hereto. As a result thereof, the applicable Investors in the MUFG Purchaser Group which own the Asset Interest as of the date hereof shall transfer and assign a portion of the Asset Interest to the Investors in the PNC Purchaser Group so that after giving effect thereto, each Purchaser Group shall hold its Pro Rata Share (as determined pursuant to clause (b) of the definition thereof) of the Invested Amount outstanding at such time. On the Eighth Amendment Date, the applicable Investors in the PNC Purchaser Group making such purchase agree to make a cash payment to such Investors in the MUFG Purchaser Group in an amount equal to the aggregate Invested Amount so transferred.

Section 5.2 Conditions Precedent to All Purchases and Reinvestments.

Each Purchase and each Reinvestment shall be subject to the conditions precedent that on the date of such Purchase or Reinvestment the following statements shall be true (and the Seller, by accepting the amount of such Purchase or by receiving the proceeds of such Reinvestment, and each other Seller Party, upon such acceptance or receipt by the Seller, shall be deemed to have certified that):

(a) the representations and warranties contained in Section 6.1 are correct in all material respects on and as of such day as though made on and as of such day and shall be deemed to have been made on such day,

(b) no event has occurred and is continuing, or would result from such Purchase or Reinvestment, that constitutes a Liquidation Event or Unmatured Liquidation Event,

(c) after giving effect to each proposed Purchase or Reinvestment, the Invested Amount will not exceed the Purchase Limit in effect at such time, no Purchaser Group’s Purchaser Group Invested Amount will exceed such Purchaser Group’s Purchaser Group Limit in effect at such time and the Asset Interest will not exceed the Allocation Limit,

(d) the Termination Date shall not have occurred,

(e) in the case of a Purchase, each Purchaser Agent shall have timely received an appropriate notice of the proposed Purchase in accordance with Section 1.2(a),

(f) a completed Information Package or Interim Information Package (if applicable) shall have been delivered by the Master Servicer to the Administrative Agent and each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, as of the applicable Reporting Date or Interim Reporting Date, as the case may be,

(g) both prior to and after giving effect to each proposed Purchase or Reinvestment, the requirements of the Credit Agreement and any other agreement evidencing any Material Indebtedness of Lennox International with respect to transfers of assets and creation of liens shall not have been violated,

(h) after giving effect to each proposed Purchase or Reinvestment, the Weighted Average Term (with respect to Receivables included in the Net Pool Balance) shall not exceed 45 days,

(i) such other agreements, instruments, certificates, opinions and other documents as the Administrative Agent may reasonably request have been delivered, and

(j) each Originator shall have sold or contributed to the Seller, pursuant to the Sale Agreement, all Receivables arising on or prior to such date;

provided, however, the absence of the occurrence and continuance of an Unmatured Liquidation Event shall not be a condition precedent to any Reinvestment or any Purchase on any day which does not cause the Invested Amount, after giving effect to such Reinvestment or Purchase, to exceed the Invested Amount as of the opening of business on such day.

Article VI.

Representations and Warranties

Section 6.1 Representations and Warranties of the Seller Parties.

Each Seller Party represents and warrants as to itself, except when specifically provided, in which case, the specified Seller Party represents and warrants as follows:

(a) Organization and Good Standing. Its jurisdiction of organization is correctly set forth in the preamble to this Agreement. It is duly organized and is a “registered organization” as defined in the UCC under the laws of that jurisdiction and no other state or jurisdiction. It is validly existing as a corporation in good standing under the laws of its state of organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted. The Seller had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Pool Receivables and Related Assets. All of the issued and outstanding capital stock of the Seller is held by wholly-owned Subsidiaries of Lennox International. The Seller has no subsidiaries.

(b) Due Qualification. It is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary licenses and approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business requires such qualification, licenses or approvals, except where the failure to be so qualified or have such licenses or approvals would not have a Material Adverse Effect.

(c) Power and Authority; Due Authorization. It (i) has all necessary power, authority and legal right (A) to execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) to carry out the terms of the Transaction Documents to which it is a party, (C) in the case of the Master Servicer, to service the Receivables and the Related Assets in accordance with this Agreement and the Sale Agreement, and (D) in the case of the Seller, sell and assign the Asset Interest on the terms and conditions herein provided, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement and the other Transaction Documents and, in the case of the Seller, the sales and assignments described in clause (i)(D) above. It has duly executed and delivered each of the Transaction Documents to which it is a party.

(d) Valid Sale; Binding Obligations. (i) This Agreement constitutes a valid sale, transfer, and assignment of the Asset Interest to the applicable Investors, enforceable against creditors of, and purchasers from, the Seller, and (ii) this Agreement and each other Transaction Document signed by such Seller Party constitutes, a legal, valid and binding obligation of such Seller Party, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws from time to time in effect affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e) No Violation. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, its articles or certificate of incorporation or by-laws, or any material indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it or any of its properties is bound (including, but not limited to, those agreements or instruments evidencing Material Indebtedness of Lennox International), (ii) result in the creation or imposition of any Lien upon any its properties pursuant to the terms of any such material indenture, loan agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement and the other Transaction Documents, or (iii) violate any law or any order, rule, or regulation applicable to it of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over it or any of its properties.

(f) No Proceedings. There are no actions, proceedings or investigations pending, or, to its knowledge, threatened, before any Governmental Authority (i) asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the sale and assignment of the Receivables under the Sale Agreement or of the Asset Interest under this Agreement or the consummation of any of the other transactions contemplated by this Agreement or any other Transaction Document, or (iii) that would have a Material Adverse Effect.

(g) Bulk Sales Act. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(h) Government Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by it of this Agreement and each other Transaction Document to which it is a party, except, in the case of the Seller, for (i) the filing of the UCC financing statements referred to in Article V, and (ii) the filing of any UCC continuation statements and amendments from time to time required in relation to any UCC financing statements filed in connection with this Agreement, as provided in Section 8.7, all of which, at the time required in Article V or Section 8.7, as applicable, shall have been duly made and shall be in full force and effect.

(i) Financial Condition. (i) The consolidated and consolidating balance sheets of Lennox International and its consolidated subsidiaries as at December 31, 2010, and the related statements of income and shareholders’ equity of Lennox International and its consolidated subsidiaries for the fiscal year then ended, certified by KPMG LLP, independent certified public accountants, copies of which have been furnished to the Agents, fairly present in all material respects the consolidated financial condition of Lennox International and its consolidated subsidiaries as at such date and the consolidated results of the operations of Lennox International and its consolidated subsidiaries for the period ended on such date, all in accordance with GAAP consistently applied, (ii) since December 31, 2010 there has been no material adverse change in any such financial condition, business or operations, (iii) the balance sheet of the Seller as at September 30, 2011, certified by the chief financial officer or treasurer of the Seller by means of a Certificate of Financial Officer in the form attached hereto as Exhibit B, copies of which have been furnished to the Agents, fairly present in all material respects the financial condition, assets and liabilities of the Seller as at such date, all in accordance with GAAP consistently applied, and (iv) since December 31, 2009 there has been no material adverse change in the Seller’s financial condition, business or operations.

(j) Nature of Receivables. Each Receivable constitutes an “account” as such term is defined in the UCC.

(k) Margin Regulations. The use of all funds obtained by such Seller Party under this Agreement or any other Transaction Document will not conflict with or contravene any of Regulation T, U and X promulgated by the Federal Reserve Board from time to time or be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

(l) Quality of Title. (i) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties, which security interest is prior to all other Liens and is enforceable as such against creditors of and purchasers from the Seller, (ii) the Seller owns and has good and marketable title to the Pool Receivables, Related Assets and the other Collateral free and clear of any Lien (other than any Lien arising solely as the result of any action taken by any Secured Parties (or any assignee thereof) or by the Administrative Agent in connection with the Transaction Documents); (iii) when any Purchaser makes a Purchase or Reinvestment, it shall have acquired and shall at all times thereafter continuously maintain a valid and perfected first priority undivided percentage ownership interest to the extent of the portion of the Asset Interest funded by the related Purchaser Group in the Pool Receivables and Related Assets, free and clear of any Lien (other than any Lien arising as the result of any action taken by any Secured Party (or any assignee thereof) or by the Administrative Agent in connection with the Transaction Documents); (iv) other than the security interest granted to the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement, the Seller has not pledged, assigned, sold or granted a security interest in, or otherwise conveyed any of the Collateral; (v) the Seller has not authorized the filing of, and is not aware of any financing statements against the Seller that include a description of collateral covering the Pool Receivables, Related Assets or any other Collateral except such as may be filed (A) in favor of the Originators in accordance with the Contracts, (B) in favor of the Seller in connection with the Sale Agreement or (C) in favor of the Secured Parties or the Administrative Agent in accordance with this Agreement or in connection with any Lien arising solely as the result of any action taken by the Secured Parties (or any assignee thereof) or by the Administrative Agent in connection with the Transaction Documents, and (vi) with respect to each Pool Receivable, the Seller (A) shall have received such Pool Receivable as a contribution to the capital of the Seller by the applicable Originator or (B) shall have purchased such Pool Receivable from the applicable Originator in exchange for payment (made by the Seller to the Originator in accordance with the provisions of the Sale Agreement) of cash, an increase in the principal amount of the Initial Seller Note and/or an increase in the preferred stock of the Seller held by such Originator, in all cases in an amount which constitutes fair consideration and reasonably equivalent value. Each such sale referred to in clause (vi) of the preceding sentence shall not have been made for or on account of an antecedent debt owed by any Originator to the Seller and no such sale is or may be voidable or subject to avoidance under applicable law.

(m) Accurate Reports. No Information Package or Interim Information Package (if prepared by such Seller Party, or to the extent information therein was supplied by such Seller Party) or other information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of such Seller Party to any Agent or any Investor pursuant to this Agreement was or will be inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed to such Agent or Purchaser at such time) as of the date so furnished, or contained or (in the case of information or other materials to be furnished in the future) will contain any material misstatement of fact or omitted or (in the case of information or other materials to be furnished in the future) will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances made or presented.

(n) Offices. The principal places of business and chief executive offices of the Master Servicer and the Seller are located at the respective addresses set forth on Schedule 14.2, and the offices where the Master Servicer and the Seller keep all their books, records and documents evidencing Pool Receivables, the related Contracts and all purchase orders and other agreements related to such Pool Receivables are located at the addresses specified in Schedule 6.1(n) (or at such other locations, notified to each Agent in accordance with Section 7.1(f), in the United States).

(o) Lockbox Accounts. The names and addresses of all the Lockbox Banks, together with the account numbers of the Lockbox Accounts of the Seller at each Lockbox Bank and the post office box numbers of the lockboxes, are listed on Schedule 6.1(o) (or have been notified to and approved by the Agents in accordance with Section 7.3(d)) and are the only post office boxes and accounts into which Collections of Receivables are deposited or remitted. The Seller has not granted any Person, other than the Administrative Agent for the benefit of the Secured Parties as contemplated by this Agreement, control of any lockbox or Lockbox Account, or the right to take control of any such lockbox or Lockbox Account at a future time.

(p) Eligible Receivables. Each Receivable characterized in any Information Package, Interim Information Package or other written statement made by or on behalf of the Seller as an Eligible Receivable or as included in the Net Pool Balance is, as of the date of such Information Package, Interim Information Package or other written statement and on the date of any Purchase, Reinvestment or computation of Net Pool Balance, an Eligible Receivable on such date and properly included in the Net Pool Balance on such date. On the date of each Purchase and Reinvestment (and after giving effect thereto and to any payments made pursuant to Section 3.1(c)), the Asset Interest is not greater than 100%.

(q) Servicing Programs. No license or approval is required for any Agent’s use of any program used by the Master Servicer in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.

(r) Compliance with Credit and Collection Policy. With respect to each Eligible Receivable, it has complied in all material respects with the Credit and Collection Policy.

(s) Solvency. (i) The fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its debts as they become absolute and matured, (iii) the Seller does not intend to, and does not believe that it will, incur debts or liabilities beyond the Seller’s abilities to pay such debts and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller’s property would constitute unreasonably small capital.

(t) Names. Since the date of its incorporation, the Seller has not used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement.

(u) Ownership of the Seller. 100% of the issued and outstanding capital stock of the Seller is held by wholly-owned Subsidiaries of Lennox International, free and clear of any Lien. Such capital stock is validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire securities of the Seller. As of the date of this Agreement, the identity of all holders of capital stock of the Seller and the Initial Seller Notes, the type of capital stock and the amounts of all such capital stock and Initial Seller Notes held by such holders is as set forth on Schedule 6.1(u).

(v) Investment Company. The Seller (i) is not a “covered fund” under the Volcker Rule and (ii) is not, and after giving effect to the transactions contemplated hereby, will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended from time to time, or any successor statute. In determining that the Seller is not a covered fund, the Seller either does not rely solely on the exemption from the definition of “investment company” set forth in Section 3(c)(1) and/or 3(c)(7) of the Investment Company Act of 1940, as amended from time to time, or any successor statute, or is entitled to the benefit of the exclusion for loan securitizations in the Volcker Rule under 17 C.F.R. 75.10(c)(8).

(w) Taxes. Each Seller Party has filed all material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except for immaterial amounts, unless such immaterial amounts give rise to a Lien, and except for any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books. The Seller is not aware of any judgment or tax lien filings against it.

(x) Compliance with Laws. Each Seller Party is in compliance with all applicable laws, rules, regulations and orders, including those with respect to the Pool Receivables and related Contracts, except where the failure to so comply would not individually or in the aggregate have a Material Adverse Effect.

(y) Liquidation Event. No event has occurred and is continuing that constitutes a Liquidation Event, Unmatured Liquidation Event or Credit Event.

(z) Prior Seller Activities. The Seller was incorporated on June 9, 2000, and since such date it has not engaged in any business activities other than the transactions contemplated by and permitted by its certificate of incorporation.

(aa) Anti-Corruption Laws and Sanctions. Policies and procedures have been implemented and maintained by or on behalf of each of the Seller Parties that are designed to achieve compliance by the Seller Parties and their respective Subsidiaries, directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, giving due regard to the nature of such Person’s business and activities, and each of the Seller Parties, their respective Subsidiaries and their respective officers and employees and, to the knowledge of each of the Seller Parties, their respective officers, employees, directors and agents acting in any capacity in connection with or directly benefitting from the facility established hereby, are in compliance with Anti-Corruption Laws and applicable Sanctions, in each case in all material respects. None of (i) the Seller Parties or any of their respective Subsidiaries or, to the knowledge of the Seller Parties, as applicable, any of their respective directors, officers, employees, or agents that will act in any capacity in connection with or directly benefit from the facility established hereby, is a Sanctioned Person, and (ii) the Seller Parties nor any of their respective Subsidiaries is organized or resident in a Sanctioned Country. No Asset Interests purchased hereunder, amounts paid by the Purchasers and/or the Liquidity Banks hereunder to the Seller, or use of proceeds thereof by Seller in any manner, will violate Anti-Corruption Laws or applicable Sanctions.

Article VII.

General Covenants of the Seller Parties

Section 7.1 Affirmative Covenants of the Seller Parties.

Until the Final Payout Date, unless each Agent shall otherwise consent in writing:

(a) Compliance With Laws, Etc. Each Seller Party will comply in all material respects with all applicable laws, rules, regulations and orders, including those with respect to the Pool Receivables and related Contracts, except where the failure to so comply would not individually or in the aggregate have a Material Adverse Effect.

(b) Preservation of Corporate Existence. Each Seller Party will preserve and maintain its corporate existence, status as a “registered organization”, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would have a Material Adverse Effect.

(c) Audits. Each Seller Party will (i) at any time and from time to time upon not less than five (5) Business Days’ notice (unless a Liquidation Event has occurred and is continuing (or any Agent believes in good faith that a Liquidation Event has occurred and is continuing), in which case no such notice shall be required) during such Seller Party’s regular business hours, permit the Administrative Agent along with each Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group, or any of its agents or representatives, (A) to conduct audits of the Pool Receivables and examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of such Seller Party relating to Pool Receivables and the Related Assets, including, without limitation, the related Contracts and purchase orders and other agreements, and (B) to visit the offices and properties of such Seller Party for the purpose of examining such materials described in clause (i)(A) next above, and to discuss matters relating to Pool Receivables and the Related Assets or such Seller Party’s performance hereunder with any of the officers or employees (with notification to and coordination with the treasurer of such Seller Party or his designee) of such Seller Party having knowledge of such matters; (ii) permit each Purchaser Agent or any of its respective agents or representatives, upon not less than five (5) Business Days’ notice from such Purchaser Agent and the consent (which consent shall not unreasonably be withheld or delayed) of such Seller Party (unless a Liquidation Event has occurred and is continuing (or such Purchaser Agent believes in good faith that a Liquidation Event has occurred and is continuing) in which case no such notice or consent shall be required), to meet with the independent auditors of such Seller Party, to review such auditors’ work papers and otherwise to review with such auditors the books and records of such Seller Party with respect to the Pool Receivables and the Related Assets; and (iii) without limiting the provisions of clause (i) or (ii) next above, from time to time, at the expense of such Seller Party, permit certified public accountants or other auditors acceptable to each Purchaser Agent to conduct a review of such Seller Party’s books and records with respect to the Pool Receivables and the Related Assets; provided, that, so long as no Liquidation Event has occurred and is continuing, (I) such reviews shall not be done more than two (2) times in any one calendar year and (II) the Seller Parties shall be responsible for the costs and expenses of one such review in any one calendar year.

(d) Keeping of Records and Books of Account. The Master Servicer will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of outstanding Unpaid Balances by Obligor and related debit and credit details of the Pool Receivables).

(e) Performance and Compliance with Receivables and Contracts. Each Seller Party will, at its expense, timely and fully perform and comply with all material provisions, covenants and other promises, if any, required to be observed by it under the Contracts related to the Pool Receivables and all agreements related to such Pool Receivables.

(f) Location of Records. Each Seller Party will keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Receivables, the Related Assets, including all related Contracts and all agreements related to such Pool Receivables (and all original documents relating thereto), at the address(es) of the Master Servicer and the Seller referred to in Section 6.1(n) or, upon 30 days’ prior written notice to the Administrative Agent, at other locations in the United States.

(g) Credit and Collection Policies. Each Seller Party will comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

(h) Sale Agreement. The Seller will perform and comply in all material respects with all of its covenants and agreements set forth in the Sale Agreement, and will enforce the performance by the Originators of their respective obligations under the Sale Agreement.

(i) Deposit to Lockbox Accounts. The Seller and the Master Servicer shall instruct all Obligors to deposit all Collections to the Lockbox Accounts. Upon the establishment of the Collection Account, if any, the Master Servicer shall instruct each Lockbox Bank to deposit all Collections to the Collection Account. The Seller and the Master Servicer will not give any contrary or conflicting instructions, and will, upon the request of the Master Servicer or the Administrative Agent, confirm such instructions by the Master Servicer or take such other action as may be reasonably required to give effect to such instructions. If the Seller shall receive any Collections directly, it shall immediately (and in any event within two (2) Business Days) deposit the same to a lockbox connected to a Lockbox Account, a Lockbox Account or the Collection Account in the same form received.

(j) Anti-Corruption Laws and Sanctions. Policies and procedures will be maintained and enforced (i) by or on behalf of the Seller that are designed in good faith and in a commercially reasonable manner to promote and achieve compliance, in the reasonable judgment of the Seller, by the Seller and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, in each case giving due regard to the nature of such Person’s business and activities and (ii) by or on behalf of each of the Master Servicer and each Originator that are designed in good faith and in a commercially reasonable manner to promote and achieve compliance, in the reasonable judgment of the Master Servicer and each Originator, by the Master Servicer and each Originator and each of their respective Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, in each case giving due regard to the nature of such Person’s business and activities.

Section 7.2 Reporting Requirements of the Seller Parties.

From the date hereof until the Final Payout Date, unless each Agent shall otherwise consent in writing:

(a) Quarterly Financial Statements—Lennox International. The Master Servicer will furnish to each Agent, as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Lennox International, copies of its consolidated, and, to the extent otherwise available, consolidating balance sheets and related statements of income and statements of cash flow, showing the financial condition of Lennox International and its consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, together with a Certificate of Financial Officer in the form attached hereto as Exhibit B executed by the chief financial officer or treasurer of Lennox International;

(b) Annual Financial Statements—Lennox International. The Master Servicer will furnish to each Agent, as soon as available and in any event within 90 days after the end of each fiscal year of Lennox International, copies of its consolidated and consolidating balance sheets and related statements of income and statements of cash flow, showing the financial condition of Lennox International and its consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by KPMG LLP or other independent public accountants of recognized national standing acceptable to each Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of Lennox International on a consolidated basis (except as noted therein) in accordance with GAAP consistently applied;

(c) [Reserved];

(d) Annual Financial Statements—Seller. The Seller will furnish to each Agent, as soon as available and in any event within 90 days after the end of each fiscal year of the Seller, copies of the financial statements of the Seller, consisting of at least a balance sheet of the Seller for such year and statements of earnings, cash flows and shareholders’ equity, setting forth in each case in comparative form corresponding figures from the preceding fiscal year, together with a Certificate of Financial Officer in the form attached hereto as Exhibit B executed by the chief financial officer or treasurer of the Seller;

(e) Reports to Holders and Exchanges. In addition to the reports required by subsections (a), (b) and (d) above, promptly upon any Agent’s request, the Master Servicer will furnish or cause to be furnished to each Agent, copies of any reports specified in such request which the Master Servicer sends to any of its securityholders, and any reports, final registration statements (excluding exhibits), and each final prospectus and all amendments thereto that the Master Servicer files with the Securities and Exchange Commission or any national securities exchange other than registration statements relating to employee benefit plans and registrations of securities for selling securities;

(f) ERISA. Promptly after the filing or receiving thereof, each Seller Party will furnish to each Agent, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which any Seller Party or ERISA Affiliate thereof files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which such Seller Party or ERISA Affiliate thereof receives from the Pension Benefit Guaranty Corporation, which Reportable Event(s) individually or in the aggregate could have a Material Adverse Effect;

(g) Liquidation Events, Etc. As soon as possible and in any event within three (3) Business Days after obtaining knowledge of the occurrence of any Liquidation Event, any Unmatured Liquidation Event, or any Credit Event, each Seller Party will furnish to each Agent, a written statement of the chief financial officer, treasurer or chief accounting officer of such Seller Party setting forth details of such event and the action that such Seller Party will take with respect thereto;

(h) Litigation. As soon as possible and in any event within ten (10) Business Days of any Seller Party’s knowledge thereof, such Seller Party will furnish to each Agent, notice of (i) any litigation, investigation or proceeding which may exist at any time which could reasonably be expected to have a Material Adverse Effect and (ii) any development in previously disclosed litigation which development could reasonably be expected to have a Material Adverse Effect;

(i) Sale Agreement. (i) Promptly after receipt thereof, the Seller will furnish to each Agent, copies of all notices received by the Seller from any Originator under the Sale Agreement and (ii) as soon as possible and in any event no later than the day of occurrence thereof, the Seller will furnish to each Agent notice that any Originator has stopped selling or contributing to the Seller, pursuant to the Sale Agreement, all newly arising Receivables;

(j) Change in Credit and Collection Policy. Prior to its effective date, each Seller Party will furnish to each Agent, notice of (i) any material change in the character of such Seller Party’s business, and (ii) any material change in the Credit and Collection Policy;

(k) Change of Independent Director. At least 10 days prior to the effectiveness of any removal of the Independent Director, and within three Business Days after the death, incapacity or resignation of the Independent Director, the Seller shall furnish to each Agent notice of such event and the date of occurrence thereof, together with the name and background of the replacement Independent Director;

(l) Other. Promptly, from time to time, each Seller Party will furnish to each Agent such other information, documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of such Seller Party as such Agent may from time to time reasonably request in order to protect the interests of such Agent or the Investors under or as contemplated by this Agreement.

Promptly upon receipt thereof, each Purchaser Agent agrees to send to each Investor in such Purchaser Agent’s Purchaser Group copies of all financial statements, reports, notices, certificates or other items received by such Purchaser Agent under this Section 7.2.

Documents required to be delivered pursuant to clauses (a), (b) or (e) of this Section 7.2 (to the extent any such documents are included in reports otherwise filed with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC) shall be deemed to have been delivered to each Agent on the date Lennox International has filed such reports with the SEC via the EDGAR filing system and the Master Servicer has notified each Agent in writing of such posting.

Section 7.3 Negative Covenants of the Seller Parties.

From the date hereof until the Final Payout Date, unless each Agent shall otherwise consent in writing:

(a) Sales, Liens, Etc. (i) The Seller will not, except as otherwise provided herein and in the other Transaction Documents, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any Pool Receivable or any Related Asset, or any interest therein, or any account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing, and (ii) the Master Servicer will not assert any interest in the Receivables or any other Collateral, except as Master Servicer.

(b) Extension or Amendment of Receivables. No Seller Party will, except as otherwise permitted in Section 8.2(c), extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any material term or condition of any Contract related thereto in any way that adversely affects the collectibility of any Pool Receivable or the Investors’ rights therein.

(c) Change in Credit and Collection Policy. No Seller Party will make or permit to be made any material change in the Credit and Collection Policy, which change would impair the collectibility of any significant portion of the Pool Receivables or otherwise adversely affect the interests or remedies of any Agent or Investor under this Agreement or any other Transaction Document.

(d) Change in Payment Instructions to Obligors. No Seller Party will add or terminate any lockbox or account as a Lockbox Account or bank as a Lockbox Bank from those listed in Schedule 6.1(o) (unless, prior to such addition or termination, the Administrative Agent shall have received an updated Schedule 6.1(o) and a fully executed Lockbox Agreement with each new Lockbox Bank or with respect to each new lockbox or account) or, make any change in its instructions to Obligors regarding payments to be made to the Seller or Master Servicer or payments to be made to any Lockbox Bank (except for a change in instructions solely for the purpose of directing Obligors to make such payments to another existing Lockbox Bank).

(e) Deposits to Collection Account. No Seller Party will deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collection Account or any Lockbox Account, any cash or cash proceeds other than Collections of Pool Receivables.

(f) Changes to Other Documents. The Seller will not enter into any amendment or modification of, waiver to, or supplement to, the Sale Agreement or the Seller’s certificate of incorporation.

(g) Distributions, Etc. The Seller will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of capital stock of the Seller, or return any capital to its shareholders as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any shares of any class of capital stock of the Seller or any warrants, rights or options to acquire any such shares, now or hereafter outstanding; provided, however, that the Seller may declare and pay cash dividends on its capital stock to its shareholders so long as (i) no Liquidation Event or Unmatured Liquidation Event shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the corporate law of the state of Seller’s incorporation, and (iii) such dividends have been approved by all necessary and appropriate corporate action of the Seller.

(h) Seller Indebtedness. The Seller will not incur or permit to exist any Indebtedness or liability on account of deposits or advances or for borrowed money or for the deferred purchase price of any property or services, except (i) indebtedness of the Seller to the Originators incurred in accordance with the Sale Agreement, (ii) current accounts payable arising under the Transaction Documents and not overdue and (iii) other current accounts payable arising in the ordinary course of business and not overdue, in an aggregate amount at any time outstanding not to exceed $75,000.

(i) Negative Pledges. No Seller Party will enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Lien upon any Pool Receivables or Related Assets, whether now owned or hereafter acquired, except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.

(j) Change of Name; Jurisdiction of Organization; Offices and Records. No Seller Party shall change (i) its name as it appears in official filings in the jurisdiction of its organization, (ii) its status as a “registered organization” (within the meaning of Article 9 of any applicable enactment of the UCC), (iii) its organizational identification number, if any, issued by its jurisdiction of organization, or (iv) its jurisdiction of organization unless it shall have: (A) given the Agents at least twenty (20) days’ prior written notice thereof; (B) at least ten (10) days prior to such change, delivered to the Agents all financing statements, instruments and other documents requested by the Agents in connection with such change or relocation and (C) caused an opinion of counsel acceptable to the Agents and their respective assigns to be delivered to the Agents and such assigns that Administrative Agent’s security interest (for the benefit of the Secured Parties) is perfected and of first priority and other corporate matters related to such change, such opinion to be in form and substance acceptable to the Agents and such assigns in their sole discretion.

(k) Anti-Corruption Laws and Sanctions. (i) The Seller will not request any purchase hereunder, and shall procure that its directors, officers, employees and agents shall not use, the proceeds of any such purchase (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any applicable Sanctions, or (C) in any other manner that would result in liability to any party hereto under any applicable Sanctions or the violation of any applicable Sanctions by any such Person and (ii) the Master Servicer and each Originator shall not use, and each of the Master Servicer and each Originator shall procure that its respective Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any purchase made hereunder (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case to the extent doing so would violate any applicable Sanctions, or (C) in any other manner that would result in the violation of any applicable Sanctions by any such Person.

(l) Mergers, Consolidations and Acquisitions.

(i) The Master Servicer will not, nor will it permit any subservicer, to merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than acquisitions in the ordinary course of their business, except that if at the time thereof and immediately after giving effect thereto no Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing (A) the Master Servicer or such subservicer may merge or consolidate with any Subsidiary (other than Seller) in a transaction in which such Master Servicer or such subservicer is the surviving corporation, and (B) the Master Servicer or such subservicer may purchase, lease or otherwise acquire from any Subsidiary (other than Seller) all or substantially all of its assets and may purchase or otherwise acquire all or substantially all of the capital stock of any Person who immediately thereafter is a Subsidiary.

(ii) Seller will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person (whether directly by purchase, lease or other acquisition of all or substantially all of the assets of such Person or indirectly by purchase or other acquisition of all or substantially all of the capital stock of such other Person) other than the acquisition of the Receivables and Related Assets pursuant to the Sale Agreement and the sale of an interest in the Pool Receivables and Related Assets hereunder.

(m) [Reserved].

(n) Change in Business. No Seller Party will make or permit to be made any material change in the character of its business, which change would impair the collectibility of any significant portion of the Pool Receivables or otherwise adversely affect the interests or remedies of the Investors or the Agents under this Agreement or any other Transaction Document.

Section 7.4 Separate Corporate Existence of the Seller.

Each Seller Party hereby acknowledges that each Investor and each Agent are entering into the transactions contemplated hereby in reliance upon the Seller’s identity as a legal entity separate from the Master Servicer and its other Affiliates. Therefore, each Seller Party shall take all steps specifically required by this Agreement or reasonably required by the Agents to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of its Affiliates, and is not a division of the Master Servicer or any other Person. Without limiting the foregoing, each Seller Party will take such actions as shall be required in order that:

(a) The Seller will be a limited purpose corporation whose primary activities are restricted in its Certificate of Incorporation to purchasing or otherwise acquiring from the Originators, owning, holding, granting security interests, or selling interests, in Receivables in the Receivables Pool and Related Assets, entering into agreements for the selling and servicing of the Receivables Pool, and conducting such other activities as it deems necessary or appropriate to carry out such activities;

(b) At least one member of the Seller’s Board of Directors shall be an Independent Director. The certificate of incorporation of the Seller shall provide that (i) at least one member of the Seller’s Board of Directors shall be an Independent Director, (ii) the Seller’s Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Director shall approve the taking of such action in writing prior to the taking of such action, (iii) the Independent Director shall be employed by a nationally recognized provider of corporate or structured finance services, (iv) the Independent Director may not be removed by the Seller’s stockholders or the Seller’s Board of Directors except (w) for cause, (x) in the event the Independent Director ceases to be employed by the service provider which is his or her employer on the date the Independent Director first becomes an Independent Director or (y) with the consent of the Administrative Agent, not to be unreasonably withheld or delayed, and that any such removal pursuant to clause (w) or (x) shall not be effective until at least ten days after written notice to the Independent

Director and the Administrative Agent of such removal and the grounds therefor, and (v) the provisions requiring an Independent Director and the provisions described in clauses (i), (ii), (iii) and (iv) of this paragraph (b) cannot be amended without the prior written consent of the Independent Director;

(c) The Independent Director shall not at any time serve as a trustee in bankruptcy for the Seller or any Affiliate thereof;

(d) Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool (the parties acknowledge that the Master Servicer will be fully compensated for its services by payment of the Servicing Fee), and certain organizational expenses in connection with the formation of the Seller;

(e) The Seller will contract with the Master Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will pay the Master Servicer the Servicing Fee pursuant hereto. The Seller will not incur any material indirect or overhead expenses for items shared with the Master Servicer (or any other Affiliate thereof) which are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any other Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, for legal, auditing and other professional services and directors’ fees, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that Lennox shall pay or cause to be paid all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including, without limitation, legal, rating agency and other fees;

(f) The Seller shall at all times be adequately capitalized in light of its contemplated business and the Seller’s operating expenses will not be paid by any other Seller Party or other Affiliate of the Seller;

(g) The Seller will have its own stationery;

(h) The books of account, financial reports and corporate records of the Seller will be maintained separately from those of the Master Servicer and each other Affiliate of the Seller;

(i) Any financial statements of any Seller Party or Affiliate thereof which are consolidated to include the Seller will contain detailed notes clearly stating that (i) all of the Seller’s assets are owned by the Seller, and (ii) the Seller is a separate corporate entity with its own separate creditors that will be entitled to be satisfied out of the Seller’s assets prior to any value in the Seller becoming available to the Seller’s equity holders; and the accounting records and the published financial statements of the Originators will clearly show that, for accounting purposes, the Pool Receivables and Related Assets have been sold by the Originators to the Seller;

(j) The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Master Servicer and the other Affiliates;

(k) Each Affiliate of the Seller will strictly observe corporate formalities in its dealings with the Seller, and, except as permitted pursuant to this Agreement with respect to Collections, funds or other assets of the Seller will not be commingled with those of any of its Affiliates;

(l) No Affiliate of the Seller will maintain joint bank accounts with the Seller or other depository accounts with the Seller to which any such Affiliate (other than in its capacity as the Master Servicer hereunder or under the Sale Agreement) has independent access, provided that prior to the occurrence of a Credit Event, Collections may (following receipt in the Lockbox Accounts) be deposited into general accounts of the Master Servicer, subject to the obligations of the Master Servicer hereunder;

(m) No Affiliate of the Seller shall, directly or indirectly, name the Seller or enter into any agreement to name the Seller as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any Affiliate of the Seller;

(n) Each Affiliate of the Seller will maintain arm’s length relationships with the Seller, and each Affiliate of the Seller that renders or otherwise furnishes services or merchandise to the Seller will be compensated by the Seller at market rates for such services or merchandise;

(o) No Affiliate of the Seller will be, nor will it hold itself out to be, responsible for the debts of the Seller or the decisions or actions in respect of the daily business and affairs of the Seller. The Seller shall not (i) guarantee or become obligated for the debts of any other entity or hold out its credit as being available to satisfy the obligations of others, (ii) acquire obligations of its shareholders, (iii) pledge its assets for the benefit of any other entity or make any loans or advances to any other entity or (iv) make any payment or distribution of assets with respect to any obligation of any Affiliate of Seller. The Master Servicer and the Seller will immediately correct any known misrepresentation with respect to the foregoing and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity;

(p) The Seller will hold regular duly noticed meetings of its board of directors and keep correct and complete books and records of account and minutes of the meetings and other proceedings of its stockholder and board of directors, as applicable, and the resolutions, agreements and other instruments of the Seller will be continuously maintained as official records by the Seller;

(q) The Seller will not participate in the management of any other Seller Party or any Affiliate thereof; and

(r) The Seller, on the one hand, and each Originator, on the other hand, will hold itself out to the public and conduct its business solely in its own corporate name and in such a separate manner so as not to mislead others with whom they are dealing.

Article VIII.

Administration and Collection

Section 8.1 Designation of Master Servicer.

(a) Lennox as Initial Master Servicer. The servicing, administering and collection of the Pool Receivables shall be conducted by the Person designated as Master Servicer hereunder from time to time in accordance with this Section 8.1. Until the Administrative Agent at the direction of the Purchaser Agents, on the Investors’ behalf, gives to Lennox a Successor Notice (as defined in Section 8.1(b)), Lennox is hereby designated as, and hereby agrees to perform the duties and obligations of, the Master Servicer pursuant to the terms hereof. Each of the Originators named in the Sale Agreement, has agreed to act as subservicer for the purpose of performing certain duties and obligations with respect to all Receivables purchased by the Seller from such Originator pursuant to the terms of the Sale Agreement. In so acting as subservicer, each of the Originators has agreed to comply with, and be bound by, all of the terms and provisions of this Agreement applicable to such Originator in the performance of its duties as subservicer; provided, however, that each such Originator (i) shall cease to act as subservicer upon the Administrative Agent’s delivery of a Successor Notice to Lennox, and (ii) shall not be entitled to receive any Servicing Fee provided for herein (except that the Master Servicer may agree to pay to the subservicers a proportional share of the Servicing Fee which obligation shall be that of the Master Servicer).

(b) Successor Notice; Master Servicer Transfer Events. Upon Lennox’s receipt of a notice from the Administrative Agent of the Administrative Agent’s designation at the direction of the Purchaser Agents, on the Investors’ behalf, of a new Master Servicer (a “Successor Notice”), Lennox agrees that it will terminate its activities as Master Servicer hereunder in a manner that the Agents believe will facilitate the transition of the performance of such activities to the new Master Servicer, and the Administrative Agent (or its designee) shall assume each and all of Lennox’s obligations to service and administer such Receivables, on the terms and subject to the conditions herein set forth, and Lennox shall use its best efforts to assist the Administrative Agent (or its designee) in assuming such obligations. Without limiting the foregoing, Lennox agrees, at its expense, to take all actions necessary to provide the new Master Servicer with access to all computer software necessary or useful in collecting, billing or maintaining records with respect to the Receivables.

(c) Subcontracts. The Master Servicer may, with the prior consent of the Agents, subcontract with any other Person for servicing, administering or collecting the Pool Receivables, provided that the Master Servicer shall remain liable for the performance of the duties and obligations of the Master Servicer pursuant to the terms hereof and such subservicing arrangement may be terminated at the Administrative Agent’s request, at any time after a Successor Notice has been given.

Section 8.2 Duties of Master Servicer.

(a) Appointment; Duties in General. Each of the Seller, the Investors and the Agents hereby appoints as its agent the Master Servicer, as from time to time designated pursuant to Section 8.1, to enforce its rights and interests in and under the Pool Receivables and the Related Assets and the related Contracts. The Master Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. In performing its duties as Master Servicer, the Master Servicer shall exercise the same care and apply the same policies as it would exercise and apply if it owned such Receivables and shall act in the best interests of the Seller and the Investors.

(b) Allocation of Collections; Segregation. The Master Servicer shall identify for the account of the Seller and Investors their respective allocable shares of the Collections of Pool Receivables in accordance with Section 1.3 but shall not be required (unless otherwise requested by the Administrative Agent or any Purchaser Agent, on behalf of such Purchaser Agent’s Purchaser Group) to segregate the funds constituting such portions of such Collections prior to the remittance thereof in accordance with said Section. If instructed by the Administrative Agent or any Purchaser Agent, the Master Servicer shall segregate and deposit into the Collection Account, the Investors’ Share of Collections of Pool Receivables, on the second Business Day following receipt by the Master Servicer of such Collections in immediately available funds. The Master Servicer shall, from time to time after the occurrence and during the continuance of an Unmatured Liquidation Event or a Liquidation Event, at the request of any Purchaser Agent, furnish to such Purchaser Agent (promptly after any such request) a calculation of the amounts set aside for the Investors in such Purchaser Agent’s Purchaser Group pursuant to Section 3.1.

(c) Modification of Receivables. So long as no Credit Event, no Liquidation Event and no Unmatured Liquidation Event shall have occurred and be continuing, Lennox, while it is Master Servicer, may, in accordance with the applicable Credit and Collection Policy, (i) extend the maturity or adjust the Unpaid Balance of any Defaulted Receivable as the Master Servicer may reasonably determine to be appropriate to maximize Collections thereof, and (ii) adjust the Unpaid Balance of any Receivable to reflect the reductions or cancellations described in the first sentence of Section 3.2(a); provided that such extension or adjustment shall not alter the status of such Receivables as Delinquent Receivables or Defaulted Receivables or limit the rights of any Agent or any Investor with respect thereto.

(d) Documents and Records. Each Seller Party shall deliver to the Master Servicer, and the Master Servicer shall hold in trust for the Seller and the Purchaser Agents, on behalf of the Investors, in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Pool Receivables.

(e) Certain Duties to the Seller. The Master Servicer shall, as soon as practicable following receipt, turn over to the Seller (i) that portion of Collections of Pool Receivables representing its undivided percentage ownership interest therein, less the Seller’s Share of the Servicing Fee, and, in the event that neither Lennox nor any other Seller Party or Affiliate thereof is the Master Servicer, all reasonable and appropriate out-of-pocket costs and expenses of the Master Servicer of servicing, collecting and administering the Pool Receivables to the extent not covered by the Servicing Fee received by it, and (ii) the Collections of any Receivable which is not a Pool Receivable. The Master Servicer, if other than Lennox or any other Seller Party or

Affiliate thereof, shall, as soon as practicable upon demand, deliver to the Seller all documents, instruments and records in its possession that evidence or relate to Receivables of the Seller other than Pool Receivables, and copies of documents, instruments and records in its possession that evidence or relate to Pool Receivables.

(f) Termination. The Master Servicer’s authorization under this Agreement shall terminate upon the Final Payout Date.

(g) Power of Attorney. The Seller hereby grants to the Master Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Seller all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Seller or transmitted or received by the Master Servicer (whether or not from the Seller) in connection with any Receivable.

Section 8.3 [Reserved].

Section 8.4 Servicer Defaults.

Each of the following events shall constitute a “Servicer Default”:

(a) any failure by the Master Servicer to make any payment, transfer or deposit or to give instructions or notice to any Agent as required by this Agreement including, without limitation, delivery of any Information Package or Interim Information Package or any failure to make any payment or deposit required to be made in order to reduce the Asset Interest to the Allocation Limit and, (i) in the case of failure to deliver an Information Package or Interim Information Package, as the case may be, such failure shall remain unremedied for two (2) Business Days after the earliest to occur of (A) written notice thereof shall have been given by any Agent to the Master Servicer or (B) the Master Servicer shall have otherwise become aware of such failure and (ii) except with respect to any payment or deposit required to be made in order to reduce the Asset Interest to the Allocation Limit which shall be made when due, in the case of failure to make any payment or deposit to be made by the Master Servicer such failure shall remain unremedied for three (3) Business Days after the due date thereof;

(b) any failure on the part of the Master Servicer duly to observe or perform in any material respect any other covenants or agreements of the Master Servicer set forth in this Agreement or any other Transaction Document to which the Master Servicer is a party, which failure continues unremedied for a period of 30 days after the first to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Master Servicer by any Agent and (ii) the date on which the Master Servicer becomes aware thereof;

(c) any representation, warranty or certification made by the Master Servicer in this Agreement or in any certificate delivered pursuant to this Agreement shall prove to have been false or incorrect in any material respect when made, which continues to be unremedied for a period of 30 days after the first to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Master Servicer by any Agent and (ii) the date on which the Master Servicer becomes aware thereof; provided, however, that in the case of any representation, warranty or certification that was not made in writing, a Servicer Default shall occur hereunder only if such representation, warranty or certification was reasonably relied upon by any Agent and/or the Investors;

(d) a Credit Event shall occur or any bankruptcy, insolvency or similar event occurs with respect to the Master Servicer; or

(e) any change in the control of the Master Servicer which takes the form of either a merger or consolidation in which the Master Servicer is not the surviving entity.

Notwithstanding anything herein to the contrary, so long as any such Servicer Default shall not have been remedied, the Administrative Agent (at the direction of any Purchaser Agent), by written notice to the Master Servicer (a “Termination Notice”), may terminate all of the rights and obligations of the Master Servicer as Master Servicer under this Agreement and appoint a successor Master Servicer satisfactory to the Administrative Agent (in the Administrative Agent’s sole discretion).

Section 8.5 Rights of the Administrative Agent.

(a) Notice to Obligors. At any time when a Liquidation Event has occurred and is continuing, the Administrative Agent, at the request of the Purchaser Agents, may notify the Obligors of Pool Receivables, or any of them, of the ownership of the Asset Interest by the Investors.

(b) Notice to Lockbox Banks. At any time, the Administrative Agent is hereby authorized to give notice to the Lockbox Banks, as provided in the Lockbox Agreements, directing disposition of the funds in the Lockbox Accounts.

(c) Rights on Servicer Transfer Event. At any time following the designation of a Master Servicer other than Lennox pursuant to Section 8.1:

(i) The Administrative Agent may, or at the request of the Purchaser Agents, shall, direct the Obligors of Pool Receivables, or any of them, to pay all amounts payable under any Pool Receivable directly to the Collection Account, or otherwise to the Administrative Agent or its designee.

(ii) Any Seller Party shall, at the Administrative Agent’s request and at such Seller Party’s expense, give notice of the Investors’ ownership and security interests in the Pool Receivables to each Obligor of Pool Receivables and direct that payments be made directly to the Collection Account or otherwise to the Administrative Agent or its designee.

(iii) Each Seller Party shall, at the Administrative Agent’s request (at the direction of any Purchaser Agent), (A) assemble all of the documents, instruments and other records (including, without limitation, computer programs, tapes and disks) which evidence the Pool Receivables, the Related Assets, and the related Contracts, or which are otherwise necessary or desirable to collect such Pool Receivables, and make the same available to the successor Master Servicer at a place selected by such Agent, and

(B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Agents and promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the successor Master Servicer.

(iv) Each Seller Party hereby authorizes the Administrative Agent, and grants to the Administrative Agent an irrevocable power of attorney (which shall terminate on the Final Payout Date), to take any and all steps in such Seller Party’s name and on behalf of the Seller Parties which are necessary or desirable, in the determination of the Administrative Agent, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing any Seller Party’s name on checks and other instruments representing Collections and enforcing such Pool Receivables and the related Contracts.

Section 8.6 Responsibilities of the Seller Parties.

Anything herein to the contrary notwithstanding:

(a) Contracts. Each Seller Party shall remain responsible for performing all of its obligations (if any) under the Contracts related to the Pool Receivables and under the related agreements to the same extent as if the Asset Interest had not been sold hereunder, and the exercise by the Administrative Agent or its designee of its rights hereunder shall not relieve any Seller Party from such obligations.

(b) Limitation of Liability. No Agent or Investor shall have any obligation or liability with respect to any Pool Receivables, Contracts related thereto or any other related agreements, nor shall any of them be obligated to perform any of the obligations of any Seller Party or any Originator thereunder.

Section 8.7 Further Action Evidencing Purchases and Reinvestments.

(a) Further Assurances. Each Seller Party agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Administrative Agent or its designee may reasonably request in order to perfect, protect or more fully evidence the Purchases hereunder and the resulting Asset Interest, or to enable the Secured Parties or the Agents or any of their respective designees to exercise or enforce any of their respective rights hereunder or under any Transaction Document in respect thereof. Without limiting the generality of the foregoing, each Seller Party will:

(i) upon the request of the Administrative Agent in its discretion or at the direction of the Purchaser Agents, on behalf of the Investors, execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate, in accordance with the terms of this Agreement;

(ii) upon the request of the Administrative Agent at the direction of any Purchaser Agent, after the occurrence and during the continuance of a Liquidation Event, mark conspicuously each Contract evidencing each Pool Receivable with a legend, acceptable to the Agents, evidencing that the Asset Interest has been sold in accordance with this Agreement; and

(iii) mark its master data processing records evidencing the Pool Receivables and related Contracts with a legend, acceptable to the Agents, evidencing that the Asset Interest has been sold in accordance with this Agreement.

(b) Additional Financing Statements; Performance by Administrative Agent. Each Seller Party hereby authorizes the Administrative Agent, on behalf of the Secured Parties, or its designee, to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pool Receivables and the Related Assets now existing or hereafter arising in the name of any Seller Party, which financing statements filed against the Seller may describe the collateral covered thereby as “all assets of the Seller,” “all personal property of the Seller” or words of similar effect. If any Seller Party fails to perform any of its agreements or obligations under this Agreement, the Administrative Agent or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Administrative Agent or its designee incurred in connection therewith shall be payable by the Seller Parties as provided in Section 14.5.

(c) Continuation Statements; Opinion. Without limiting the generality of subsection (a), the Seller will, not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statements referred to in Section 5.1(a) or any other financing statement filed pursuant to this Agreement or in connection with any Purchase hereunder, if the Final Payout Date shall not have occurred:

(i) if necessary, deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement; and

(ii) deliver or cause to be delivered to each Agent an opinion of the counsel for the Seller Parties (which may be an opinion of in-house counsel for the Seller Parties), in form and substance reasonably satisfactory to each Agent, confirming and updating the opinion delivered pursuant to Section 5.1(a) to the effect that the Asset Interest hereunder continues to be a valid and perfected ownership or security interest, subject to no other Liens of record except as provided herein or otherwise permitted hereunder.

Section 8.8 Application of Collections.

Any payment by an Obligor in respect of any indebtedness owed by it to any Originator or Seller shall, except as otherwise specified by such Obligor or required by the underlying Contract or law, be applied, first, as a Collection of any Pool Receivable or Receivables then outstanding of such Obligor in the order of the age of such Pool Receivables, starting with the oldest of such Pool Receivables and, second, to any other indebtedness of such Obligor.

Article IX.

Security Interest

Section 9.1 Grant of Security Interest.

To secure all obligations of the Seller arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, payments on account of Collections received or deemed to be received and fees, the Seller hereby assigns and pledges to the Administrative Agent, as agent for and for the benefit of the Secured Parties and their respective successors and assigns, and hereby grants to the Administrative Agent, as agent for and for the benefit of the Secured Parties, a security interest in, all of the Seller’s right, title and interest now or hereafter existing in, to and under all assets of the Seller, including, without limitation, (a) all the Pool Receivables and Related Assets (and including specifically any undivided percentage ownership interest therein retained by the Seller hereunder), (b) the Sale Agreement and the other Transaction Documents, including, without limitation, (i) all rights of the Seller to receive moneys due or to become due under or pursuant to the Sale Agreement or the Assurance Agreement, (ii) all security interests and property subject thereto from time to time purporting to secure payment of monies due or to become due under or pursuant to the Sale Agreement or the Assurance Agreement, (iii) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Sale Agreement or the Assurance Agreement, (iv) claims of the Seller for damages arising out of or for breach of or default under the Sale Agreement or the Assurance Agreement, and (v) the right of the Seller to compel performance and otherwise exercise all remedies thereunder, (c) each lockbox related to a Lockbox Account, each Lockbox Account and the funds deposited therein, and (d) all proceeds of any of the foregoing (collectively, the “Collateral”).

Section 9.2 Further Assurances.

The provisions of Section 8.7 shall apply to the security interest granted under Section 9.1 as well as to the Purchases, Reinvestments and all the Asset Interests hereunder.

Section 9.3 Remedies.

Upon the occurrence of a Liquidation Event, the Administrative Agent, on behalf of the Secured Parties shall have, with respect to the Collateral granted pursuant to Section 9.1, and in addition to all other rights and remedies available to any Investor or Agent under this Agreement and the other Transaction Documents or other applicable law, all the rights and remedies of a secured party upon default under the UCC.

Article X.

Liquidation Events

Section 10.1 Liquidation Events.

The following events shall be “Liquidation Events” hereunder:

(a) The Master Servicer (if any Seller Party or Affiliate thereof is the Master Servicer) or the Seller (in the case of clause (ii) below) (i) shall fail to perform or observe any term, covenant or agreement that is an obligation of the Master Servicer hereunder (other than as referred to in clause (ii) or (iii) below or in other paragraphs of this Section 10.1), and such failure shall remain unremedied for fifteen (15) days after written notice thereof shall have been given by the Administrative Agent to the Master Servicer or the Master Servicer shall have otherwise become aware, or (ii) shall fail to make any payment or deposit to be made by it hereunder when due which failure shall continue for one (1) Business Day, if such payment or deposit is in connection with the reduction of the Invested Amount or for two (2) Business Days for any other payment, or (iii) shall fail to deliver any Information Package or Interim Information Package when due and such failure shall remain unremedied for two (2) Business Days after the earliest to occur of (A) written notice thereof shall have been given by any Agent to the Master Servicer or (B) the Master Servicer shall have otherwise become aware of such failure; or

(b) Any representation or warranty made or deemed to be made by any Seller Party, any Originator or Lennox International (or any of its officers) under this Agreement or any other Transaction Document or any Information Package, Interim Information Package or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made provided, however, that in the case of any representation, warranty or information that was not made or provided in writing, a Liquidation Event shall occur hereunder only if such representation, warranty or information was reasonably relied upon by any Agent and/or any Investor; or

(c) Any Seller Party or any Originator shall fail to perform or observe (i) any other term, covenant or agreement contained in this Agreement (other than as referred to in clause (ii) below) or any of the other Transaction Documents on its part to be performed or observed and any such failure shall remain unremedied for fifteen (15) days (or with respect to Section 7.1(c) hereof, five (5) days) after written notice thereof shall have been given by any Agent to any Seller Party or such Seller Party shall have otherwise become aware or (ii) any covenant applicable to such Person contained in Section 7.3 hereof or Section 6.3 of the Sale Agreement; or

(d) Any Seller Party, any Originator or Lennox International shall (A) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (including, without limitation, any such Indebtedness relating to the purchase of receivables or under any asset securitization agreement or arrangement) when the aggregate unpaid principal amount is in excess of in the case of the Seller, $25,000, or in the case of Lennox International, any Originator or the Master Servicer $75,000,000 when and as the same shall become due and payable (after expiration of any applicable grace period) or (B) fail to observe or perform any other term, covenant, condition or agreement (after expiration of any applicable grace period) contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (B) is to cause such Indebtedness to become due prior to its stated maturity; or

(e) An Event of Bankruptcy shall have occurred and remain continuing with respect to Lennox International, any Originator or any Seller Party; or

(f) The Seller shall become an “investment company” within the meaning of the Investment Company Act of 1940; or

(g) The rolling 3 month average Dilution Ratio at any Cut-Off Date exceeds 12.00%; or

(h) The rolling 3 month average Default Ratio at any Cut-Off Date exceeds 3.00%; or

(i) The rolling 3 month average Delinquency Ratio at any Cut-Off Date exceeds 4.50%; or

(j) On any Settlement Date, after giving effect to the payments made under Section 3.1(c), (i) the Asset Interest exceeds 100%, (ii) the Invested Amount exceeds the Purchase Limit in effect at such time; or (iii) the Purchaser Group Invested Amount of any Purchaser Group exceeds such Purchaser Group’s Purchaser Group Limit in effect at such time, and, in the case of any failure to make a timely payment or deposit with respect thereto solely by reason of any mechanical delay in or malfunction of the Fedwire system or due to an error on the part of the initiating or receiving bank such failure shall continue for more than one (1) Business Day; or

(k) There shall have occurred any event which materially adversely impairs the ability of the Originators to originate Receivables of a credit quality which are at least of the credit quality of the Receivables included in the first Purchase hereunder, or any other event occurs that is reasonably likely to have a Material Adverse Effect; or

(l) Any Seller Party, Originator or Lennox International is subject to a Change in Control; or

(m) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the Receivables or Related Assets and such lien shall not have been released within seven (7) days, or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with regard to any of the Receivables or Related Assets; or

(n) Any Seller Party or any Originator shall make any material change in the policies as to origination of Receivables or in its Credit and Collection Policy without prior written notice to and consent of the Agents; or

(o) The Administrative Agent for the benefit of the Secured Parties, for any reason, does not have a valid, perfected first priority undivided percentage ownership interest in the Pool Receivables and the Related Assets; or the security interest created pursuant to Section 9.1 shall for any reason cease to be a valid and perfected first priority security interest in the Collateral; or

(p) A final judgment or judgments shall be rendered against Lennox International, the Master Servicer, the Seller, any Originator or any combination thereof for the payment of money with respect to which an aggregate amount in excess of $25,000 with respect to the Seller and $75,000,000 with respect to Lennox International, any Originator or the Master Servicer is not covered by insurance and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Lennox International, the Master Servicer, any Originator or the Seller to enforce any such judgment; or

(q) A Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of any Master Servicer or any ERISA Affiliate to the Pension Benefit Guaranty Corporation (“PBGC”) or to a Plan in an aggregate amount exceeding $5,000,000 and, within 30 days after the reporting of any such Reportable Event to the Agents, the Administrative Agent shall have notified the Master Servicer in writing that (i) it or any other Agent has made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof a Liquidation Event exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

(r) The occurrence of a Servicer Default;

(s) The Seller’s Net Worth shall be less than the Threshold Amount;

(t) the Sale Agreement or the Assurance Agreement shall cease for any reason to be in full force and effect; or

(u) An Event of Default (as defined in the Credit Agreement) shall have occurred, regardless of whether such Event of Default has been waived by the parties to the Credit Agreement.

Section 10.2 Remedies.

(a) Optional Liquidation. Upon the occurrence of a Liquidation Event (other than a Liquidation Event described in subsection (e) of Section 10.1), the Administrative Agent shall, at the request, or may with the consent, of any Purchaser Agent, by notice to the Seller declare the Funding Termination Date to have occurred and the Liquidation Period to have commenced.

(b) Automatic Liquidation. Upon the occurrence of a Liquidation Event described in subsection (e) of Section 10.1, the Funding Termination Date shall occur and the Liquidation Period shall commence automatically.

(c) Additional Remedies. Upon the occurrence of the Termination Date, no Purchases or Reinvestments thereafter will be made, and the Administrative Agent, on behalf of the Secured Parties, shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

Article XI.

The Administrative Agent

Section 11.1 Administrative Agent Authorization and Action.

Each Investor and Purchaser Agent hereby appoints and authorizes the Administrative Agent (or its designees) to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement or the other Transaction Documents (including, without limitation, enforcement of this Agreement or the other Transaction Documents), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of any Purchaser Agent and such instructions shall be binding upon all Investors; provided, however, that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement, the other Transaction Documents or applicable law.

Section 11.2 Administrative Agent’s Reliance, Etc.

The Administrative Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them in good faith under or in connection with the Transaction Documents (including, without limitation, the servicing, administering or collecting Pool Receivables as Master Servicer pursuant to Section 8.1), except for its or their own breach of the applicable terms of the Transaction Documents or its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for the Seller), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to the Investors or any other holder of any interest in Pool Receivables and shall not be responsible to the Investors or any such other holder for any statements, warranties or representations made by any Seller Party in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of any Seller Party or to inspect the property (including the books and records) of any Seller Party; (d) shall not be responsible to the Investors or any other holder of any interest in Pool Receivables for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone where permitted herein), consent, certificate or other instrument or writing (which may be by facsimile) in good faith believed by it to be genuine and signed or sent by the proper party or parties.

Section 11.3 MUFG and Affiliates.

MUFG and any of its Affiliates may generally engage in any kind of business with Seller, Master Servicer, any Originator or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of Seller, Master Servicer, Originator or any Obligor or any of their respective Affiliates, all as if MUFG were not the Administrative Agent and without any duty to account therefor to any Investor or any other holder of an interest in Pool Receivables.

Section 11.4 Liquidity Bank’s Purchase Decision.

Each Liquidity Bank acknowledges that it has, independently and without reliance upon any Agent, any of its Affiliates or any other Liquidity Bank and based on such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement. Each Liquidity Bank also acknowledges that it will, independently and without reliance upon any Agent, any of its Affiliates or any other Liquidity Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement.

Section 11.5 Indemnification of Agent.

Each Liquidity Bank agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or the Master Servicer), ratably according to its Percentage of the Pro Rata Share of its Purchaser Group, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Transaction Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Transaction Documents, provided that no Liquidity Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s breach of the applicable terms of the Transaction Documents or its own gross negligence or willful misconduct.

Section 11.6 Purchaser Agent Authorization and Action.

Pursuant to agreements entered into with the MUFG Purchaser Agent, the MUFG Purchaser has appointed and authorized the MUFG Purchaser Agent (or its designees), to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the MUFG Purchaser Agent by the terms hereof, together with such powers as are reasonably incidental thereto.

Section 11.7 Purchaser Agent’s Reliance, Etc.

(a) Each Purchaser Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them in good faith under or in connection with the Transaction Documents (including, without limitation, the servicing, administering or collecting Pool Receivables as Master Servicer pursuant to Section 8.1), except for its or their own breach of the applicable terms of the Transaction Documents or its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, each Purchaser Agent: (a) may consult with legal counsel (including counsel for the Seller), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Investor or any other holder of any portion of its respective Purchaser Group’s interest in Pool Receivables and shall not be responsible to any Investor or any such other holder for any statements, warranties or representations made by any Seller Party in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of any Seller Party or to inspect the property (including the books and records) of any Seller Party; (d) shall not be responsible to any Investor or any other holder of any of the its respective Purchaser Group’s interest in Pool Receivables for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone where permitted herein), consent, certificate or other instrument or writing (which may be by facsimile) in good faith believed by it to be genuine and signed or sent by the proper party or parties.

Article XII.

Assignments

Section 12.1 Restrictions on Assignments.

(a) No Seller Party may assign its rights, or delegate its duties hereunder or any interest herein without the prior written consent of the Agents (except a Seller Party may delegate certain administrative duties to an Affiliate, such as payroll, financial reporting, tax and the like, so long as such Seller Party remains liable for performance of such duties).

(b) This Agreement and the Purchasers’ rights and obligations herein (including ownership of the Asset Interest) shall be assignable by the Purchasers and their successors and assigns to any Eligible Assignee (including, without limitation, pursuant to a Liquidity Agreement). Each assignor of an Asset Interest or any interest therein shall notify the Administrative Agent, the Purchaser Agent of such assignor’s Purchaser Group and the Seller of any such assignment. Each assignor of a Asset Interest or any interest therein may, in connection with any such assignment, disclose to the assignee or potential assignee any information relating to any Seller Party or any Originator, furnished to such assignor by or on behalf of such Seller Party or by any Agent; provided that, prior to any the disclosure of any Seller Information, the assignee or potential assignee agrees to preserve the confidentiality of any such information which is confidential in accordance with the provisions of Section 14.7 hereof.

(c) Each Liquidity Bank may assign to any Eligible Assignee or to any other Liquidity Bank all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of any Asset Interest therein owned by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $10,000,000 and (y) such Liquidity Bank’s Percentage of its Purchaser Group’s Purchaser Group Limit in effect at such time, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent and the Purchaser Agent in such Liquidity Bank’s Purchaser Group, an Assignment and Acceptance Agreement, and (iv) to the extent applicable, concurrently with such assignment, such assignor Liquidity Bank shall assign to such assignee Liquidity Bank or other Eligible Assignee an equal percentage of its rights and obligations under any Liquidity Agreement.

(d) Notwithstanding any other provision of this Section 12.1, (i) any Liquidity Bank may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of Earned Discount) under this Agreement or under any Liquidity Agreement to secure obligations of such Liquidity Bank to a Federal Reserve Bank, without notice to or consent of the Seller or any Agent; provided that no such pledge or grant of a security interest shall release a Liquidity Bank from any of its obligations hereunder or under such Liquidity Agreement, as the case may be, or substitute any such pledgee or grantee for such Liquidity Bank as a party hereto or to such Liquidity Agreement, as the case may be; and (ii) each Purchaser may assign and grant a security interest in all of its rights in the Transaction Documents, together with all of its rights and interest in the Asset Interest, to secure such Purchaser’s obligations under or in connection with the Commercial Paper Notes, the related Liquidity Agreement, and certain other obligations of such Purchaser incurred in connection with the funding of the Purchases and Reinvestments hereunder, which assignment and grant of a security interest shall not be considered an “assignment” prior to the enforcement of such security interest, for purposes of any provision of this Agreement.

Section 12.2 Rights of Assignee.

(a) Upon the execution and delivery and effectiveness of an Assignment and Acceptance Agreement, (x) the assignee Liquidity Bank thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Liquidity Bank hereunder and (y) the assigning Liquidity Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Liquidity Bank’s rights and obligations under this Agreement, such Liquidity Bank shall cease to be a party hereto).

(b) Upon the assignment by a Purchaser in accordance with this Article XII, the assignee receiving such assignment shall have all of the rights of the related Purchaser with respect to the Transaction Documents and the Asset Interest (or such portion thereof as has been assigned) and the assigning Purchaser shall, to the extent that rights and obligations hereunder have been assigned by it, relinquish such rights and be released from such obligations under this Agreement.

Section 12.3 Terms and Evidence of Assignment.

Any assignment of the Asset Interest (or any portion thereof) or any commitment hereunder to any Person which is otherwise permitted under this Article XII shall be upon such terms and conditions as the related assignor and the assignee may mutually agree, and may be evidenced by such instrument(s) or document(s) as may be satisfactory to the assignor, the related Purchaser Agent, the Administrative Agent and the assignee, which shall include, with respect to any assignment by a Liquidity Bank, an Assignment and Acceptance Agreement.

Section 12.4 Rights of Liquidity Banks.

The Seller hereby agrees that, upon notice to the Seller, the Liquidity Banks may exercise all the rights of the Purchaser Agent and Purchaser in such Liquidity Bank’s Purchaser Group, with respect to the portion of the Asset Interest funded by such Purchaser Group (or any portions thereof), and Collections with respect thereto, which are owned by such Purchaser, and all other rights and interests of such Purchaser in, to or under this Agreement or any other Transaction Document. Without limiting the foregoing, upon such notice or at any time thereafter (but subject to any conditions applicable to the exercise of such rights by the Agents), the Liquidity Banks may request the Master Servicer to segregate such Purchaser’s allocable shares of Collections from the Seller’s allocable share, may require the Administrative Agent to give a Successor Notice pursuant to and in accordance with Section 8.1(b), may require the Administrative Agent to give notice to the Lockbox Banks as referred to in Section 8.5(b) and may direct the Administrative Agent to direct the Obligors of Pool Receivables to make payments in respect thereof directly to an account designated by them, in each case, to the same extent as such Purchaser Agent might have done.

Article XIII.

Indemnification

Section 13.1 Indemnities by the Seller.

(a) General Indemnity. Without limiting any other rights which any such Person may have hereunder or under applicable law, the Seller hereby agrees to indemnify MUFG, both individually and as the Administrative Agent and the MUFG Purchaser Agent, the WFB Purchaser Agent, the PNC Purchaser Agent, the Purchasers, the Liquidity Banks, the Liquidity Agents, each of their respective Affiliates, and all successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, and employees of any of the foregoing, and any successor servicer and subservicer not affiliated with Lennox (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to the Transaction Documents or the ownership or funding of the Asset Interest or in respect of any Receivable or any Contract, excluding, however, (x) Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party or (y) recourse (except as otherwise specifically provided in this Agreement) for Defaulted Receivables; the Seller further agrees to indemnify any agent (which is not otherwise an Indemnified Party) of any of MUFG, WFB, PNC, the Agents, the Purchasers, the Liquidity Banks, and the Liquidity Agents forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or caused by the gross negligence or willful misconduct of the Seller. Without limiting the foregoing, the Seller shall indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:

(i) the transfer by any Seller Party of any interest in any Receivable other than the transfer of Receivables and related property by the Originators to the Seller pursuant to the Sale Agreement, the transfer of an Asset Interest to the Investors pursuant to this Agreement and the grant of a security interest to the Secured Parties pursuant to Section 9.1;

(ii) any representation or warranty made by the Seller in the last sentence of Section 6.1(p) shall have been false, incorrect or misleading in any respect when made or deemed made, or any other representation or warranty made in writing by any Seller Party (or any of its officers) under or in connection with any Transaction Document, any Information Package, Interim Information Package or any other information or report delivered by or on behalf of any Seller Party pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered, as the case may be; provided, however, that in the case of any representation, warranty or information that was not made or delivered in writing, indemnification shall be available to an Indemnified Party hereunder only if such representation, warranty or information was reasonably relied upon by such Indemnified Party;

(iii) the failure by any Seller Party to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the nonconformity of any Pool Receivable or the related Contract with any such applicable law, rule or regulation or the failure of the Seller to perform its duties or obligations in accordance with the provisions hereof or to perform its duties or obligations under the Contracts;

(iv) the failure to vest and maintain vested in (A) the Investors an undivided percentage ownership interest, to the extent of the Asset Interest, in the Receivables in, or purporting to be in, the Receivables Pool, or (B) the Secured Parties a security interest in the Collateral, in each case free and clear of any Lien, other than a Lien arising solely as a result of an act of any Investor or the Administrative Agent, whether existing at the time of any Purchase or Reinvestment of such Asset Interest or at any time thereafter;

(v) the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool, whether at the time of any Purchase or Reinvestment or at any time thereafter;

(vi) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivables or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vii) any matter described in clause (i) or (ii) of Section 3.2(a);

(viii) any failure of any Seller Party, as the Master Servicer or otherwise, to perform its duties or obligations in accordance with the provisions of Article III or Article VIII;

(ix) any product liability claim arising out of or in connection with merchandise or services that are the subject of any Pool Receivable;

(x) any claim of breach by any Seller Party of any related Contract with respect to any Pool Receivable;

(xi) any Tax or Other Taxes, all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase or ownership of any Asset Interest, or any other interest in the Pool Receivables or in any goods which secure any such Pool Receivables; or

(xii) the commingling of Collections of Pool Receivables at any time with other funds.

(b) Contest of Tax Claim; After-Tax Basis. If any Indemnified Party shall have written notice of any attempt to impose or collect any Tax or Other Taxes for which indemnification will be sought from Seller under Section 13.1(a)(xi), such Indemnified Party shall give prompt and timely notice of such attempt to the Seller. Indemnification hereunder shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid taxes (including any deduction) and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax, deduction or refund on the amount of tax measured by net income or profit which is or was payable by the Indemnified Party.

(c) Contribution. If for any reason the indemnification provided above in this Section 13.1 (and subject to the exceptions set forth therein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Seller shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Seller on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

Section 13.2 Indemnities by Master Servicer.

Without limiting any other rights which any Indemnified Party may have hereunder or under applicable law, the Master Servicer hereby agrees to indemnify each of the Indemnified Parties forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or relating to (i) the Master Servicer’s performance of, or failure to perform, any of its obligations under or in connection with any Transaction Document, or (ii) any representation or warranty made by the Master Servicer in the last sentence of Section 6.1(p) shall have been false, incorrect or misleading in any respect when made or deemed made, or (iii) any other representation or warranty made by the Master Servicer (or any of its officers) under or in connection with any Transaction Document, any Information Package, Interim Information Package or any other information or report delivered by or on behalf of the Master Servicer, which shall have been false, incorrect or misleading in any material respect when made or deemed made or delivered, as the case may be, or (iv) the failure of the Master Servicer to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or (v) the commingling of Collections of Pool Receivables at any time with other funds, or (vi) any claim brought by any Person (other than an Indemnified Party) arising from any activity by the Master Servicer or its subservicers in servicing, administering or collecting any Pool Receivable; provided, however, that in the case of any representation, warranty or information that was not made or delivered in writing, indemnification shall be available to an Indemnified Party hereunder only if such representation, warranty or information was reasonably relied upon by such Indemnified Party. Notwithstanding the foregoing, in no event shall any Indemnified Party be awarded any Indemnified Amounts (a) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party or (b) recourse for Defaulted Receivables. The Master Servicer further agrees to indemnify any agent (which is not otherwise an Indemnified Party) of any of MUFG, WFB, PNC, the Agents, the Purchasers, the Liquidity Banks, and the Liquidity Agents forthwith on demand, from and against any and all Indemnified Amounts awarded against or incurred by any of them arising out of or caused by the gross negligence or willful misconduct of the Master Servicer.

If for any reason the indemnification provided above in this Section 13.2 (and subject to the exceptions set forth therein) is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Master Servicer shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Master Servicer on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

Article XIV.

Miscellaneous

Section 14.1 Amendments, Etc.

No amendment or waiver of any provision of this Agreement nor consent to any departure by any Seller Party therefrom shall in any event be effective unless the same shall be in writing and signed by (a) each Seller Party, the Agents and the Investors party hereto (with respect to an amendment), or (b) the Agents and the Investors party hereto (with respect to a waiver or consent by them) or any Seller Party (with respect to a waiver or consent by it), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The parties acknowledge that, before entering into such an amendment or granting such a waiver or consent, any Purchaser may also be required to obtain the approval of some or all of the Liquidity Banks in such Purchaser’s Purchaser Group or to obtain confirmation from certain rating agencies that such amendment, waiver or consent will not result in a withdrawal or reduction of the ratings of the Commercial Paper Notes (to the extent that any Purchaser is required to obtain any confirmation from any rating agency, such confirmation shall be in writing with respect to any material amendment, modification, waiver or consent).

Section 14.2 Notices, Etc.

All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage prepaid, or by facsimile or e-mail, to the intended party at the address or facsimile number of such party set forth on Schedule 14.2 or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile or e-mail, when sent, receipt confirmed by telephone or electronic means; provided, however, that the financial statements required to be delivered by Sections 7.2(a), 7.2(b) and 7.2(d) shall be deemed delivered on the date such financial statements are deposited in the United States mail with first class postage prepaid, addressed to the intended party at the address as set forth on Schedule 14.2 or at such other address as shall be designated by such party in a written notice to the other parties hereto.

Section 14.3 No Waiver; Remedies.

No failure on the part of the Administrative Agent, any Affected Party, any Indemnified Party, any Purchaser or any other holder of the Asset Interest (or any portion thereof) to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, MUFG, individually and as an Agent, WFB, individually and as an Agent, PNC, individually and as an Agent, and the Liquidity Banks are each hereby authorized by Seller and Lennox (as Master Servicer and as an

Originator) at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by MUFG, WFB, PNC or such Liquidity Bank to or for the credit or the account of the Seller or Lennox against any and all of the obligations of the Seller or Lennox, now or hereafter existing under this Agreement or any other Transaction Document, to any Agent, any Affected Party, any Indemnified Party or any Investor, or their respective successors and assigns. For avoidance of doubt, the right of setoff set forth in this Section 14.3 does not permit setoff of deposits and indebtedness held or owing by one Person to or for the account of a second Person against amounts owing by any Person other than such second Person.

Section 14.4 Binding Effect; Survival.

This Agreement shall be binding upon and inure to the benefit of each Seller Party, the Agents, the Investors and their respective successors and assigns, and the provisions of Section 4.2 and Article XIII shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Section 12.1. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by the Seller pursuant to Article VI and the indemnification and payment provisions of Article XIII and Sections 4.2, 14.5, 14.6, 14.7 14.11, 14.12 and 14.14 shall be continuing and shall survive any termination of this Agreement.

Section 14.5 Costs, Expenses and Taxes.

In addition to its obligations under Article XIII, the Seller Parties jointly and severally agree to pay on demand:

(a) all costs and expenses incurred by the Agents, any Liquidity Bank, any Investor and their respective Affiliates in connection with:

(i) the negotiation, preparation, execution and delivery of this Agreement, the other Transaction Documents or a Liquidity Agreement, any amendment of or consent or waiver under any of the Transaction Documents which is requested or proposed by any Seller Party (whether or not consummated), or the enforcement by any of the foregoing Persons of, or any actual or claimed breach of, this Agreement or any of the other Transaction Documents, including, without limitation, the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents in connection with any of the foregoing, and

(ii) the administration (including periodic auditing as provided for herein) of this Agreement and the other Transaction Documents, including, without limitation, all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants), incurred in connection with any review of any Seller Party’s books and records either prior to the execution and delivery hereof or pursuant to Section 7.1(c), subject to the limitations set forth in such Section 7.1(c);

(b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents (and the Seller Parties, jointly and severally agree to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees) (“Other Taxes”); and

(c) all losses, costs and expenses incurred by the Investors or the Agents in connection with or as a result of any failure to make a timely payment or deposit, including, without limitation, by reason of any mechanical delay in or malfunction of the Fedwire system or due to an error on the part of the initiating or receiving bank.

Section 14.6 No Proceedings.

The Master Servicer hereby agrees that it will not institute against the Seller, or join any Person in instituting against the Seller, and each Seller Party, the Master Servicer, MUFG (individually, as Administrative Agent and as MUFG Purchaser Agent), WFB (individually and as WFB Purchaser Agent), PNC (individually and as PNC Purchaser Agent), each Liquidity Bank and each Purchaser, as to each other Purchaser, hereby agrees that it will not institute against any Purchaser, or join any other Person in instituting against any Purchaser, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Commercial Paper Notes issued by such Purchaser shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall have been outstanding.

Section 14.7 Confidentiality of Seller Information.

(a) Confidential Seller Information. Each party hereto (other than Seller Parties) acknowledges that certain of the information provided to such party by or on behalf of the Seller Parties in connection with this Agreement and the transactions contemplated hereby is or may be confidential, and each such party severally agrees that, unless the Master Servicer shall otherwise agree in writing, and except as provided in subsection (b), such party will not disclose to any other person or entity:

(i) any information regarding, or copies of, any nonpublic financial statements, reports, schedules and other information furnished by any Seller Party to any Investor or any Agent (A) prior to the date hereof in connection with such party’s due diligence relating to the Seller Parties and the transactions contemplated hereby, or (B) pursuant to this Agreement, including without limitation, Section 3.1, 5.1, 6.1(i), 7.1(c) or 7.2, or

(ii) any other information regarding any Seller Party which is designated by any Seller Party to such party in writing as confidential

(the information referred to in clauses (i) and (ii) above, whether furnished by any Seller Party or any attorney for or other representative thereof (each a “Seller Information Provider”), is collectively referred to as the “Seller Information”); provided, however, Seller Information shall not include any information which is or becomes generally available to the general public or to such party on a nonconfidential basis from a source other than any Seller Information Provider, or which was known to such party on a nonconfidential basis prior to its disclosure by any Seller Information Provider.

(b) Disclosure. Notwithstanding subsection (a), each party may disclose any Seller Information:

(i) to any of such party’s independent attorneys, consultants and auditors, and to any dealer or placement agent for such Purchaser’s Commercial Paper Notes, who (A) in the good faith belief of such party, have a need to know such Seller Information, and (B) are informed by such party of the confidential nature of the Seller Information and the terms of this Section 14.7 and has agreed, verbally or otherwise, to be bound by the provisions of this Section 14.7,

(ii) to any Liquidity Bank, any actual or potential assignees of, or participants in, any rights or obligations of any Purchaser, any Liquidity Bank or the Purchaser Agent of such Purchaser’s or Liquidity Bank’s Purchaser Group under or in connection with this Agreement who has agreed to be bound by the provisions of this Section 14.7,

(iii) to any rating agency,

(iv) to any other party to this Agreement (and any independent attorneys, consultants and auditors of such party), for the purposes contemplated hereby,

(v) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party,

(vi) subject to subsection (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose such Seller Information, or

(vii) in connection with the enforcement of this Agreement or any other Transaction Document.

In addition, each Purchaser and each Agent may disclose on a “no name” basis to any actual or potential investor in or credit enhancer for such Purchaser’s Commercial Paper Notes information regarding the nature of this Agreement, the basic terms hereof (including without limitation the amount and nature of such Purchaser’s commitment and Invested Amount with respect to the Asset Interest funded by such Purchaser Group and any other credit enhancement provided by any Seller Party hereunder), the nature, amount and status of the Pool Receivables, and the current and/or historical ratios of losses to liquidations and/or outstandings with respect to the Receivables Pool.

(c) Legal Compulsion. In the event that any party hereto (other than any Seller Party) or any of its representatives is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Seller Information, such party will (or will cause its representative to):

(i) provide the Master Servicer with prompt written notice so that (A) the Master Servicer may seek a protective order or other appropriate remedy, or (B) the Master Servicer may, if it so chooses, agree that such party (or its representatives) may disclose such Seller Information pursuant to such request or legal compulsion; and

(ii) unless the Master Servicer agrees that such Seller Information may be disclosed, make a timely objection to the request or compulsion to provide such Seller Information on the basis that such Seller Information is confidential and subject to the agreements contained in this Section 14.7.

In the event such protective order or remedy is not obtained, or the Master Servicer agrees that such Seller Information may be disclosed, such party will furnish only that portion of the Seller Information which (in such party’s good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be afforded the Seller Information.

(d) Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws.

(e) This Section 14.7 shall survive termination of this Agreement.

Section 14.8 Captions and Cross References.

The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 14.9 Integration.

This Agreement and the other Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

Section 14.10 Governing Law.

THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 14.11 Waiver Of Jury Trial.

EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL NOT BE TRIED BEFORE A JURY.

Section 14.12 Consent To Jurisdiction; Waiver Of Immunities.

EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT:

(a) IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, AS APPROPRIATE, IN EITHER CASE SITTING IN NEW YORK COUNTY, NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.

(b) TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 14.13 Execution in Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by electronic mail in portable document format (.pdf) shall be as effective as delivery of a manually executed counterpart of a signature page of this Agreement.

Section 14.14 No Recourse Against Other Parties.

The obligations of each Purchaser under this Agreement are solely the corporate obligations of such Purchaser. No recourse shall be had for the payment of any amount owing by any Purchaser under this Agreement or for the payment by such Purchaser of any fee in respect hereof or any other obligation or claim of or against such Purchaser arising out of or based upon this Agreement, against MUFG or against any employee, officer, director, incorporator or stockholder of such Purchaser. For purposes of this Section 14.14, the term “MUFG” shall mean and include MUFG Bank, Ltd. (formerly known as The Bank of Tokyo-Mitsubishi UFJ, Ltd.), and all affiliates thereof and any employee, officer, director, incorporator, stockholder or beneficial owner of any of them; provided, however, for the purposes of this paragraph, no Purchaser shall be considered to be an affiliate of its respective Purchaser Agent. Each of the Seller, the Master Servicer and the Agents agree that each Purchaser shall be liable for any claims that such party may have against such Purchaser only to the extent such Purchaser has excess funds and to the extent such assets are insufficient to satisfy the obligations of such Purchaser hereunder, such Purchaser shall have no liability with respect to any amount of such obligations remaining unpaid and such unpaid amount shall not constitute a claim against such Purchaser. Any and all claims against any Purchaser or any Purchaser Agent shall be subordinate to the claims of the holders of Commercial Paper Notes and the related Liquidity Banks.

Section 14.15 Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

Section 14.16 Amendment and Restatement.

This Agreement constitutes an amendment and restatement in its entirety of the Prior RPA. Each party hereto acknowledges that the amendment and restatement of the Prior RPA on the terms and conditions set forth herein shall not in any way affect any sales, transfers, assignments or security interest grants effected pursuant to the Prior RPA or any representations, warranties or covenants made by any Seller Party with respect to such sales, transfers, assignments or security interest grants, any indemnities made by any Seller Party, or any rights or remedies of the Administrative Agent or the Investors with respect thereto. Each Seller Party hereby confirms all sales, transfers, assignments and security interests effected pursuant to the Prior RPA.

Section 14.17 Erroneous Payment.

(a) If the Administrative Agent (x) notifies a Purchaser, Purchaser Agent or Liquidity Bank, or any Person who has received funds on behalf of a Purchaser, Purchaser Agent or Liquidity Bank (any such Purchaser, Purchaser Agent or Liquidity Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Purchaser, Purchaser Agent, Liquidity Bank or other Payment Recipient on its behalf) (any such funds, whether transferred or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) , such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 14.17 and held in trust for the benefit of the Administrative Agent, and such Purchaser, Purchaser Agent or Liquidity Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Purchaser, Purchaser Agent, Liquidity Bank or any Person who has received funds on behalf of a Purchaser, Purchaser Agent or Liquidity Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Purchaser, Purchaser Agent or Liquidity Bank, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i) it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Purchaser, Purchaser Agent or Liquidity Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 14.17(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 14.17(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 14.17(a) or on whether or not an Erroneous Payment has been made.

(c) Each Purchaser, Purchaser Agent or Liquidity Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Purchaser, Purchaser Agent or Liquidity Bank under any Transaction Document, or otherwise payable or distributable by the Administrative Agent to such Purchaser, Purchaser Agent or Liquidity Bank under any Transaction Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).

(d) (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Purchaser, Purchaser Agent or Liquidity Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Purchaser, Purchaser Agent or Liquidity Bank at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) the Purchaser or Liquidity Bank, as applicable, shall be deemed to have assigned its Purchases and related Asset Interests (but not any amount available under its respective Purchaser Group Limit) with respect to which such Erroneous Payment was made in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Purchases and the related Asset Interests (but not any amount available under its respective Purchaser Group Limit), the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Seller) deemed to execute and deliver an Assignment and Acceptance Agreement with respect to such Erroneous Payment Deficiency Assignment, (B) the Administrative Agent as the assignee shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee shall become an Investor hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Purchaser or Liquidity Bank, as applicable, shall cease to be a Purchaser or Liquidity Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and the amount available for Purchase hereunder, which shall survive as to such assigning Purchaser or Liquidity Bank, as applicable, (D) the Administrative Agent and the Seller shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the register its ownership interest in the Purchases and the related Asset Interests subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the amount available for Purchase hereunder and such amounts shall remain available in accordance with the terms of this Agreement.

(ii) Subject to Article XII (but excluding, in all events, any assignment consent or approval requirements (whether from the Seller or otherwise)), the Administrative Agent may, in its discretion, sell any Purchases and the related Asset Interests acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Investor shall be reduced by the net proceeds of the sale of such Purchases and the related Asset Interests (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Investor (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Investor (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Administrative Agent on or with respect to any such Purchases and the related Asset Interests acquired from such Investor pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Purchases and the related Asset Interests are then owned by the Administrative Agent) and (y) may, in the sole discretion of the Administrative Agent, be reduced by any amount specified by the Administrative Agent in writing to the applicable Investor from time to time.

(e) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Purchaser, Purchaser Agent or Liquidity Bank, to the rights and interests of such Purchaser, Purchaser Agent or Liquidity Bank, as the case may be) under the Transaction Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Seller’s obligations under the Transaction Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Seller obligations in respect of Purchases and the related Asset Interests that have been assigned to the Administrative Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Seller obligations owed by the Seller; provided that this Section 14.17 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Seller obligations relative to the amount (and/or timing for payment) of the Seller obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Seller for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 14.17 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Purchaser, Purchaser Agent or Liquidity Bank, the termination of the commitments and/or the repayment, satisfaction or discharge of all Seller obligations (or any portion thereof) under any Transaction Document.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

LPAC CORP., as Seller

By:
Name:
Title:

LENNOX INDUSTRIES INC., as Master Servicer

By:
Name:
Title:

[AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT]

VICTORY RECEIVABLES CORPORATION, as a Purchaser

By:
Name:
Title:

MUFG BANK, LTD., as Administrative Agent and MUFG Purchaser Agent

By:
Name:
Title:

MUFG BANK, LTD., as a Liquidity Bank

By:
Name:
Title:

Percentage: The fraction equal to 170,000,000/
400,000,000 (expressed as a percentage)

[AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as WFB Purchaser Agent and as a Liquidity Bank

By:
Name:
Title:

Percentage: The fraction equal to 115,000,000/
400,000,000 (expressed as a percentage)

[AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as PNC Purchaser Agent and as a Liquidity Bank

By:
Name:
Title:

Percentage: The fraction equal to 115,000,000/
400,000,000 (expressed as a percentage)

[AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT]

APPENDIX A

DEFINITIONS

This is Appendix A to the Amended and Restated Receivables Purchase Agreement dated as of November 18, 2011, among LPAC Corp., as the Seller, Lennox Industries, Inc., as the Master Servicer, Victory Receivables Corporation, as a Purchaser, MUFG, as the Administrative Agent, the MUFG Purchaser Agent and a Liquidity Bank, WFB, as the WFB Purchaser Agent and a Liquidity Bank, and PNC, as the PNC Purchaser Agent and a Liquidity Bank (as amended, supplemented or otherwise modified from time to time, this “Agreement”). Each reference in this Appendix A to any Section, Appendix or Exhibit refers to such Section of or Appendix or Exhibit to this Agreement.

(A) Defined Terms. As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated below:

A&R Sale Agreement: As defined in the Background.

Adjusted Dilution Ratio: The 12-month rolling average of the Dilution Ratio.

Administrative Agent: As defined in the preamble.

Affected Party: Each Purchaser, each Liquidity Bank, any assignee or participant of any Purchaser or any Liquidity Bank, MUFG, any successor to MUFG, as Administrative Agent or MUFG Purchaser Agent, WFB, any successor to WFB, as WFB Purchaser Agent, PNC, any successor to PNC, as PNC Purchaser Agent, or any sub-agent of any Agent.

Affiliate: With respect to any Person, any other Person controlling, controlled by, or under common control with, such Person.

Affiliated Obligor: In relation to any Obligor, an Obligor that is an Affiliate of such Obligor.

Agent: Any Purchaser Agent or the Administrative Agent.

Allied: Allied Air Enterprises LLC (f/k/a Allied Air Enterprises Inc.), a Delaware limited liability company.

Allocation Limit: As defined in Section 1.1.

Anti-Corruption Laws: All laws, rules, and regulations of any jurisdiction applicable to the Seller Parties, the Originators or their respective Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the Foreign Corrupt Practices Act of 1977, as amended, and any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

Asset Interest: An undivided percentage ownership interest, determined from time to time as provided in Section 1.4(b), in (i) all then outstanding Pool Receivables and (ii) all Related Assets.

Asset Tranche: At any time, a portion of the Asset Interest funded by any Purchaser Group selected by such Purchaser Group’s Purchaser Agent pursuant to and subject to the terms of Section 2.1.

Assignment and Acceptance: An assignment and acceptance agreement entered into by a Liquidity Bank, an Eligible Assignee, the Purchaser Agent of such Liquidity Bank’s Purchaser Group, and the Administrative Agent, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit D hereto.

Assurance Agreement: The Assurance Agreement dated as of November 25, 2009 made by Lennox International, as the same may be amended, restated, supplemented or modified from time to time in accordance with its terms.

Bank Rate: For any day falling in a particular Yield Period with respect to any Asset Tranche means an interest rate per annum equal to the sum of the MUFG LIBO Rate (Reserved), the WFB LIBO Rate (Reserved) or the PNC LIBO Rate (Reserved), as applicable, for such day or such Yield Period (as applicable) plus the Bank Rate Spread; provided, that in the case of (A) any Yield Period with respect to which any Purchaser or any Liquidity Bank shall have notified the Purchaser Agent of such Person’s Purchaser Group that (i) the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for such Person to fund such Asset Tranche at the rate described above, or (ii) due to market conditions affecting the interbank eurodollar market, funds are not reasonably available to such Person in such market in order to enable it to fund such Asset Tranche at the rate described above (and in the case of subclause (i) or (ii) above, such Person shall not have subsequently notified such Purchaser Agent that such circumstances no longer exist), or (B) other than with respect to a Yield Period for the WFB Purchaser Group or the PNC Purchaser Group, any Yield Period as to which any Purchaser Agent does not receive notice or determine, by no later than 12:00 noon (New York, New York time) on the third Business Day preceding the first day of such Yield Period, that the related Asset Tranche will be funded by Liquidity Fundings, and not by the issuance of Commercial Paper Notes, in either case, the “Bank Rate” shall mean an interest rate per annum equal to the Base Rate in effect from time to time during such Yield Period; it being understood that, in the case of paragraph (A) above, such rate shall only apply to the Persons affected by the circumstances described in such paragraph (A).

Bank Rate Spread: As defined in the Fee Letter.

Base Rate: For any day, the rate per annum equal to the sum of the Bank Rate Spread plus the higher as of such day of (i) the Prime Rate, or (ii) the Federal Funds Rate most recently determined by Administrative Agent, plus 1.00%; provided that for purposes of calculating the Yield Reserve in accordance with the defined term thereof “Base Rate” shall be calculated without including the Bank Rate Spread in such calculation. For purposes of determining the Base Rate for any day, changes in the Prime Rate or the Federal Funds Rate shall be effective on the date of each such change. The Base Rate is not necessarily intended to be the lowest rate of interest determined by MUFG in connection with extensions of credit.

Broken Funding Costs: Any loss or expense of the type described in Section 4.3 incurred by any Purchaser.

Business Day: A day on which commercial banks in Atlanta, Chicago or New York City are not authorized or required to be closed for business; provided, that, when used with respect to the Earned Discount Rate or associated Asset Tranche based on MUFG LIBO Rate, WFB LIBO Rate or PNC LIBO Rate, “Business Day” means any Business Day on which banks are open for domestic and international business (including dealings in Dollar deposits) in London, England.

Capital Lease: At any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

Change in Control:

(i) in relation to Lennox International, the acquisition after the date hereof by any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act) of issued and outstanding shares of the capital stock of such Person entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors of such Person and having a then present right to exercise 50% or more of the voting power for the election of members of the board of directors of such Person attached to all such outstanding shares of capital stock of such Person, unless otherwise agreed in writing by the Agents; and

(ii) in relation to the Master Servicer, the Seller or any Originator, the failure of Lennox International to own (directly or through wholly-owned Subsidiaries of Lennox International) 100% of the issued and outstanding shares of the capital stock (including all warrants, options, conversion rights, and other rights to purchase or convert into such stock) of the Master Servicer, the Seller or such Originator, as applicable, on a fully diluted basis.

Code: The Internal Revenue Code of 1986, as the same may be amended from time to time.

Collateral: As defined in Section 9.1.

Collection Account: The segregated account that may be established and maintained in the name of the Seller with JPMorgan Chase Bank, N.A., or another commercial bank reasonably approved by the Agents.

Collection Period:

(i) the period from the date of the initial Purchase to the last day of the calendar month in which such date occurs; and

(ii) thereafter, each period from the last day of the next preceding Collection Period to the last day of the next following calendar month;

provided, however, that during any period during which Weekly Reports are required to be delivered, the Collection Period related to each related Settlement Date shall be the related Weekly Reporting Period; provided, further, however, that the last Collection Period shall end on the Final Payout Date.

Collections: With respect to any Receivable, (i) all funds which either are received by the Seller, the Originators or the Master Servicer from or on behalf of the related Obligor in payment of any amounts owed (including, without limitation, purchase prices, finance charges, interest and all other charges) in respect of such Receivable, or applied to such amounts owed by such Obligor (including, without limitation, cash proceeds of Related Security with respect to such Receivable, including, without limitation, insurance payments that the Seller, the Originator or the Master Servicer applies in the ordinary course of its business to amounts owed in respect of such Receivable and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), and (ii) all Deemed Collections; provided that, prior to such time as Lennox shall cease to be the Master Servicer, late payment charges, collection fees, extension fees and any other similar fees or expenses billed to and collected from an Obligor shall be paid to the Master Servicer as additional compensation for the performance of its duties as Master Servicer hereunder.

Commercial Paper Notes: The commercial paper promissory notes issued by any Purchaser in the commercial paper market.

Committed Tranche: With respect to the MUFG Purchaser Group, the amount set forth in the “MUFG Purchaser Group Limit (Committed Tranche)” column of the definition of MUFG Purchaser Group, (ii) with respect to the WFB Purchaser Group, the amount set forth in the “WFB Purchaser Group Limit (Committed Tranche)” column of the definition of WFB Purchaser Group, and (iii) with respect to the PNC Purchaser Group, the amount set forth in the “PNC Purchaser Group Limit (Committed Tranche)” column of the definition of PNC Purchaser Group.

Contract: A contract between the Seller or the Originator and any Person, or an invoice sent or to be sent by the Seller or the Originator, pursuant to or under which a Receivable shall arise or be created, or which evidences a Receivable. A ‘related Contract’ or similar reference means rights to payment, collection and enforcement, and other rights under a Contract to the extent directly related to a Receivable in the Receivables Pool, but not any other rights under such Contract.

CP Accrual Period: Each Collection Period during which any Asset Tranche is funded with Commercial Paper Notes.

CP Costs: The MUFG CP Costs.

Credit Agreement: That certain Fourth Amended and Restated Revolving Credit Facility Agreement dated as of October 21, 2011 by and among Lennox International Inc. as the borrower, certain financial institutions, as the lenders, and JPMorgan Chase Bank, National Association, as administrative agent for the lenders, as such agreement may be further amended, restated, substituted or replaced from time to time.

Credit and Collection Policy: Collectively, those credit and collection policies and practices of the Originators and the Master Servicer relating to Contracts and Receivables as in effect on the date of this Agreement in the form of Exhibit C hereto, as may hereafter be modified without violating Section 7.3(c), but subject to compliance with applicable state regulations in effect from time to time.

Credit Event: The earliest of (i) an Event of Bankruptcy with respect to Lennox International, (ii) an Event of Bankruptcy with respect to Lennox or (iii) any event described in subsection (d) of Section 10.1 hereof.

Cut-Off Date: The last day of each fiscal month of the Master Servicer.

Days Sales Outstanding or DSO: As of any day, an amount equal to the product of (i) 91 and (ii) a fraction the numerator of which is the aggregate Unpaid Balance of Pool Receivables as of the most recent Cut-Off Date and the denominator of which is the aggregate dollar amount of Receivables generated by the Originators during the three Collection Periods including and immediately preceding such Cut-Off Date.

Deemed Collections: As defined in Section 3.2(a).

Default Horizon Ratio: As of any Cut-Off Date, the ratio (expressed as a percentage) of (i) the aggregate sales of the Originators during the immediately preceding Default Horizon Test Period (defined below) ending on such Cut-Off Date, divided by (ii) the Net Pool Balance on such Cut-Off Date. For the purposes of this definition, as of any Cut-Off Date, the “Default Horizon Test Period” shall mean a period equal to (A) 2.5 calendar months, plus (B) a period equal to the Weighted Average Term as of such Cut-Off Date.

Default Ratio: At any time, an amount (expressed as a percentage) equal to a fraction (i) the numerator of which is equal to the sum of the Unpaid Balances of Receivables, during the immediately preceding Collection Period, as to which, without duplication, (A) any payment, or part thereof, remains unpaid for more than 150 days, but less than 181 days, from the original due date for such payment or (B) any portion of the Unpaid Balance (including amounts related to an Event of Bankruptcy) or other payment due in respect thereof was (or should have been) written off and (ii) the denominator of which is the amount of sales generated during the Collection Period six months prior to the immediately preceding Collection Period.

Defaulted Receivable: A Receivable as to which, without duplication, (i) any payment, or part thereof, remains unpaid for more than 120 days from the original due date for such payment, (ii) any portion of the Unpaid Balance or other payment due in respect thereof was (or should have been) written off prior to the 120th day following the original due date for such payment, or (iii) an Event of Bankruptcy shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security in respect thereof.

Delinquency Ratio: At any time, the ratio (expressed as a percentage) computed as of the Cut-Off Date for the most recently preceding Collection Period by dividing (i) the aggregate Unpaid Balance of all Pool Receivables that are Delinquent Receivables on such Cut-Off Date by (ii) the aggregate Unpaid Balance of Pool Receivables on such Cut-Off Date.

Delinquent Receivable: A Pool Receivable (i) that is not a Defaulted Receivable and (ii) as to which any payment, or part thereof, remains unpaid for 61 days or more from the original due date for such payment.

Dilution: The amount of any reduction or cancellation of the Unpaid Balance of a Pool Receivable as described in Section 3.2(a), but excluding any Specified Annual Rebate processed during the applicable Collection Period, if applicable.

Dilution Horizon: For any day, the weighted average credit memo lag, in days, set forth in the most recent review conducted pursuant to the provisions of Section 7.1(c).

Dilution Horizon Ratio: As of any date, the product (calculated as of the most recent Reporting Date) of (a) the decimal equivalent of a fraction, the numerator of which is the aggregate dollar amount of all Receivables generated by the Originators during the most recent Collection Period and the denominator of which is the Net Pool Balance as of the most recent Cut-Off Date and (b) the decimal equivalent of a fraction the numerator of which is the then current Dilution Horizon and the denominator of which is 31.

Dilution Ratio: As of any Cut-Off Date, the percentage equivalent of a fraction, the numerator of which is the aggregate dollar amount of Dilutions that occurred during the Collection Period ending on such date and the denominator of which is the aggregate dollar amount of all Receivables originated by the Originators during such Collection Period.

Dilution Reserve: The product of (i) the sum of (A) the product of (x) 2 and (y) the Adjusted Dilution Ratio plus (B) the Dilution Volatility Component and (ii) the Dilution Horizon Ratio.

Dilution Volatility Component: The product of (i) the positive excess, if any, of (A) the highest three month rolling average Dilution Ratio over the past 12 months over (B) the Adjusted Dilution Ratio and (ii) a fraction, the numerator of which is the highest three month rolling average Dilution Ratio over the past 12 months and the denominator of which is the Adjusted Dilution Ratio.

Dollars: Means dollars in lawful money of the United States of America.

Downgraded Liquidity Bank: A Liquidity Bank with respect to which a Downgrading Event shall have occurred.

Downgrading Event: With respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (i) A-1 by Standard & Poor’s Ratings Group, or (ii) P-1 by Moody’s.

Earned Discount: For each day during any Yield Period for any Asset Tranche funded with a Liquidity Funding by any Purchaser Group:

IA x ER x ED + LF

where:

IA = such Purchaser Group’s Purchaser Group Invested Amount in such Asset Tranche on such day during such Yield Period,

ER = the applicable Earned Discount Rate for such Yield Period,

ED = the actual number of days elapsed during such Yield Period, and

LF = the Liquidation Fee, if any, during such Yield Period.

Earned Discount Rate: For any Yield Period for any Asset Tranche funded by a Liquidity Funding, the Bank Rate for such Asset Tranche and such Yield Period;

provided, however, on any day when any Liquidation Event or an Unmatured Liquidation Event shall have occurred and be continuing, the Earned Discount Rate for each Asset Tranche shall mean a rate per annum equal to the Base Rate plus 2% per annum.

Eighth Amendment Date: As defined in the preamble.

Eligible Assignee: (i) MUFG or any of its Affiliates, (ii) any Person managed by MUFG or any of its Affiliates, (iii) WFB or any of its Affiliates, (iv) any Person managed by WFB or any of its Affiliates, (v) PNC or any of its Affiliates, (vi) any Person managed by PNC or any of its Affiliates, or (vii) any financial or other institution acceptable to the Administrative Agent, and approved by the Seller (which approval by the Seller shall not be unreasonably withheld, delayed or conditioned and shall not be required if a Liquidation Event, Unmatured Liquidation Event or Credit Event has occurred and is continuing).

Eligible Receivable: At any time, a Receivable:

(i) which is a Pool Receivable arising out of the sale by an Originator in the ordinary course of its business that has been sold or contributed to the Seller pursuant to the Sale Agreement in a “true sale” transaction;

(ii) as to which the perfection of the Investors’ undivided percentage ownership interest therein is governed by the laws of a jurisdiction where the UCC is in force, and which constitutes an “account” as defined in the UCC as in effect in such jurisdiction;

(iii) the Obligor of which is (A) a resident of the United States, or any of its possessions or territories; provided, however, that a Receivable that is otherwise an “Eligible Receivable” but for this clause (iii)(A) shall be an Eligible Receivable if (a) the

Obligor of such Receivable is domiciled in Canada, or any of its provinces or territories, and the Unpaid Balance of such Receivable, when added to the Unpaid Balance of all other Receivables as to which the Obligors are residents of Canada, or any of its provinces or territories, classified at such time as Eligible Receivables pursuant to this clause (a), would not exceed 5% of the aggregate Unpaid Balance of all Eligible Receivables at such time; and (b) the Unpaid Balance of such Receivable, when added to the Unpaid Balance of all other Receivables as to which the Obligors are not residents of the United States or Canada, or any of its possessions, provinces or territories, classified at such time as Eligible Receivables pursuant to this clause (b), would not exceed 6% of the aggregate Unpaid Balance of all Eligible Receivables at such time; provided, further, that at no time shall (x) a Receivable as to which the Obligor is domiciled in a non-OECD member country, and that is otherwise classified at such time as an “Eligible Receivable”, be an Eligible Receivable if the Unpaid Balance of such Receivable, when added to the Unpaid Balance of all other Receivables as to which the Obligors are domiciled in non-OECD member countries, and that are otherwise classified at such time as Eligible Receivables, would exceed 3% of the aggregate Unpaid Balance of all Eligible Receivables at such time, and (y) any Receivable the Obligor of which is domiciled in Venezuela be classified as an Eligible Receivable, (B) not an Affiliate or employee of any Seller Party, and (C) not a Sanctioned Person nor organized or resident in a Sanctioned Country;

(iv) which is neither a Defaulted Receivable nor a Delinquent Receivable;

(v) with regard to which the representations and warranties of the Seller set forth in Section 6.1(l) are true and correct;

(vi) the sale of an undivided interest in which does not contravene or conflict with any law;

(vii) which is denominated and payable only in Dollars in the United States;

(viii) which arises under a Contract that has been duly authorized and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms and is not subject to any dispute, offset, counterclaim or defense whatsoever, provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the Unpaid Balance of such Receivable then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Unpaid Balance which is not so affected;

(ix) which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectibility of such Receivable;

(x) which satisfies in all material respects all applicable requirements of the applicable Originator’s Credit and Collection Policy;

(xi) which, according to the Contract related thereto, is due and payable within 120 days from the invoice date of such Receivable; provided, however, that on any day when the Weighted Average Term shall exceed 60 days, such Receivable, pursuant to the Contract related thereto, shall be due and payable within 90 days from the invoice date of such Receivable; provided, further that a Receivable that is otherwise an “Eligible Receivable” and is due and payable within 91-120 days from its invoice date shall not be an Eligible Receivable, if the Unpaid Balance of such Receivable when added to the Unpaid Balance of all other Receivables that are due and payable within 91-120 days from their respective invoice dates, would exceed 5% of the aggregate Unpaid Balance of all Receivables;

(xii) the Obligor of which is not the Obligor of any Defaulted Receivable which in the aggregate constitute 35% or more of the aggregate Unpaid Balance of all Receivables of such Obligor;

(xiii) the original term of which has not been extended and the Unpaid Balance of which has not been adjusted more than one time;

(xiv) the Obligor of which is not a Governmental Authority as to which the assignment of receivables owing therefrom requires compliance with the Federal Assignment of Claims Act or other similar legislation (unless the Seller has complied therewith); provided, however, that a Receivable that is otherwise an “Eligible Receivable” but for this clause (xiv) shall be an Eligible Receivable if the Unpaid Balance of such Receivable, when added to the Unpaid Balance of all other Receivables as to which the Obligors of which are Government Authorities as to which the assignment of receivables owing therefrom requires compliance with the Federal Assignment of Claims Act or other similar legislation, classified at such time as Eligible Receivables pursuant to this proviso, would not exceed 5% of the aggregate Unpaid Balance of all Eligible Receivables at such time;

(xv) which is not classified by the “Terms Description” of the related Originator’s Credit and Collection Policy or any other internal classification procedures utilized by such Originator as (A) “Authorizer,” (B) “Cash Application,” (C) “Check in Progress,” (D) “COD-Certified Check,” (E) “COD-Company Check,” (F) “Consignment Shipment,” (G) “Direct Pay,” (H) “Due Immediately,” (I) “Gratis,” (J) “Invoice to be Considered,” (K) “Paid in Advance,” (L) “Payroll Deduction,” (M) “Warrant Gratis,” (N) “Warranty Parts,” or (O) any other classification now existing or hereinafter created that has the same or any similar definition as any of the foregoing; provided, however, that a Receivable that is otherwise an “Eligible Receivable” but for this clause (xv) shall be an Eligible Receivable if the Unpaid Balance of such Receivable, when added to the Unpaid Balance of all other Receivables then constituting Eligible Receivables as a result of the operation of this proviso, would not exceed 5% of the aggregate Unpaid Balance of all Eligible Receivables at such time;

(xvi) as to which the applicable Originator has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, and no further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor; and

(xvii) as to which any Purchaser Agent has not notified Seller that such Purchaser Agent has determined that such Receivable or class of Receivables is not acceptable as an Eligible Receivable, including, without limitation, because such Receivable arises under a Contract that is not acceptable to such Purchaser Agent.

ERISA: The U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

ERISA Affiliate: Any trade or business (whether or not incorporated) that is a member of a group of which the Master Servicer or Lennox International is a member and which is treated as a single employer under Section 414 of the Code.

Erroneous Payment: As defined in Section 14.17(a).

Erroneous Payment Deficiency Assignment: As defined in Section 14.17(d)(i).

Erroneous Payment Return Deficiency: As defined in Section 14.17(d)(i).

Erroneous Payment Subrogation Rights: As defined in Section 14.17(e).

Event of Bankruptcy: With respect to a Person if either:

(i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or

(ii) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall be adjudicated insolvent, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing.

Excess Concentration Amount: As of any date, the sum of the amounts by which the aggregate Unpaid Balance of Receivables of each Obligor exceeds the Obligor Concentration Limit for such Obligor.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Federal Funds Rate: For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by MUFG from three federal funds brokers of recognized standing selected by it.

Federal Reserve Bank of New York’s Website: means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

Federal Reserve Board: The Board of Governors of the Federal Reserve System, or any successor thereto or to the functions thereof.

Fee Letter: The fee letter (including all amendments, modifications, restatements, replacements and addendums thereto) entered into from time to time by the Seller and the members of each Purchaser Group.

Final Payout Date: The date following the Termination Date on which the Invested Amount shall have been reduced to zero and all other amounts payable by the Seller under the Transaction Documents shall have been paid in full.

Funding Termination Date: The earliest of the following:

(i) November 10, 2023, or such later date as may, from time to time, be agreed to in writing by the Agents;

(ii) the date on which the Agents declare a Funding Termination Date in a notice to the Seller in accordance with Section 10.2(a); or

(iii) in accordance with Section 10.2(b), the Funding Termination Date occurs automatically.

GAAP: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, which are applicable to the circumstances as of the date of determination.

Governmental Authority: Any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any court or arbitrator and any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

Guaranty: With respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(i) to purchase such Indebtedness or obligation or any property constituting security therefor;

(ii) to advance or supply funds (A) for the purchase or payment of such Indebtedness or obligation, or (B) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase of payment of such Indebtedness or obligation;

(iii) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(iv) otherwise to assure the owner of such Indebtedness or obligation against loss in respect of thereof. In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

Heatcraft: Heatcraft Technologies Inc., a Delaware corporation.

Heatcraft Refrigeration: Heatcraft Refrigeration Products LLC, a Delaware limited liability company.

Indebtedness: With respect to any Person shall mean, at any time, without duplication:

(i) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(ii) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(iii) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(iv) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(v) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money, but excluding in any event obligations in respect of (A) trade or commercial letters of credit issued for the account of such Person in the ordinary course of its business and (B) stand-by letters of credit issued to support obligations of such Person that are not of a type described in any of clauses (i), (ii), (iii), (iv), (vi) or (vii) of this definition;

(vi) Swaps of such Person; and

(vii) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (i) through (vi) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (i) through (vii) above to the extent such Person remains legally liable in respect hereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

Indemnified Amounts: As defined in Section 13.1.

Indemnified Party: As defined in Section 13.1.

Independent Director: A Person who is a director of the Seller and who is not at such time, and has not been at any time during the preceding five (5) years: (i) a creditor, supplier, director, officer, employee, family member, manager, member, limited partner, partner or contractor of Lennox International, the Master Servicer, any Originator or any of their respective Subsidiaries or Affiliates (other than in such Person’s role as a director of Seller), (ii) a direct or indirect or beneficial owner, excluding de minimus ownership interests, (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of the Seller, Lennox International, the Master Servicer, any Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights, or (iii) a person who controls (whether directly, indirectly or otherwise) Lennox International, the Master Servicer, any Originator or any of their respective Subsidiaries or Affiliates (other than in such Person’s role as a director of Seller) or any creditor, supplier, employee, officer, director, manager, member, limited partner, partner or contractor of Lennox International, the Master Servicer, any Originator or any of their respective Subsidiaries or Affiliates (other than in such Person’s role as a director of Seller). Such Person shall be employed by a nationally recognized provider of corporate or structured finance services.

Information Package: A report in the form of Exhibit 3.1(a) and, during any period during which a Weekly Report is required to be delivered, each such Weekly Report, provided, however, that, if a Liquidation Event has occurred and is continuing, such Information Package shall be accompanied by an electronic file in a form satisfactory to each Purchaser Agent.

Initial Sale Agreement: As defined in the Background.

Initial Seller Note: As defined in the Sale Agreement.

Interim Cut-Off Date: Such date as may be specified by any Agent in any request to provide an Interim Information Package pursuant to Section 1.4(c).

Interim Information Package: As defined in Section 1.4(c).

Interim Reporting Date: As defined in Section 1.4(c).

Interim Reporting Period: Such period as may be specified by any Agent in any request to provide an Interim Information Package pursuant to Section 1.4(c).

Interim Settlement Date: One Business Day following each Interim Reporting Date.

Invested Amount: At any time with respect to the Asset Interest an amount equal to (i) the aggregate of the amounts theretofore paid to Seller for Purchases pursuant to Sections 1.1 and 1.2, less (ii) the aggregate amount of Collections theretofore received and actually distributed to the Investors on account of such Invested Amount pursuant to Section 1.3.

Investors: The Purchasers and the Liquidity Banks.

Investors’ Share: With respect to any amount, at any time, the lesser of (i) the most recently calculated Asset Interest and (ii) 100%.

Lennox: As defined in the Preamble.

Lennox Hearth: Lennox Hearth Products LLC, a Delaware limited liability company.

Lennox International: Lennox International Inc., a Delaware corporation.

Lien: With respect to any Person, any mortgage, lien, pledge, charge, security interest, or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

Liquidation Event: As defined in Section 10.1.

Liquidation Fee: For each Asset Tranche (or portion thereof) funded through a Liquidity Funding, for each day in any Yield Period (computed without regard to clause (iii) of the proviso of the definition of “Yield Period”), the amount, if any, by which:

(i) the additional Earned Discount (calculated without taking into account any Liquidation Fee) which would have accrued on the reductions of the portion of the Invested Amount of the related Investor allocated to such Asset Tranche during such Yield Period (as so computed) if such reductions had not been made, exceeds

(ii) the income, if any, received by the related Investor from investing the proceeds of such reductions of such Investor’s portion of the Invested Amount.

Liquidation Period: The period commencing on the earlier of (i) the Funding Termination Date and (ii) the date on which a Liquidation Event has occurred or is continuing and the Administrative Agent, at the direction of any Agent, shall have notified Seller and the Master Servicer in writing, pursuant to Section 10.2(a), that the Liquidation Period has commenced, and ending on the Final Payout Date; provided, however, upon the occurrence of a Liquidation Event described in Section 10.1(e), the Liquidation Period shall commence automatically.

Liquidity Agent: With respect to the MUFG Purchaser Group, MUFG, as liquidity agent for the Liquidity Banks under the MUFG Liquidity Agreement, or any successor to MUFG in such capacity.

Liquidity Agreement: With respect to the MUFG Purchaser Group, the MUFG Liquidity Agreement.

Liquidity Bank: (i) With respect to the MUFG Purchaser Group, each MUFG Liquidity Bank, (ii) with respect to the WFB Purchaser Group, each WFB Liquidity Bank, and (iii) with respect to the PNC Purchaser Group, each PNC Liquidity Bank (collectively, the Liquidity Banks).

Liquidity Funding: Either (i) a purchase made by any Liquidity Bank (or simultaneous purchases made by the Liquidity Banks) from a Purchaser pursuant to any Liquidity Agreement or (ii) a Purchase made by a Liquidity Bank pursuant to Section 1.1.

Lockbox Account: An account maintained for the purpose of receiving Collections at a bank or other financial institution which has executed a Lockbox Agreement.

Lockbox Agreement: An agreement, in substantially the form of Exhibit A-1, among the Master Servicer, the Administrative Agent, the Seller and any Lockbox Bank.

Lockbox Bank: Any of the banks holding one or more lockboxes or Lockbox Accounts receiving Collections from Pool Receivables.

Loss Reserve: At any time, means the product of (1) 2.0 and (2) the highest rolling three month average Default Ratio during the immediately preceding twelve (12) months and (3) the most recently calculated Default Horizon Ratio.

Master Servicer: As defined in the preamble.

Material Adverse Effect: With respect to any event or circumstance, a material adverse effect on:

(i) (A) the assets, operations, business or financial condition of the Seller or (B) the business, assets, operations or financial condition of Lennox International and its Subsidiaries, taken as a whole, which could reasonably be expected to have a material adverse effect on the creditworthiness of any Originator;

(ii) the ability of the Seller, the Master Servicer, any Originator or any Affiliate thereof to perform in all material respects its obligations under this Agreement or any other Transaction Document; or

(iii) the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Receivables Pool; or

(iv) the status, existence, perfection, priority or enforceability of the Secured Parties’ and the Administrative Agent’s interest in the Receivables Pool.

Material Indebtedness: Indebtedness, the aggregate principal amount of which is greater than $75,000,000.

Michel: R. E. Michel Company, a Maryland corporation.

Moody’s: Moody’s Investors Service, Inc.

MUFG CP Costs: For each day in any Yield Period with respect to any Asset Tranche funded by Commercial Paper Notes, the sum of (a) discount or yield accrued (including, without limitation, any associated with financing the discount or interest component on the rollover of any Pooled Commercial Paper) on the MUFG Purchaser’s Pooled Commercial Paper on such day issued to fund or maintain such Asset Tranche, as determined by the MUFG Purchaser Agent, plus (b) any and all accrued commissions in respect of the MUFG Purchaser’s placement agents and commercial paper dealers, and issuing and paying agent fees incurred, in respect of such Pooled Commercial Paper for such day, plus (c) other costs (including without limitation those associated with funding small or odd-lot amounts) with respect to all receivable purchase, credit and other investment facilities which are funded by the applicable Pooled Commercial Paper for such day plus (d) on any day when any Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, 2% per annum (it being understood that the amounts described herein shall be determined by the MUFG Purchaser Agent, whose determination shall be conclusive).

MUFG LIBO Rate: For any Yield Period the greater of (i) 0% and (ii) the rate per annum established by the MUFG Purchaser Agent (calculated on the basis of actual days elapsed over a 360-day year) equal to LIBOR, as administered by the ICE Benchmark Administration (or any other person that takes over the administration of such rate), for deposits in Dollars, appearing on the Reuters page that displays such rate (such page currently being the LIBOR01 page) as of 1:00 p.m. (London time) two (2) London business days immediately preceding the commencement of such Yield Period for the period matching such Yield Period; provided, however, if a Yield Period does not match an available LIBOR quotation, then the MUFG Purchaser Agent shall determine the MUFG LIBO Rate for the purpose of such Yield Period by linear interpolation of the nearest two (2) LIBOR rates. In the event that such rate does not appear on such page or service at such time, “MUFG LIBO Rate” shall be determined by reference to such other comparable publicly available service for displaying the offered rate for deposits in Dollars in the London interbank market as may be selected by the MUFG Purchaser Agent and, in the absence of availability, such other method to determine such offered rate as may be selected by the MUFG Purchaser Agent in its sole discretion.

MUFG LIBO Rate Reserve Percentage: With respect to any Investor for any Yield Period in respect of which Earned Discount is computed by reference to the MUFG LIBO Rate, the reserve percentage applicable two Business Days before the first day of such Yield Period under regulations issued from time to time by the Federal Reserve Board (or if more than one such percentage shall be applicable, the daily average of such percentages for those days in such Yield Period during which any such percentage shall be so applicable) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Investor with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as such term is defined in Regulation D) (or with respect to any other category of Liabilities that includes deposits by reference to which the interest rate on Eurocurrency Liabilities is determined) having a term equal to such Yield Period.

MUFG LIBO Rate (Reserved): With respect to any Yield Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable MUFG LIBO Rate for such Yield Period by (ii) a percentage equal to 100% minus the MUFG LIBO Rate Reserve Percentage.

MUFG Liquidity Agreement: The liquidity asset purchase agreement or other liquidity agreement entered into by any MUFG Liquidity Bank for the benefit of the MUFG Purchaser, to the extent relating to the sale or transfer of interests in the Asset Interest.

MUFG Liquidity Bank: MUFG or any other Person providing liquidity or credit support to MUFG Purchaser under a MUFG Liquidity Agreement.

MUFG Purchaser: As defined in the preamble.

MUFG Purchaser Account: Such account set forth in a separate letter by the MUFG Purchaser Agent to the Seller and Master Servicer, or such other account as may be specified in writing from time to time by the MUFG Purchaser Agent to the Seller and Master Servicer.

MUFG Purchaser Agent: As defined in the preamble.

MUFG Purchaser Group: The MUFG Purchaser, the MUFG Liquidity Banks and the MUFG Purchaser Agent, together with their respective successors, assigns and participants.

MUFG Purchaser Group Limit: With respect to any period, the corresponding amount for such period set forth below, which shall be comprised of the Committed Tranche and an amount not to exceed the Uncommitted Tranche:

Period	MUFG Purchaser Group Limit (Committed Tranche)
Settlement Date in February until the date preceding the Settlement Date in March	$106,250,000
Settlement Date in March until the date preceding the Settlement Date in April	$106,250,000
Settlement Date in April until the date preceding the Settlement Date in May	$127,500,000
Settlement Date in May until the date preceding the Settlement Date in June	$127,500,000
Settlement Date in June until the date preceding the Settlement Date in July	$148,750,000
Settlement Date in July until the date preceding the Settlement Date in August	$170,000,000
Settlement Date in August until the date preceding the Settlement Date in September	$170,000,000
Settlement Date in September until the date preceding the Settlement Date in October	$148,750,000
Settlement Date in October until the date preceding the Settlement Date in November	$136,000,000
Settlement Date in November until the date preceding the Settlement Date in December	$127,500,000
Settlement Date in December until the date preceding the Settlement Date in January	$127,500,000
Settlement Date in January until the date preceding the Settlement Date in February	$106,250,000

; provided, however, that, each reference to a Settlement Date in the foregoing table shall be determined without reference to the proviso contained in the definition of “Settlement Date”.

MUFG: As defined in the preamble.

Net Pool Balance: On any date, an amount equal to (i) the aggregate Unpaid Balance of all Eligible Receivables in the Receivables Pool on such date, minus (ii) the Excess Concentration Amount on such date, minus (iii) any Specified Annual Rebate processed during the Collection Period during which such date occurs, if applicable.

Net Worth: With respect to the Seller on any date, an amount equal to the aggregate Unpaid Balance of all Pool Receivables minus the sum of (i) the aggregate Unpaid Balance of all Defaulted Receivables on such day, (ii) if applicable, the aggregate principal amount outstanding of the Initial Seller Notes on such day, together with all accrued and unpaid interest thereon on such day, and (iii) an amount equal to the Required Reserves plus the Invested Amount on such day.

Obligor: A Person obligated to make payments with respect to a Receivable, including any guarantor thereof.

Obligor Concentration Limit: At any time, in relation to the aggregate Unpaid Balance of Receivables owed by any single Obligor and its Affiliated Obligors (if any):

(i) for Obligors (other than Michel) who have a short term (or, if none, a long term) unsecured debt rating currently assigned to them by either S&P or Moody’s, the applicable concentration limit shall be determined according to the following table (and, if such Obligor is rated by both S&P and Moody’s and has a split rating, the applicable rating will be the lower of the two):

S&P Rating (Short Term)	Moody’s Rating (Short Term)	S&P Rating (Long Term)	Moody’s Rating (Long Term)	Allowable % of Eligible Receivables
A-1 or better	P-1	A+ or better	A1	10%
A-2	P-2	BBB+	Baa1	8%
A-3	P-3	BBB-	Baa3	6%

If such Obligor is rated by only S&P, the applicable rating will be deemed to be one ratings tier below the actual rating by S&P, and, if such Obligor is rated by only Moody’s, the applicable rating will be deemed to be one ratings tier below the actual rating by Moody’s, it being understood that if, for example, Moody’s has assigned a P-1 rating to such Obligor and S&P has not rated it, the applicable rating will be deemed to be P-2;

(ii) for Michel, 7.5% of the aggregate Unpaid Balance of Eligible Receivables at such time provided, that such percentage may be decreased by the Administrative Agent in its sole discretion; and

(iii) for Obligors (other than Michel) who do not have a debt rating listed above or who are not rated, 4% of the aggregate Unpaid Balance of Eligible Receivables at such time;

provided, however that at the Seller’s request and in the Agents’ sole discretion, the Agents may permit certain obligors to have an Obligor Concentration Limit in excess of those described in clauses (i) and (iii) above (“Special Obligor”); provided, however, that any such Special Obligor designation shall not take effect without the confirmation of approval to the Agents by each of Fitch Investors Service, Moody’s and S&P of such designation, if any Agent, in its sole discretion, determines that such confirmation of approval shall be required.

OFAC: The Office of Foreign Assets Control of the U.S. Department of the Treasury.

Originator: Each of Lennox and any other Person who is a seller under the Sale Agreement.

Other Taxes: As defined in Section 14.5(b).

Percentage: With respect to any Liquidity Bank, the percentage set forth as such Liquidity Bank’s Percentage on the signature page to this Agreement or to the Assignment and Acceptance pursuant to which such Liquidity Bank became a party to this Agreement, in each case as such percentage may be reduced or increased by any Assignment and Acceptance entered into between such Liquidity Bank and an Eligible Assignee.

Person: An individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

Plan: Any pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of Lennox or any ERISA Affiliate.

PNC: As defined in the preamble.

PNC LIBO Rate: For any day during any Yield Period, an interest rate per annum determined by the PNC Purchaser Agent and equal to LMIR. “LMIR” means, for any day during any Yield Period, the greater of (i) 0% and (ii) the one-month LIBOR rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the PNC Purchaser Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

PNC LIBO Rate Reserve Percentage: With respect to any Investor for any Yield Period in respect of which Earned Discount is computed by reference to the PNC LIBO Rate, the maximum effective percentage in effect on such day as prescribed by the Federal Reserve Board for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as Eurocurrency Liabilities (as such term is defined in Regulation D)).

PNC LIBO Rate (Reserved): With respect to any Yield Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable PNC LIBO Rate for such Yield Period by (ii) a percentage equal to 100% minus the PNC LIBO Rate Reserve Percentage.

PNC Liquidity Bank: PNC or any other Person designated as such from time to time.

PNC Purchaser Account: Such account set forth in a separate letter by the PNC Purchaser Agent to the Seller and Master Servicer, or such other account as may be specified in writing from time to time by the PNC Purchaser Agent to the Seller and Master Servicer.

PNC Purchaser Agent: As defined in the preamble.

PNC Purchaser Group: The PNC Liquidity Banks and the PNC Purchaser Agent, together with their respective successors, assigns and participants.

PNC Purchaser Group Limit: With respect to any period, the corresponding amount for such period set forth below, which shall be comprised of the Committed Tranche and an amount not to exceed the Uncommitted Tranche:

Period	PNC Purchaser Group Limit (Committed Tranche)
Settlement Date in February until the date preceding the Settlement Date in March	$71,875,000
Settlement Date in March until the date preceding the Settlement Date in April	$71,875,000
Settlement Date in April until the date preceding the Settlement Date in May	$86,250,000
Settlement Date in May until the date preceding the Settlement Date in June	$86,250,000
Settlement Date in June until the date preceding the Settlement Date in July	$100,625,000
Settlement Date in July until the date preceding the Settlement Date in August	$115,000,000
Settlement Date in August until the date preceding the Settlement Date in September	$115,000,000

Settlement Date in September until the date preceding the Settlement Date in October	$100,625,000
Settlement Date in October until the date preceding the Settlement Date in November	$92,000,000
Settlement Date in November until the date preceding the Settlement Date in December	$86,250,000
Settlement Date in December until the date preceding the Settlement Date in January	$86,250,000
Settlement Date in January until the date preceding the Settlement Date in February	$71,875,000

; provided, however, that, each reference to a Settlement Date in the foregoing table shall be determined without reference to the proviso contained in the definition of “Settlement Date”.

Pool Receivable: A Receivable in the Receivables Pool.

Pooled Commercial Paper: Commercial Paper Notes issued by the MUFG Purchaser which are subject to any particular pooling arrangement, as determined by the MUFG Purchaser Agent (it being recognized that there may be more than one distinct group of Pooled Commercial Paper at any time).

Preferred Stock: Any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

Prior RPA: As defined in the Background.

Prime Rate: Refers to that fluctuating rate of interest per annum equal to the higher of the rate of interest most recently announced by MUFG in New York, New York as its prime rate; the Prime Rate is not necessarily intended to be the lowest rate of interest determined by MUFG in connection with extensions of credit.

Program Fee: The aggregate “Program Fee” set forth in the Fee Letter.

Pro Rata Share: At any time with respect to a Purchaser Group, (a) with respect to any payment to be made to such Purchaser Group, the percentage equivalent of a fraction the numerator of which is equal to such Purchaser Group’s Purchaser Group Invested Amount at such time and the denominator of which is equal to the Invested Amount at such time and (b) with respect to any Purchase to be made by such Purchaser Group, the percentage equivalent of a fraction, the numerator of which is equal to such Purchaser Group’s Purchaser Group Limit (excluding any Uncommitted Tranche amounts funded by such Purchaser Group in accordance with the terms of this Agreement) in effect at such time and the denominator of which is equal to the Purchase Limit (excluding any Uncommitted Tranche amounts funded by such Purchaser Group in accordance with the terms of this Agreement) in effect at such time. Notwithstanding the foregoing, for purposes of calculating a Purchaser Group’s Purchaser Group Limit in connection with determining any fees under Section 3.1(d)(iii) or the Fee Letter, such Purchaser Group Limit shall include any Uncommitted Tranche amounts funded by such Purchaser Group in accordance with the terms of this Agreement.

Pro Rata Share (Secondary Allocation): At any time with respect to an Accepting Purchaser Group, with respect to any Purchase to be made by such Accepting Purchaser Group, the percentage equivalent of a fraction, the numerator of which is equal to such Accepting Purchaser Group’s Purchaser Group Limit (excluding any Uncommitted Tranche amounts funded by such Purchaser Group in accordance with the terms of this Agreement) in effect at such time and the denominator of which is equal to the sum of all Accepting Purchaser Groups’ Purchaser Group Limits (excluding any Uncommitted Tranche amounts funded by such Accepting Purchaser Group in accordance with the terms of this Agreement) in effect at such time.

Purchase: As defined in Section 1.1.

Purchase Limit: With respect to any period, the corresponding amount for such period set forth below, which shall be comprised of the Committed Tranche and the Uncommitted Tranche:

Period	Purchase Limit (Committed Tranche)	Purchase Limit (Uncommitted Tranche)	Purchase Limit
Settlement Date in February until the date preceding the Settlement Date in March	$250,000,000	$50,000,000	$300,000,000
Settlement Date in March until the date preceding the Settlement Date in April	$250,000,000	$50,000,000	$300,000,000
Settlement Date in April until the date preceding the Settlement Date in May	$300,000,000	$50,000,000	$350,000,000
Settlement Date in May until the date preceding the Settlement Date in June	$300,000,000	$50,000,000	$350,000,000

Settlement Date in June until the date preceding the Settlement Date in July	$350,000,000	$50,000,000	$400,000,000
Settlement Date in July until the date preceding the Settlement Date in August	$400,000,000	$50,000,000	$450,000,000
Settlement Date in August until the date preceding the Settlement Date in September	$400,000,000	$50,000,000	$450,000,000
Settlement Date in September until the date preceding the Settlement Date in October	$350,000,000	$50,000,000	$400,000,000
Settlement Date in October until the date preceding the Settlement Date in November	$320,000,000	$50,000,000	$370,000,000
Settlement Date in November until the date preceding the Settlement Date in December	$300,000,000	$50,000,000	$350,000,000
Settlement Date in December until the date preceding the Settlement Date in January	$300,000,000	$50,000,000	$350,000,000
Settlement Date in January until the date preceding the Settlement Date in February	$250,000,000	$50,000,000	$300,000,000

; provided, however, that, each reference to a Settlement Date in the foregoing table shall be determined without reference to the proviso contained in the definition of “Settlement Date”.

Purchaser: The MUFG Purchaser and any other person designated as a Purchaser hereunder from time to time (collectively, the Purchasers).

Purchaser Agent: (i) With respect to the MUFG Purchaser, the MUFG Purchaser Agent, (ii) with respect to itself, the WFB Purchaser Agent, and (iii) with respect to itself, the PNC Purchaser Agent (collectively, the Purchaser Agents).

Purchaser Agent Account: (i) With respect to the MUFG Purchaser Agent, the MUFG Purchaser Account, (ii) with respect to the WFB Purchaser Agent, the WFB Purchaser Account, and (iii) with respect to the PNC Purchaser Agent, the PNC Purchaser Account.

Purchaser Group: Each of the MUFG Purchaser Group, the WFB Purchaser Group and the PNC Purchaser Group (collectively, the Purchaser Groups).

Purchaser Group Invested Amount: With respect to a Purchaser Group, the aggregate of the portions of the Invested Amount outstanding at such time that were funded by such Purchaser Group.

Purchaser Group Limit: (i) With respect to the MUFG Purchaser Group, the MUFG Purchaser Group Limit in effect at such time, (ii) with respect to the WFB Purchaser Group, the WFB Purchaser Group Limit in effect at such time, and (iii) with respect to the PNC Purchaser Group, the PNC Purchaser Group Limit in effect at such time.

Purchaser Group’s Tranche Investment: In relation to any Asset Tranche of any Purchaser Group, the amount of the Invested Amount allocated by the Purchaser Agent of such Purchaser Group to that Asset Tranche pursuant to Section 2.1, provided, that at all times (i) the aggregate amounts allocated to all Asset Tranches of any Purchaser Group shall equal such Purchaser Group’s Invested Amount and (ii) the aggregate amounts allocated to all Asset Tranches of all Purchaser Groups shall equal the Invested Amount.

Qualifying Liquidity Bank: A Liquidity Bank with a rating of its short-term securities equal to or higher than (i) A-1 by Standard & Poor’s and (ii) P-1 by Moody’s.

Receivable: Any right to payment from a Person, whether constituting an account, chattel paper, instrument or general intangible and includes the right to payment of any interest or finance charges and other amounts with respect thereto.

Receivables Pool: At any time all then outstanding Receivables which have been sold or contributed as capital, or purported to have been sold or contributed as capital, by an Originator to the Seller, other than those reconveyed to an Originator pursuant to Section 3.5 of the Sale Agreement.

Regulation D: Regulation D of the Federal Reserve Board, as the same may be amended or supplemented from time to time.

Regulatory Change: Any change after the date of this Agreement in United States (federal, state or municipal) or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks (including the Liquidity Banks) of or under any United States (federal, state or municipal) or foreign, laws, or regulations (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof.

Reinvestment: As defined in Section 1.3(a)(iii).

Related Assets: (i) all rights to, but not any obligations under, all related Contracts and other Related Security related to any Pool Receivables, (ii) all rights and interests of the Seller under the Sale Agreement in relation to any Pool Receivables, (iii) all books and records evidencing or otherwise relating to any Pool Receivables, (iv) all Lockbox Accounts and related lock boxes and all cash and investments therein, to the extent constituting or representing the items in the following clause (v) and (v) all Collections in respect of, and other proceeds of, any Pool Receivables or any other Related Assets.

Related Security: With respect to any Pool Receivable, all of the Seller’s (in the case of usage in the Receivables Purchase Agreement) or the Originator’s (in the case of usage in the Sale Agreement) right, title and interest in and to: (i) all Contracts that relate to such Pool Receivable; (ii) all merchandise (including returned merchandise), if any, relating to the sale which gave rise to such Pool Receivable; (iii) all security deposits and other security interests or liens and property subject thereto from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise; (iv) all UCC financing statements covering any collateral securing payment of such Pool Receivable (but only to the extent of the interest of the Seller in the respective Pool Receivable); (v) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable whether pursuant to the Contract related to such Pool Receivable or otherwise; and (vi) all insurance policies, and all claims thereunder, related to such Pool Receivable, in each case to the extent directly related to rights to payment, collection and enforcement, and other rights with respect to such Pool Receivable. Except to the extent included in the Collateral, the interest of each Investor in any Related Security is only to the extent of the undivided percentage ownership interest of such Investor’s Purchaser Group, as more fully described in the definition of Asset Interest.

Reportable Event: Any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

Reporting Date: The fifteenth day of each month or if such day is not a Business Day, the next succeeding Business Day; provided however, that if the senior unsecured debt ratings of Lennox International Inc. by Moody’s or S&P are reduced below Ba3 or BB-, respectively, or are withdrawn by either of Moody’s or S&P or if either Moody’s or S&P no longer provides a senior unsecured debt rating for Lennox International Inc. and, in any such case, the aggregate Invested Amount is greater than $0.00, then, in any such case, the Reporting Date will be the first Business Day of each week.

Required Reserve: On any day during a Collection Period, an amount equal to the product of (i) the Net Pool Balance and (ii) the sum of (a) the Yield Reserve on such day, (b) the Servicing Reserve on such day and (c) the greater of (I) Required Reserve Factor Floor on such day and (II) the sum of (1) the Loss Reserve on such day and (2) the Dilution Reserve on such day.

Required Reserve Factor Floor: The sum of (i) an amount, as of any date of determination and expressed as a percentage of the aggregate Unpaid Balance of Eligible Receivables as of such date, equal to the greatest of (A) the sum of the four (4) largest aggregate Unpaid Balances of Eligible Receivables for specific Obligors (including Michel) (calculated as if each such Obligor and its Affiliated Obligors were one Obligor) who do not have a debt rating listed in clause (i) of the definition of “Obligor Concentration Limit” or who are not rated as of such date (up to the Obligor Concentration Limit for each such Obligor), (B) the sum of the two (2) largest aggregate Unpaid Balances of Eligible Receivables for specific Obligors (calculated as if each such Obligor and its Affiliated Obligors were one Obligor) who have a short term unsecured debt rating currently assigned to them by either S&P or Moody’s of A-3 or P-3, respectively, as of such date (up to the Obligor Concentration Limit for each such Obligor), (C) the largest aggregate Unpaid Balances of Eligible Receivables for any Obligor (calculated as if such Obligor and its Affiliated Obligors were one Obligor) who has a short term unsecured debt rating currently assigned to it by either S&P or Moody’s of A-2 or P-2, respectively, as of such date (up to the Obligor Concentration Limit for such Obligor), and (D) the largest aggregate Unpaid

Balances of Eligible Receivables for any Obligor (calculated as if such Obligor and its Affiliated Obligors were one Obligor) who has a short term unsecured debt rating currently assigned to it by either S&P or Moody’s of A-1 or P-1, respectively, as of such date (up to the Obligor Concentration Limit for such Obligor), and (ii) the product of the Adjusted Dilution Ratio times the Dilution Horizon Ratio. For purposes of calculating the Required Reserve Factor Floor, the applicable rating of any Obligor that is rated by both S&P and Moody’s and has a split rating will be the lower of the two ratings.

S&P: Standard & Poor’s Ratings Service.

Sale Agreement: The Second Amended and Restated Purchase and Sale Agreement dated as of November 18, 2011 among the Originators and the Seller as it may be amended, restated, supplemented or otherwise modified.

Sanctioned Country: At any time of determination, a country or territory which is the subject or target of any Sanctions administered by OFAC (at November 21, 2014, Cuba, Burma (Myanmar), Iran, North Korea, Sudan and Syria).

Sanctioned Person: At any time of determination, (a) any Person that is the subject or the target of any applicable Sanctions, including any Person listed in any Sanctions-related list of designated Persons maintained OFAC, the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, or (b) any Person directly or indirectly 50 percent or more owned or controlled by any such Person or Persons described in the foregoing clause (a).

Sanctions: Economic, financial or other sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State, or other relevant sanctions authority, including the U.S. and Canada.

SEC: The Securities and Exchange Commission.

Secured Parties: The Purchasers, the Liquidity Banks, the Agents, the other Indemnified Parties and the other Affected Parties.

Seller: As defined in the preamble.

Seller Information: As defined in Section 14.7(a).

Seller Information Provider: As defined in Section 14.7(a).

Seller Party: As defined in the preamble.

Seller’s Account: The account specified in a written notice provided by the Seller to the Agents.

Seller’s Share: With respect to any amount means 100% minus the lesser of (i) the most recently calculated Asset Interest and (ii) 100%.

Servicer Default: As defined in Section 8.4.

Servicing Fee: Accrued for any day in a Collection Period means: (i) an amount equal to the product of (A) the Servicing Fee Rate, (B) the aggregate Unpaid Balance of the Pool Receivables at the close of business on the first day of such Collection Period, and (C) 1/360; or (ii) on and after the Master Servicer’s reasonable request made at any time when Lennox, Seller or any Affiliate or designee thereof shall no longer be Master Servicer, an alternative amount specified by Master Servicer not exceeding (A) 110% of Master Servicer’s costs and expenses of performing its obligations under the Agreement during the Collection Period when such day occurs divided by (B) the number of days in such Collection Period.

Servicing Fee Rate: 1.00% per annum.

Servicing Reserve: The product of (i) the Servicing Fee Rate and (ii) a fraction, the numerator of which is the Twelve Month DSO and the denominator of which is 360.

Settlement Date: Two Business Days following each Reporting Date; provided, however, during any period during which a Weekly Report is required to be delivered, the Settlement Date shall also be two Business Days immediately following the related Weekly Reporting Date.

Special Obligor: As defined in the definition of Obligor Concentration Limit.

Specified Annual Rebate: Identifiable annual volume and sales rebates tracked and processed by Lennox during the applicable period.

Subsidiary: With respect to any Person means (i) a corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned or controlled by such Person, directly or indirectly through Subsidiaries, and (ii) any partnership, association, limited liability company, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time.

Successor Notice: As defined in Section 8.1(b).

Swaps: With respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purpose of this Agreement, the amount of the obligation under any Swap shall be an amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

Taxes: As defined in Section 3.3(d).

Term SOFR: means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

Termination Date: The earliest of:

(i) the date of termination (whether by scheduled expiration, termination on default or otherwise) of the Liquidity Banks’ commitments under their respective Liquidity Agreement (unless such commitments are renewed, extended or replaced on or before such date);

(ii) the Funding Termination Date;

(iii) the date designated by the Seller as the “Termination Date” on not less than thirty (30) days’ notice to the Administrative Agent, provided that on such date the Invested Amount has been reduced to zero, all accrued Earned Discount, CP Costs and fees have been paid in full and all other amounts due to the Investors and the Agents have been paid in full; and

(iv) the date on which any of the following shall occur:

(A) A Downgrading Event with respect to a Liquidity Bank shall have occurred and been continuing for not less than 45 days, (x) the Downgraded Liquidity Bank shall not have been replaced by a Qualifying Liquidity Bank pursuant to a Liquidity Agreement in form and substance acceptable to the Purchaser and the Administrative Agent, and (y) the commitment of such Downgraded Liquidity Bank under the Liquidity Agreement shall not have been funded or collateralized in such a manner that such Downgrading Event will not result in a reduction or withdrawal of the credit rating applied to the Commercial Paper Notes by any of the rating agencies then rating the Commercial Paper Notes; or

(B) Purchaser shall become an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Termination Notice: As defined in Section 8.4.

Threshold Amount: $1,000,000, or such other amount to which the Administrative Agent may agree in writing from time to time.

Transaction Documents: This Agreement, the Lockbox Agreements, the Sale Agreement, the Assurance Agreement, the Fee Letter, all amendments and waivers to any of the foregoing, and the other documents to be executed and delivered in connection herewith.

Transaction Fees: Subject to the limitations set forth in the Fee Letter, all reasonable expenses of the Agents incurred in connection with the consummation of this Agreement and each other Transaction Document, including but not limited to (i) the legal fees of Kaye Scholer LLP, counsel to the Administrative Agent, (ii) expenses incurred in connection with any due diligence audit and (iii) out-of-pocket expenses of the Agents.

Twelve Month DSO: For any day, the highest Days Sales Outstanding that occurred during the twelve (12) month period ending on such date of calculation.

UCC: The Uniform Commercial Code, as from time to time in effect in the applicable jurisdiction or jurisdictions.

Uncommitted Tranche: $50,000,000.

Unmatured Liquidation Event: Any event which, with the giving of notice or lapse of time, or both, would become a Liquidation Event.

Unpaid Balance: With respect to any Receivable means at any time the unpaid amount thereof, but excluding all late payment charges, delinquency charges and extension or collection fees.

Unused Fee: The aggregate “Unused Fee” set forth in the Fee Letter.

Volcker Rule: Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder

Weekly Report: A report (for the week most recently ended) in the form of Exhibit 3.1(a)-2.

Weekly Reporting Date: For any period during which Weekly Reports are required to be delivered, the first Business Day of each calendar week.

Weekly Reporting Period: For any Weekly Reporting Date, the calendar week ended on the Friday immediately preceding such Weekly Reporting Date.

Weekly Settlement Date: One Business Day following each Weekly Reporting Date.

Weighted Average Term: On any day, the weighted average of the stated terms of all Receivables (excluding Receivables owed by an Affiliate or employee of any Seller Party or Originator) owned by Seller on such date, weighted on the basis of the Unpaid Balance of each such Receivable, as of such date of calculation.

WFB: As defined in the preamble.

WFB LIBO Rate: For any day during any Yield Period, an interest rate per annum determined by the WFB Purchaser Agent and equal to LMIR. “LMIR” means, for any day during any Yield Period, the greater of (i) 0% and (ii) the one-month LIBOR rate for U.S. dollar deposits as reported on the Reuters Screen LIBOR01 Page or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in United States dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the WFB Purchaser Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes.

WFB LIBO Rate Reserve Percentage: With respect to any Investor for any Yield Period in respect of which Earned Discount is computed by reference to the WFB LIBO Rate, the maximum effective percentage in effect on such day as prescribed by the Federal Reserve Board for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as Eurocurrency Liabilities (as such term is defined in Regulation D)).

WFB LIBO Rate (Reserved): With respect to any Yield Period means a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the next higher 1/100th of 1%) by dividing (i) the applicable WFB LIBO Rate for such Yield Period by (ii) a percentage equal to 100% minus the WFB LIBO Rate Reserve Percentage.

WFB Liquidity Bank: WFB or any other Person designated as such from time to time.

WFB Purchaser Account: Such account set forth in a separate letter by the WFB Purchaser Agent to the Seller and Master Servicer, or such other account as may be specified in writing from time to time by the WFB Purchaser Agent to the Seller and Master Servicer.

WFB Purchaser Agent: As defined in the preamble.

WFB Purchaser Group: The WFB Liquidity Banks and the WFB Purchaser Agent, together with their respective successors, assigns and participants.

WFB Purchaser Group Limit: With respect to any period, the corresponding amount for such period set forth below, which shall be comprised of the Committed Tranche and an amount not to exceed the Uncommitted Tranche:

Period	WFB Purchaser Group Limit (Committed Tranche)
Settlement Date in February until the date preceding the Settlement Date in March	$71,875,000
Settlement Date in March until the date preceding the Settlement Date in April	$71,875,000
Settlement Date in April until the date preceding the Settlement Date in May	$86,250,000
Settlement Date in May until the date preceding the Settlement Date in June	$86,250,000
Settlement Date in June until the date preceding the Settlement Date in July	$100,625,000

Settlement Date in July until the date preceding the Settlement Date in August	$115,000,000
Settlement Date in August until the date preceding the Settlement Date in September	$115,000,000
Settlement Date in September until the date preceding the Settlement Date in October	$100,625,000
Settlement Date in October until the date preceding the Settlement Date in November	$92,000,000
Settlement Date in November until the date preceding the Settlement Date in December	$86,250,000
Settlement Date in December until the date preceding the Settlement Date in January	$86,250,000
Settlement Date in January until the date preceding the Settlement Date in February	$71,875,000

; provided, however, that, each reference to a Settlement Date in the foregoing table shall be determined without reference to the proviso contained in the definition of “Settlement Date”.

Yield Period: With respect to any Asset Tranche funded by a Liquidity Funding,

(a) the period commencing on the date of the initial Purchase of the Asset Interest, the making of such Liquidity Funding, or the creation of such Asset Tranche pursuant to Section 2.1 (whichever is latest) and ending (x) other than in the case of an Asset Tranche funded by the WFB Purchaser Group or the PNC Purchaser Group, such number of days thereafter as the Purchaser Agent of the Liquidity Bank making such Liquidity Funding shall select and (y) in the case of an Asset Tranche funded by the WFB Purchaser Group or the PNC Purchaser Group, on the last day of the same calendar month thereof (or, during any period during which Weekly Reports are required to be delivered, on the last day of the same calendar week thereof); and

(b) thereafter, (x) other than in the case of an Asset Tranche funded by the WFB Purchaser Group or the PNC Purchaser Group, each period commencing on the last day of the immediately preceding Yield Period for the related Asset Tranche and ending such number of days thereafter as the Purchaser Agent of the Liquidity Bank making such Liquidity Funding shall select and (y) in the case of an Asset Tranche funded by the WFB Purchaser Group or the PNC Purchaser Group, a period of one month (or, during any period during which Weekly Reports are required to be delivered, a period of one week) commencing on the last day of the immediately preceding Yield Period for such Asset Tranche (which period shall correspond to a calendar month (or, during any period during which Weekly Reports are required to be delivered, a calendar week);

provided, however, that

(i) any such Yield Period (other than a Yield Period consisting of one day) which would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day (unless the related Asset Tranche shall be accruing Earned Discount at a rate determined by reference to MUFG LIBO Rate (Reserved), in which case if such succeeding Business Day is in a different calendar month, such Yield Period shall instead be shortened to the next preceding Business Day);

(ii) in the case of Yield Periods of one day for any Asset Tranche, (A) the initial Yield Period shall be the date such Yield Period commences as described in clause (a) above; and (B) any subsequently occurring Yield Period which is one day shall, if the immediately preceding Yield Period is more than one day, be the last day of such immediately preceding Yield Period, and if the immediately preceding Yield Period is one day, shall be the next day following such immediately preceding Yield Period; and

(iii) in the case of any Yield Period for any Asset Tranche which commences before the Termination Date and would otherwise end on a date occurring after such Termination Date, such Yield Period shall end on such Termination Date and the duration of each such Yield Period which commences on or after the Termination Date for such Asset Tranche shall be of such duration as shall be selected by the applicable Purchaser Agent.

Yield Reserve: On any date of determination, the product of (i) 1.5, (ii) the Base Rate and (iii) a fraction the numerator of which is the current month’s DSO and the denominator of which is 360.

(A) Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

(B) Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.